EXHIBIT 10.11

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K, BECAUSE IT IS BOTH NOT MATERIAL AND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. IN ADDITION, CERTAIN SCHEDULES AND EXHIBITS HAVE BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED

SECOND AMENDMENT
REVOLVING CREDIT AGREEMENT

This SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of June 25, 2025, is entered into by and among FORTRESS PRIVATE LENDING FUND, a Delaware statutory trust (the “Borrower”); FORTRESS PRIVATE LENDING FUND UST FEEDER LLC, a Delaware limited liability company (the “Guarantor” and, together with the Borrower, the “Credit Parties” and each, individually, a “Credit Party”); THE BANK OF NOVA SCOTIA as the Administrative Agent (“Administrative Agent”), Lead Arranger, Letter of Credit Issuer and a Lender (the “Initial Lender”), and EVERBANK, N.A., as a Lender (together with the Initial Lender, the “Lenders”).

A.          The Credit Parties, the Initial Lender and the Administrative Agent have entered into that certain Revolving Credit Agreement dated as of March 7, 2025 (as amended hereby and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

B.         The Credit Parties have requested that the Lenders agree to certain modifications to the Credit Agreement and the Lenders have agreed to the requested modifications on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.  Definitions.  All capitalized terms not otherwise defined herein are used as defined in the Credit Agreement.

SECTION 2.  Amendments to the Credit Agreement.  Effective as of the Effective Date (as defined below), certain sections of the Credit Agreement are hereby amended as set forth on Annex A to this Amendment and certain sections of the exhibits are hereby amended as set forth on Annex B to this Amendment.  Language being inserted into the applicable section of the Credit Agreement is evidenced by blue underlined text.  Language being deleted from the applicable section of the Credit Agreement is evidenced by ~~red strike-through~~ text.

SECTION 3.  Conditions Precedent.  Section 2 hereof shall become effective on the date (the “Effective Date”) upon which the Administrative Agent receives the following:

3.1.        Amendment.  This Amendment, duly executed and delivered by the Credit Parties and the Lenders;

3.2.        Fee Letter.  That certain Second Amended and Restated Fee Letter, dated as of the date hereof, duly executed and delivered by the parties thereto;

3.3.       Legal Opinion. A favorable written opinion of counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and its counsel; and

3.4.        Fees and Expenses.  Payment of all fees and other amounts due and payable on or prior to the date hereof, including pursuant to any Fee Letters, and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrower hereunder, including the fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP.

SECTION 4.  Miscellaneous.

4.1.       Amendment is a “Loan Document”.  This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.

4.2.       References to the Credit Agreement.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “this Credit Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

4.3.        Representations and Warranties.  Each Credit Party hereby represents and warrants that (a) this Amendment is the legal and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law); (b) no Event of Default or, to any Borrower’s knowledge, a Potential Default has occurred and is continuing as of the Effective Date; (c) the resolutions delivered by the Credit Parties on the Closing Date and certified by a Responsible Officer of the Credit Parties as correct and complete copies thereof remain in effect on the Effective Date and have not been revoked, amended, restated, supplemented or otherwise modified in any way since the date such resolutions were adopted; and (d) the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the Effective Date with the same force and effect as if made on and as of the Effective Date (except to the extent that any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty shall be true and correct in all material respects as of such earlier date).

4.4.        Reaffirmation of Obligations.  Each Credit Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents, and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Credit Party’s obligations under the Loan Documents.

2

4.5.       Reaffirmation of Security Interests.  Each Credit Party (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting; and (b) agrees that this Amendment and all documents executed in connection herewith shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.

4.6.     No Other Changes.  Except as specifically amended by this Amendment, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

4.7.       No Waiver.  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Agent or any Lender under the Credit Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

4.8.        Governing Law.  This Amendment, and any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

4.9.        Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns as provided in the Credit Agreement.

4.10.      Headings.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Amendment.

4.11.     Multiple Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW.

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BORROWER:

FORTRESS PRIVATE LENDING FUND, a Delaware statutory trust

By:	/s/ David Sims
Name: David Sims
Title: Authorized Person

Second Amendment
Scotia – Fortress BDC

GUARANTOR:

FORTRESS PRIVATE LENDING FUND UST FEEDER LLC, a Delaware limited liability company

By:	/s/ David Sims
Name: David Sims
Title: Authorized Person

Second Amendment
Scotia – Fortress BDC

ADMINISTRATIVE AGENT, LETTER OF CREDIT ISSUER AND LENDER:

THE BANK OF NOVA SCOTIA, as Administrative Agent, Letter of Credit Issuer and a Lender

By:	/s/ Aron Lau
Name: Aron Lau
Title: Director

By:	/s/ Erica He
Name: Erica He
Title: Director

Second Amendment
Scotia – Fortress BDC

LENDER:

EVERBANK, N.A., as a Lender

By:	/s/ Stacy Whalen
Name: Stacy Whalen
Title: Director, Fund Finance

Notice Information:

EverBank, N.A.
6801 Carnegie Blvd, Suite 300
Charlotte, North Carolina 28211
Attention: Storey Whalen
Email: storey.whalen@everbank.com

Second Amendment
Scotia – Fortress BDC

~~EXECUTION VERSION~~
ANNEX A TO ~~LENDER JOINDER & FIRST~~SECOND AMENDMENT

REVOLVING CREDIT AGREEMENT

FORTRESS PRIVATE LENDING FUND,
as Borrower,

and

FORTRESS PRIVATE LENDING FUND UST FEEDER LLC,
as Guarantor

THE BANK OF NOVA SCOTIA,
as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender

Dated as of March 7, 2025

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	1

1.1	Defined Terms.	1
1.2	Construction.	4~~2~~4
1.3	Accounting Terms.	4~~2~~5
1.4	UCC Terms.	4~~2~~5
1.5	References to Agreement and Laws.	4~~2~~5
1.6	Times of Day.	4~~3~~5
1.7	Letter of Credit Amounts.	4~~3~~5
1.8	[Reserved].	4~~3~~5
1.9	Rates.	4~~3~~5

SECTION 2.	REVOLVING CREDIT LOANS AND LETTERS OF CREDIT	4~~3~~6

2.1	The Commitment.	4~~3~~6
2.2	Revolving Credit Commitment.	4~~4~~7
2.3	Manner of Borrowing.	4~~4~~7
2.4	Minimum Loan Amounts.	4~~6~~9
2.5	Funding.	4~~6~~9
2.6	Interest.	~~47~~50
2.7	Determination of Rate.	~~48~~51
2.8	Letters of Credit.	~~48~~51
2.9	Qualified Borrowers.	5~~3~~6
2.10	Use of Proceeds, Letters of Credit and Qualified Borrower Guaranties.	5~~3~~6
2.11	Fees.	5~~4~~7
2.12	Unused Commitment Fee.	5~~4~~7
2.13	Letter of Credit Fees.	5~~4~~7
2.14	Increase in the Maximum Commitment.	5~~5~~8
2.15	Trade Allocations.	~~5~~60

SECTION 3.	PAYMENT OF OBLIGATIONS	~~59~~62

3.1	Revolving Credit Notes.	~~59~~62
3.2	Payment of Obligations.	~~59~~63
3.3	Payment of Interest.	~~59~~63
3.4	Payments on the Obligations.	6~~0~~3
3.5	Prepayments.	6~~1~~4
3.6	Reduction or Early Termination of Commitments.	6~~2~~6
3.7	Lending Office.	6~~3~~7
3.8	Joint and Several Liability.	6~~3~~7
3.9	Intercreditor Provisions.	68

SECTION 4.	CHANGE IN CIRCUMSTANCES	~~64~~72

4.1	Taxes.	~~64~~72

-i-

4.2	Illegality.	76~~8~~
4.3	Inability to Determine Rates.	~~69~~77
4.4	Increased Cost and Capital Adequacy.	7~~0~~7
4.5	Funding Losses.	7~~1~~9
4.6	Requests for Compensation.	7~~1~~9
4.7	Survival.	7~~2~~9
4.8	Mitigation Obligations; Replacement of Lenders.	~~72~~80
4.9	Cash Collateral.	~~73~~81
4.10	Benchmark Replacement Setting.	~~74~~82

SECTION 5.	SECURITY	~~75~~83

5.1	Liens.	~~75~~83
5.2	The Collateral Accounts; Capital Calls.	~~76~~84
5.3	Agreement to Deliver Additional Collateral Documents.	~~77~~85
5.4	Subordination.	~~77~~85

SECTION 6.	CONDITIONS PRECEDENT TO LENDING.	~~7~~86

6.1	Obligations of the Lenders.	~~7~~86
6.2	Conditions to all Loans and Letters of Credit.	8~~0~~8
6.3	Addition of Qualified Borrowers.	8~~1~~9
6.4	Addition of AIV Borrower and Parallel Fund Borrowers.	~~83~~91

SECTION 7.	REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES	~~85~~93

7.1	Organization and Good Standing.	~~85~~93
7.2	Authorization and Power.	~~85~~93
7.3	No Conflicts or Consents.	~~86~~93
7.4	Enforceable Obligations.	~~86~~94
7.5	Priority of Liens.	~~86~~94
7.6	[Reserved].	~~86~~94
7.7	Full Disclosure.	~~86~~94
7.8	No Default.	~~86~~94
7.9	No Litigation.	~~86~~94
7.10	Material Adverse Effect.	~~87~~95
7.11	Taxes.	~~87~~95
7.12	Principal Office; Jurisdiction of Formation.	~~87~~95
7.13	ERISA.	~~87~~95
7.14	Compliance with Law.	~~87~~95
7.15	[Reserved].	~~87~~95
7.16	Capital Commitments and Contributions.	~~87~~95
7.17	Fiscal Year.	~~88~~96
7.18	Investor Documents.	~~88~~96
7.19	Margin Stock.	~~88~~96
7.20	Business Development Company Status.	~~88~~96
7.21	No Defenses.	~~8~~96
7.22	No Withdrawals Without Approval.	~~8~~97

-ii-

7.23	Sanctions.	~~8~~97
7.24	Insider.	~~8~~97
7.25	Investors.	~~8~~97
7.26	Organizational Structure.	~~8~~97
7.27	No Brokers.	9~~0~~7
7.28	Financial Condition.	9~~0~~8
7.29	Beneficial Ownership Certification.	9~~0~~8
7.30	Investment Company Act.	9~~0~~8

SECTION 8.	AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES	9~~0~~8

8.1	Financial Statements, Reports and Notices.	9~~0~~8
8.2	Payment of Obligations.	~~94~~102
8.3	Maintenance of Existence and Rights.	~~94~~102
8.4	Operations and Properties.	~~94~~102
8.5	Books and Records; Access.	~~94~~102
8.6	Compliance with Law.	~~94~~102
8.7	Insurance.	~~95~~102
8.8	Authorizations and Approvals.	~~95~~103
8.9	Maintenance of Liens.	~~95~~103
8.10	Further Assurances.	~~95~~103
8.11	Maintenance of Independence.	~~95~~103
8.12	[Reserved].	~~95~~103
8.13	Taxes.	~~95~~103
8.14	Compliance with Constituent Documents.	~~96~~103
8.15	Investor Default.	~~96~~103
8.16	Collateral Account.	~~96~~104
8.17	[Reserved].	~~96~~104
8.18	Solvency.	~~96~~104
8.19	Returned Capital.	~~96~~104
8.20	[Reserved].	~~96~~104
8.21	Compliance with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.	~~96~~104
8.22	Liquidity Event.	~~97~~105

SECTION 9.	NEGATIVE COVENANTS	~~97~~105

9.1	Credit Party Information.	~~97~~105
9.2	Mergers, Etc.	~~97~~105
9.3	Limitation on Liens.	~~97~~105
9.4	Fiscal Year and Accounting Method.	~~97~~105
9.5	Transfer of Capital Commitments; Admission of Investors.	~~98~~105
9.6	Constituent Documents.	~~98~~106
9.7	[Reserved].	~~99~~107
9.8	Negative Pledge.	~~99~~107
9.9	Limitation on Investor Withdrawals.	~~99~~107
9.10	Alternative Investment Vehicles and Parallel Investment Vehicles; Transfers of Capital Commitments.	~~99~~107

-iii-

9.11	Limitation on Indebtedness.	10~~0~~7
9.12	Capital Commitments.	10~~0~~8
9.13	Capital Calls.	10~~0~~8
9.14	ERISA Compliance.	10~~0~~8
9.15	Dissolution.	10~~0~~8
9.16	[Reserved].	10~~0~~8
9.17	Limitations on Distributions.	10~~1~~8
9.18	Limitation on Withdrawals of Funds.	10~~1~~8
9.19	Fund Structure.	10~~1~~9
9.20	Limitations of Use of Loan Proceeds.	10~~1~~9
9.21	Capital Returns.	10~~1~~9
9.22	[Reserved].	10~~1~~9
9.23	Transactions with Affiliates.	10~~1~~9
9.24	Liquidity Event.	10~~1~~9
9.25	Collateral Accounts.	10~~1~~9
9.26	Deemed Capital Contributions.	10~~2~~9
9.27	Fair Market Value Test.	110~~2~~

SECTION 10.	EVENTS OF DEFAULT	110~~2~~

10.1	Events of Default.	110~~2~~
10.2	Remedies Upon Event of Default.	1~~05~~13
10.3	Lender Offset.	1~~07~~15
10.4	Performance by the Administrative Agent.	1~~08~~16
10.5	Good Faith Duty to Cooperate.	1~~08~~16

SECTION 11.	AGENCY PROVISIONS	1~~09~~16

11.1	Appointment and Authorization of Agents.	1~~09~~16
11.2	Delegation of Duties.	1~~09~~17
11.3	Exculpatory Provisions.	11~~0~~7
11.4	Reliance on Communications.	11~~0~~8
11.5	Notice of Default.	11~~1~~8
11.6	Non‑Reliance on Agents and Other Lenders.	11~~1~~9
11.7	Indemnification.	11~~1~~9
11.8	Agents in Their Individual Capacity.	~~1~~120
11.9	Successor Agents.	~~1~~120
11.10	Reliance by the Borrowers.	1~~14~~22
11.11	Administrative Agent May File Proofs of Claim.	1~~14~~22
11.12	Erroneous Payments.	1~~15~~23
11.13	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	1~~17~~25
11.14	Acknowledgment Regarding Any Supported QFCs.	1~~18~~25

SECTION 12.	MISCELLANEOUS	1~~18~~26

12.1	Amendments.	1~~18~~26
12.2	Sharing of Offsets.	12~~0~~8
12.3	Sharing of Collateral.	12~~1~~9

-iv-

12.4	Waiver.	1~~21~~30
12.5	Payment of Expenses; Indemnity.	1~~22~~30
12.6	Notice.	132~~4~~
12.7	Governing Law.	1~~25~~34
12.8	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury.	1~~25~~34
12.9	Invalid Provisions.	1~~26~~34
12.10	Entirety.	1~~26~~34
12.11	Successors and Assigns; Participations.	1~~26~~35
12.12	Defaulting Lenders.	13~~1~~9
12.13	All Powers Coupled with Interest.	1~~33~~42
12.14	Headings.	1~~3~~42
12.15	Survival.	1~~3~~42
12.16	Full Recourse.	1~~3~~42
12.17	Availability of Records; Confidentiality.	143~~4~~
12.18	Customer Identification Notice.	1~~35~~44
12.19	Multiple Counterparts.	1~~35~~44
12.20	Term of Agreement.	1~~36~~44
12.21	Inconsistencies with Other Documents.	1~~36~~44
12.22	Keepwell.	1~~36~~45

SECTION 13.	GUARANTY	1~~36~~45

13.1	Guaranty of Payment.	1~~36~~45
13.2	Obligations Unconditional.	1~~37~~45
13.3	Modifications.	1~~38~~47
13.4	Waiver of Rights.	1~~38~~47
13.5	Reinstatement.	1~~39~~48
13.6	Remedies.	1~~39~~48
13.7	Subrogation.	14~~0~~8
13.8	Inducement.	14~~0~~9
13.9	Combined Liability.	14~~0~~9
13.10	Borrower Information.	14~~0~~9
13.11	Instrument for the Payment of Money.	14~~0~~9

-v-

SCHEDULES

SCHEDULE I:	Credit Party Information
SCHEDULE II:	Lender Commitments and Maximum Trade Allocation
SCHEDULE III:	Credit Party Organizational Structure

EXHIBITS

EXHIBIT A:	Schedule of Investors/Form of Borrowing Base Certificate
EXHIBIT B:	Form of Note
EXHIBIT C‑1:	Form of Borrower Security Agreement
EXHIBIT C‑2:	Form of Guarantor Security Agreement
EXHIBIT D‑1:	Form of Borrower Pledge of Collateral Account
EXHIBIT D‑2:	Form of Guarantor Pledge of Collateral Account
EXHIBIT E:	Form of Request for Borrowing
EXHIBIT F:	Form of Request for Letter of Credit
EXHIBIT G:	Form of Rollover/Conversion Notice
EXHIBIT H:	Form of Lender Assignment and Assumption
EXHIBIT I:	Form of Qualified Borrower Promissory Note
EXHIBIT J:	Form of Qualified Borrower Guaranty
EXHIBIT K:	Form of Facility Increase Request
EXHIBIT L:	Form of Investor Consent
EXHIBIT M:	Form of Responsible Officer’s Certificate
EXHIBIT N:	Form of Compliance Certificate
EXHIBIT O:	Form of Lender Joinder Agreement
EXHIBIT P:	[Reserved]
EXHIBIT Q:	Form of Capital Return Certification
EXHIBIT R:	Form of Capital Return Notice
EXHIBIT S‑1:	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
EXHIBIT S‑2:	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
EXHIBIT S‑3:	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)
EXHIBIT S‑4:	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships)
EXHIBIT T:	Form of Allocation Memo
EXHIBIT U:	Form of Subscription Agreement

-vi-

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (as supplemented, modified, amended, or restated from time to time, the “Credit Agreement”) is dated as of March 7, 2025, by and among FORTRESS PRIVATE LENDING FUND, a Delaware statutory trust (the “Initial Borrower”, and collectively with any other Borrower becoming party hereto (including Qualified Borrowers), the “Borrowers”); FORTRESS PRIVATE LENDING FUND UST FEEDER LLC, a Delaware limited liability company (the “Initial Guarantor”, and collectively any other Guarantor becoming party hereto, the “Guarantors”); the banks and financial institutions from time to time party hereto as lenders (the “Lenders”); and THE BANK OF NOVA SCOTIA (“BNS”), as the Administrative Agent (as hereinafter defined) for the Secured Parties, the Lead Arranger, Letter of Credit Issuer and a Lender.

A.         The Initial Borrower and the Initial Guarantor have requested that the Lenders make loans and cause the issuance of letters of credit to provide working capital to the Initial Borrower and to any other Borrower becoming a party hereto for purposes permitted under the Constituent Documents (as defined below) of the Credit Parties (as defined below).

B.         The Lenders are willing to make loans and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1.            DEFINITIONS

1.1        Defined Terms.  For the purposes of the Loan Documents, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1 or in the Section or recital referred to:

“Account Bank” means (a) BNS or (b) any Eligible Institution that enters into a Control Agreement in accordance with Section 5.2(b).

“Adequately Capitalized” means compliance with the minimum capital standards for bank holding companies to be “adequately capitalized” for purposes of the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Administration Agreement” means that certain amended and restated administration agreement, dated as of February 10, 2025, by and between the Initial Borrower and Administrator.

“Administrative Agent” means BNS, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Administrator” means FPLF Management LLC, a Delaware limited liability company.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person that, at any time, directly or indirectly, controls or is controlled by, or is under common control with, such Person.  For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares, partnership interests, shareholder interests, membership interests or by contract or otherwise. For the avoidance of doubt, neither Mubadala nor any member of the Mubadala Group shall be deemed to be an “Affiliate” of Fortress Investment Group LLC or its Subsidiaries (collectively “FIG”) or any Credit Party hereunder provided such entity does not seat a majority of the board (or other similar governing entity) or otherwise have a majority voting interest (or other similar voting interest) in FIG or any Credit Party hereunder.

“Agency Services Address” means the address for the Administrative Agent set forth in Section 12.6, or such other address as may be identified by written notice from the Administrative Agent to the Borrowers and the Lenders from time to time.

“Agent‑Related Person” has the meaning provided in Section 11.3.

“Agents” means, collectively, the Administrative Agent, the Lead Arranger and any successors and assigns in such capacities.

“Aggregate Outstanding Trade Allocation” means as of any date of determination, the aggregate Trade Allocations outstanding on such date.

“AIV Borrower” means each Borrower identified as an “AIV Borrower” on Schedule I, together with any other Alternative Investment Vehicle which becomes a Borrower under this Credit Agreement pursuant to Section 6.4.

“Allocation Memo” means an allocation memo substantially in the form of Exhibit T hereto.

“Alternative Investment Vehicle” means an entity created by the Initial Borrower or one of its Affiliates as an alternative investment vehicle of the Initial Borrower for purposes of making Investments alongside of or in lieu of the Initial Borrower for regulatory, tax or similar reasons.

“Annual Valuation Period” means the “annual valuation period” as defined in 29 C.F.R. § 2510.3‑101(d)(5) as determined for each Borrower and Guarantor, as applicable.

“Anti‑Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti‑bribery or anti‑corruption laws, regulations or ordinances in any jurisdiction in which any Credit Party or any of its Subsidiaries or their respective employees, officers, directors, agents or Affiliates is located or doing business.

“Anti‑Money Laundering Laws” means Applicable Law in any jurisdiction in which any Credit Party or any of its Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means, at any time, (x) under the Tranche A Facility, (a) with respect to SOFR Loans, 235 basis points (2.35%) per annum; (b) with respect to Letter of Credit fees, 235 basis points (2.35%) per annum; and (c) with respect to Reference Rate Loans, 135 basis points (1.35%) per annum~~.~~, and (y) under the Tranche B Facility, as of the Second Amendment Closing Date, (a) with respect to SOFR Loans, 270 basis points (2.70%) per annum; and (b) with respect to Reference Rate Loans, 170 basis points (1.70%) per annum; provided that, after the Second Amendment Closing Date, the Applicable Margin with respect to the Tranche B Facility shall increase by 20 basis points (0.20%) per annum on each quarterly anniversary of the Second Amendment Closing Date.

 “Applicable Requirement” means each of the following requirements:

(a)          such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) shall be a Rated Investor, and such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) shall have a Rating of BBB/Baa2 or higher; and

(b)          if such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) is:

(i)          a Bank Holding Company, it shall have Adequately Capitalized status or better;

(ii)          an insurance company, it shall have a Best’s Financial Strength Rating of A‑ or higher;

(iii)        a Pension Plan Investor or Governmental Plan Investor, or the trustee or nominee of a Pension Plan Investor or a Governmental Plan Investor, such Pension Plan Investor or Governmental Plan Investor, as applicable, shall have a minimum Funding Ratio based on the Rating of its Sponsor or Responsible Party, as applicable, as follows:

Sponsor/Responsible Party Rating	Minimum Funding Ratio
A‑/A3 or higher	No minimum
BBB/Baa2 to BBB+/Baa1	90%; or

(iv)         an Endowment Fund Investor, it shall have at least $1,000,000,000 in unrestricted assets and its Sponsor (if applicable) shall either (x) be a party to the Subscription Agreement of such Endowment Fund Investor and jointly and severally liable for such Endowment Fund Investor’s Unfunded Capital Commitment or (y) guarantee the obligations of such Endowment Fund Investor to make its Unfunded Capital Commitment pursuant to an unconditional guarantee or other Credit Link Documents in form and substance satisfactory to the Administrative Agent in its sole discretion.

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating.  In the event that the Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two.  If any such Person has only one Rating from either S&P or Moody’s, then that Rating shall apply.  If the Rating of any Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) falls below the Rating required by this definition, then such Investor shall be deemed to have failed the Applicable Requirement.

“Assignee” has the meaning provided in Section 12.11(b).

“Assignment and Assumption” means the agreement contemplated by Section 12.11(b), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit H.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Availability Period” means the period commencing on the Closing Date and ending on the date that is one month prior to the Maturity Date.

“Available Commitment” means, ~~at any time of determination, the lesser of:  (a) the Maximum~~as applicable, (a) with respect to the Tranche A Facility, the Tranche A Available Commitment ~~then in effect~~; and (b) ~~the Borrowing Base~~with respect to the Tranche B Facility, the Tranche B Available Commitment.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement, as of such date and not including any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.10(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation, rule or requirement applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non‑bank subsidiary of such bank holding company.

“Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Benchmark” means, initially, the Term SOFR Reference Rate and/or Daily Simple SOFR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate and/or Daily Simple SOFR, as applicable, or with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.10(a).

 “Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(a)          in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)          in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

If such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) of this definition with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to such Benchmark:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenors of such Benchmark (or such component thereof);

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), that states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenors of such Benchmark (or such component thereof); or

(c)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

If such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under each other Loan Document in accordance with Section 4.10 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under each other Loan Document in accordance with Section 4.10.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as agreed to by the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Best’s Financial Strength Rating” means a “Best’s Financial Strength Rating” by A.M. Best Company.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“BIS” means the Bureau of Industry and Security of the United States Department of Commerce.

“BNS” has the meaning provided in the first paragraph hereof.

“Borrower” and “Borrowers” have the meanings provided in the first paragraph hereof.

“Borrower Collateral Account” means, for each Borrower that has Investors, the account listed on Schedule I with respect to such Person, which account shall be used for receipt of proceeds from Capital Calls.

“Borrower Collateral Account Pledge” means each pledge of a Borrower Collateral Account, in the form of Exhibit D‑1, made by a Borrower in favor of the Administrative Agent, pursuant to which such Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority, exclusive (subject to Permitted Liens) Lien in and to a Borrower Collateral Account, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Borrower Control Agreement” means each Control Agreement among a Borrower, the Administrative Agent and the Account Bank, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Borrower Party” has the meaning provided in Section 11.1(a).

“Borrower Security Agreement” means each Borrower Security Agreement, substantially in the form of Exhibit C‑1, made by a Borrower in favor of the Administrative Agent, pursuant to which such Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority (subject to Permitted Liens) Lien and security interest in, and pledge of, its interests in the Collateral, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Tranche A Loans or the Tranche B Loans, and “Borrowings” means the plural thereof.

“Borrowing Base” means, ~~at any time of determination, (a) seventy-five percent (75%) of the aggregate Unfunded Capital Commitments of the Included Investors minus (b) the Aggregate Outstanding Trade Allocation.  For the avoidance of doubt, the Unfunded Capital Commitments of an Excluded Investor shall be excluded from the~~as applicable, (a) with respect to the Tranche A Facility, the Tranche A Borrowing Base, and (b) with respect to the Tranche B Facility, the Tranche B Borrowing Base ~~at all times~~.

“Borrowing Base Certificate” means the certification and spreadsheet setting forth the calculation of the Available Commitment in the form of Exhibit A.

“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in New York City are closed.

“Bylaws” means the amended and restated bylaws of the Initial Borrower, dated as of February 10, 2025, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof and thereof.

“Capital Call” means a call upon any or all of the Investors for payment of all or any portion of the Capital Commitments pursuant to and in accordance with, as applicable, the Constituent Documents of the Borrowers and the Guarantors and the Subscription Agreements of the Investors.  “Capital Calls” means, where the context may require, all Capital Calls, collectively.

“Capital Commitment” means, with respect to any Investor, the capital commitment of such Investor to the Borrowers or the Guarantors in the amount set forth in such Investor’s Subscription Agreement, including, for the avoidance of doubt, “Capital Commitment”, as such term is defined in the applicable Subscription Agreement.  “Capital Commitments” means, where the context may require, all Capital Commitments, collectively.

“Capital Contribution” means the amount of cash actually contributed by an Investor to the Borrowers or the Guarantors with respect to its Capital Commitment as of the time such determination is made, less amounts refunded to such Investor in accordance with a Borrower’s or Guarantor’s applicable Constituent Documents or the applicable Subscription Agreement.  “Capital Contributions” means, where the context may require, all Capital Contributions, collectively.

“Capital Lease” means any lease of any property by any Person or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Return Certification” means the delivery of an updated Borrowing Base Certificate which includes, in the spreadsheet calculating the Available Commitment, an additional column depicting the Returned Capital distributed to each Investor, along with a certification by a Responsible Officer of the Borrowers in the form of Exhibit Q that such amounts have been returned to the Investors and are recallable as Capital Contributions pursuant to a Capital Call under the applicable Constituent Documents.

“Capital Return Notice” means the written notice delivered to an Investor by or on behalf of any Credit Party for the purpose of making a return of capital pursuant to the Borrower’s or Guarantor’s applicable Constituent Documents or the applicable Subscription Agreement, which notice shall be in the form of Exhibit R.  “Capital Return Notices” means, where the context may require, all Capital Return Notices, collectively.

“Cash Collateral Account” means each deposit account held at the Administrative Agent for the purposes of holding Cash Collateral that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuer.

“Cash Collateralize” means to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer or the Lenders, as collateral for the Letter of Credit Liability or obligations of the Lenders to fund participations in respect of the Letter of Credit Liability, cash or deposit account balances, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuer.  “Cash Collateral” and “Cash Collateralize” shall have meanings correlative to the foregoing and shall include the proceeds of such Cash Collateral.

“Cash Control Event” shall occur if, on any date of determination, (a) an Event of Default has occurred and is continuing; (b) a Potential Default under Sections 10.1(a), (h) or (i) hereof has occurred and is continuing (provided, that no Potential Default under Section 10.1(a) shall be deemed to have occurred for any payment failures occurring as a result of an administrative or operational error, if the Borrowers had sufficient funds at the time such payment was due, and such payment is made within the grace period set forth in Section 10.1(a)); or (c) a mandatory prepayment has been triggered pursuant to Section 3.5(b), irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 3.5(b).

“Change in Law” means the occurrence, after the Closing Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the Investment Advisor resigns, is removed or otherwise ceases to be the “Investment Advisor” under any applicable Operative Documents and/or related Management Agreement, or the Management Agreement shall cease to be in full force and effect unless, in each case, either, (a) a non-Affiliate successor “Investment Advisor” acceptable to 100% of the Lenders in their sole discretion is appointed or (b) an Affiliate of such Investment Advisor is appointed, in each case, within ten (10) Business Days and the Borrowers have promptly provided to the Administrative Agent documentation concerning such appointment reasonably satisfactory to the Administrative Agent.

“Charter” means, collectively, (i) the amended and restated declaration of trust of the Initial Borrower, dated as of February 10, 2025, and (ii) the certificate of trust filed with the State of Delaware on January 25, 2024, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof and thereof.

“Closing Date” means the date hereof; provided that all of the conditions precedent set forth in Section 6.1 shall be satisfied or waived by the Lenders in writing.

“Collateral” means all of the collateral security for the Obligations pledged or granted pursuant to the Collateral Documents.

“Collateral Account” means a Borrower Collateral Account or Guarantor Collateral Account, as applicable.  “Collateral Accounts” means, where the context requires, all Collateral Accounts, collectively.

“Collateral Account Pledges” means, collectively, the Borrower Collateral Account Pledge and the Guarantor Collateral Account Pledge.

“Collateral Documents” has the meaning provided in Section 5.1.

“Commitment” means ~~the obligation of each Lender to make Loans up to the amount set forth on~~ Schedule II ~~hereto (or on its respective Assignment and Assumption or Lender Joinder Agreement), as the same may be increased pursuant to~~ Section 2.14~~, or otherwise pursuant to the Loan Documents, or reduced from time to time by the Borrowers pursuant to~~ Section 3.6~~; “~~Commitments~~” means all such Commitments~~, collectively, the Tranche A Commitment and the Tranche B Commitment.

“Competitor” means, excluding any commercial or investment bank:  (a) any direct lending investment company primarily focused on investing in senior secured debt obligations or mezzanine debt obligations with portfolio companies, (b) any “business development company” as defined under the Investment Company Act, (c) any company or entity that manages, sponsors, originates, or provides advisory services concerning loans, promissory notes, or other debt-related portfolio assets, (d) any entity that primarily engages in investment management concerning the aforementioned assets, and (e) any other company, firm, or entity that directly competes with FIG  and its Subsidiaries in the aforementioned activities.

“Compliance Certificate” has the meaning provided in Section 8.1(b).

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning the Credit Parties or any Investor which is not available to the general public, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of the Credit Parties pursuant to this Credit Agreement orally or in writing to the Administrative Agent or any Lender or their respective attorneys, certified public accountants or agents, but shall not include any data or information that:  (a) was or became generally available to the public at or prior to such time; or (b) was or became available to the Administrative Agent or a Lender or to the Administrative Agent’s or Lender’s respective attorneys, certified public accountants or agents on a non‑confidential basis from the Credit Parties or any Investor or any other source at or prior to such time.

“Conforming Changes” means, with respect to the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “Reference Rate”, the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of Requests for Borrowing, Conversion Notices, Rollover Notices or prepayment notices, the applicability and length of lookback periods, the applicability of Section 4.5 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, (i) for the Initial Borrower, the Operative Documents and any Side Letters of the Initial Borrower; and (ii) for any other Credit Party, its Side Letters and constituent or organizational documents, including: (a) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture agreement, articles of association or other applicable agreement of formation, incorporation or registration, the certificate of limited partnership, certificate of registration of exempted limited partnership, and any agreement, statement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state, registrar of exempted limited partnerships, registrar of companies or other department in the state or jurisdiction of its formation, incorporation or registration in each case as supplemented, modified, amended, or restated from time to time; (b) in the case of any limited liability company, the articles or certificate of formation, limited liability company agreement and/or operating agreement for such Person; and (c) in the case of a corporation, exempted company or company, the certificate or articles of incorporation or association and the bylaws, or the memorandum and articles of association for such Person, in each such case as it may be supplemented, modified, amended, or restated from time to time.

“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to a Rollover of a Term SOFR Loan from one Interest Period to the next Interest Period.

“Control Agreements” means collectively each Borrower Control Agreement and the Guarantor Control Agreement.

“Controlled Group” means:  (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which the applicable Credit Party is a member.

“Conversion Notice” has the meaning provided in Section 2.3(f).

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.3(f) or Section 4 of one Type of Loan into another Type of Loan.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning provided in Section 11.14.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Facility” means the ~~credit and letter of credit facility provided to the Borrowers by the Lenders under the terms and conditions of this Credit Agreement and the other Loan Documents~~Tranche A Facility or the Tranche B Facility, as applicable.

“Credit Link Documents” means such financial information and documents as may be requested by the Administrative Agent in its reasonable discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Capital Contributions, which may include a written guaranty or such other acceptable instrument determined by the Administrative Agent in its reasonable discretion as to whether the applicable Investor satisfies the Applicable Requirement based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable.

“Credit Party” means any Borrower or Guarantor.  “Credit Parties” means the Borrowers and the Guarantors, collectively.

“Credit Provider” means a Person providing Credit Link Documents, in form and substance reasonably acceptable to the Administrative Agent in its sole discretion, of the obligations of an Included Investor to make Capital Contributions and comply with its Investor Consent, if applicable.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day, or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor.  If by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

“Daily Simple SOFR Loan” means any Loan that bears interest at a rate based on Daily Simple SOFR (other than pursuant to the Daily Simple SOFR component of the definition of “Reference Rate”).

 “Debt Limitations” means the limitations set forth in Section 9.11.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect (including the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada), and the Companies’ Creditor’s Arrangement Act (Canada)).

“Default Rate” means on any day the lesser of:  (a) the Reference Rate in effect on such day plus two percent (2%) plus the Applicable Margin and (b) the Maximum Rate.

“Default Rights” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 12.12(b) and Section 4.8, any Lender that (a) has failed to (i) fund all or any portion of the Loans or participations in the Letter of Credit Liability required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Letter of Credit Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified any Credit Party, the Administrative Agent or the Letter of Credit Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Credit Parties, to confirm in writing to the Administrative Agent and the Credit Parties that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Credit Parties), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.12(b) and Section 4.8(b)) upon delivery of written notice of such determination to the Credit Parties, the Letter of Credit Issuer and each other Lender.

“Distribution” has the meaning provided in Section 9.17.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.11(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.11(b)(iii)).

“Eligible Institution” means any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Applicable Law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short‑term unsecured debt rating of at least P‑1 from Moody’s and at least A‑1 from S&P.  If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“EMU Legislation” means the legislative measures of the European council for the introduction of, changeover to or operation of a single or unified European currency.

“Endowment Fund Investor” means an Investor that is a wholly owned, tax exempt, public charity subsidiary of a Sponsor, the assets of which Investor are not wholly disbursable for the Sponsor’s purposes on a current basis under the specific terms of all applicable gift instruments, formed for the sole purpose of accepting charitable donations on behalf of such Sponsor and investing the proceeds thereof.

 “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Investor” means an Investor that is:  (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; or (c) any entity or account whose assets include or are deemed to include the Plan Assets of one or more such employee benefit plans or plans pursuant to the Plan Asset Regulations.

“Erroneous Payment” has the meaning provided in Section 11.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning provided in Section 11.12(d).

“Erroneous Payment Return Deficiency” has the meaning provided in Section 11.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

 “Event of Default” has the meaning provided in Section 10.1.

“Excluded Investor” means any Investor that is not an Included Investor, including any Investor that is subject to an Exclusion Event that has not been cured in accordance with the provisions hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Tranche A Commitment or Tranche B Commitment, as applicable, pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Tranche A Commitment or Tranche B Commitment, as applicable (other than pursuant to an assignment request by the Borrowers under Section 4.8(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusion Event” means, with respect to any Included Investor (or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Included Investor) any of the following events shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)          such Investor shall:  (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, liquidator or other similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (vi) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(b)          an involuntary case or other proceeding shall be commenced against it, (i) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets, or an order for relief shall be entered in respect of such Person in a proceeding under the United States Bankruptcy Code and (ii) such involuntary case or other proceeding shall not be stayed or discharged within thirty (30) days;

(c)         with respect to any non‑rated Included Investor, any final judgment or decree which in the aggregate exceeds twenty percent (20%) of the net worth of such Investor (measured as of the date of its initial designation as an Included Investor, as applicable) shall be rendered against such Person, and (i) any such judgment or decree shall not be discharged, paid, bonded or vacated within thirty (30) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgment or decree and such judgment or decree shall not otherwise be covered by insurance in an amount that would cause any uninsured potential liability not to exceed twenty percent (20%) of the net worth of the Investor;

(d)          such Investor shall (i) repudiate, challenge, or declare unenforceable its obligation to make contributions pursuant to its Capital Commitment or a Capital Call or such obligation shall be or become unenforceable, (ii) otherwise disaffirm any material provision of its Subscription Agreement, the Investor Consent, the Constituent Documents of any Borrower or Guarantor, as applicable, or any Credit Link Document, or (iii) give any written notice of its intent to withdraw from the applicable Borrower or Guarantor or that it may not fund future contributions pursuant to a Capital Call or comply with the provisions of its Subscription Agreement, the Investor Consent, the Constituent Documents of any Borrower or Guarantor, as applicable, or any Credit Link Document;

(e)          such Investor shall fail to make a contribution of capital when initially due pursuant to a Capital Call, without regard to any applicable notice or cure period under the applicable Constituent Document or Subscription Agreement, and such delinquency is not cured within fifteen (15) Business Days;

(f)          [reserved];

(g)          any material representation, warranty, certification or statement made by such Investor under its Subscription Agreement (or related Side Letter), the Investor Consent (if any), the applicable Constituent Document, or Credit Link Document (if any) or in any certificate, financial statement or other document delivered pursuant to this Credit Agreement executed by such Person shall prove to be untrue, inaccurate or misleading in any material respect and shall not be cured within five (5) Business Days;

(h)         such Investor encumbers its Capital Commitment in any Borrower or Guarantor, as applicable; provided, however, that to the extent such Investor encumbers only a portion of such Investor’s Uncalled Capital Commitment, only such encumbered portion shall be excluded from the Borrowing Base;

(i)         a default shall occur in the performance by it of any of the covenants or agreements contained in its Subscription Agreement (or related Side Letter), the Investor Consent (if any), the applicable Constituent Document, or Credit Link Document (if any) (except as otherwise specifically addressed in this definition) and such default is not cured within five (5) Business Days;

(j)          in the case of each Investor that is an Included Investor described in clause (a)(i) of the first sentence of the definition of “Included Investor”, it shall fail to maintain the Applicable Requirement for such Investor required in the definition of “Applicable Requirement”;

(k)         the occurrence of any circumstance or event which, in the reasonable discretion of the Administrative Agent:  (y) could reasonably be expected to have a material and adverse impact on the ability of such Investor to make Capital Contributions; or (z) could reasonably be expected to materially impair, impede, or jeopardize the obligation and/or the ability of such Investor to make Capital Contributions to a Borrower or Guarantor, as applicable;

(l)           [reserved];

(m)        such Investor shall withdraw, retire or resign from any Borrower or Guarantor, as applicable;

(n)         such Investor shall Transfer its Unfunded Capital Commitments and be released from its obligation under the applicable Constituent Document or Subscription Agreement to make contributions pursuant to a Capital Call with respect to such transferred interest, provided that, if such Investor shall Transfer less than all of its Unfunded Capital Commitments, only the Transferred portion shall be excluded from the Borrowing Base;

(o)         any Credit Party suspends, cancels, reduces, excuses, terminates or abates the Capital Commitment or any amounts due with respect to a Capital Call for such Included Investor; provided, however, that to the extent such suspension, cancellation, reduction, excuse, termination or abatement relates solely to (i) a portion of such Investor’s Uncalled Capital Commitment, only such suspended, cancelled, reduced, excused, terminated or abated portion shall be excluded from the Borrowing Base or (ii) an Investment Exclusion Event, the resulting Exclusion Event shall apply only with respect to a Borrowing to the extent the proceeds are used to fund the Investment subject to the Investment Exclusion Event;

(p)          the Uncalled Capital Commitment of such Investor ceases to be Collateral subject to a first priority (subject to Permitted Liens) perfected Lien in favor of the Administrative Agent;

(q)          in connection with any Borrowing or the issuance of any Letter of Credit, any Credit Party has knowledge that such Investor will likely request to be excused from funding a Capital Call with respect to the Investment being acquired or otherwise funded with the proceeds of the related Borrowing or Letter of Credit; provided that (i) only the portion of such Investor’s Uncalled Capital Commitment which would otherwise be contributed to fund such Investment or repay the related Borrowing or Letter of Credit shall be excluded from the Borrowing Base and (ii) if such excuse would constitute an Investment Exclusion Event, the resulting Exclusion Event shall apply only with respect to a Borrowing to the extent the proceeds are used to fund the Investment subject to the Investment Exclusion Event;

(r)          such Investor becomes a Sanctioned Entity, or, to any Credit Party’s or Administrative Agent’s knowledge, such Investor’s funds to be used in connection with funding Capital Calls are derived from illegal activities;

(s)          if such Investor is an Endowment Fund Investor, a breach or written repudiation by its Sponsor of its keepwell agreement with such Investor;

(t)          to the knowledge of a Borrower, if such Investor is an ERISA Investor, any failure by its Sponsor to pay any contractual or statutory obligations or make any other payment required by ERISA or the Internal Revenue Code with respect to such ERISA Investor, if such failure would reasonably be expected to materially and adversely affect the ability of such ERISA Investor to fund capital contributions;

(u)          in the case of an Included Investor or such Investor’s Credit Provider, as applicable, which does not have publicly available financial information (and was required to provide certain financial information to the Administrative Agent at the time of its initial designation as an Included Investor), the Administrative Agent is unable (after giving the Borrowers ten (10) Business Days’ notice thereof) to obtain annual updated financial information for such Investor or such Investor’s Credit Provider, as applicable, within one-hundred twenty (120) days following the end of the applicable fiscal year of such Investor; or

(v)         such Investor enters into a new Side Letter or amends its existing Side Letter (including any amendment via a ‘most favored nations’ clause) in a manner that materially adversely affects the Collateral, or is materially adverse to any Secured Party as determined by the Administrative Agent in its sole discretion.

“Export Controls” means the Export Control Reform Act and the Export Administration Regulations implemented and enforced by BIS.

“Facility Increase” has the meaning provided in Section 2.14.

“Facility Increase Fee” means the fee payable with respect to any Facility Increase in accordance with Section 2.14, as set forth in the Fee Letter.

“Facility Increase Request” means the notice substantially in the form of Exhibit K pursuant to which the Borrowers request an increase of the Tranche A Commitment~~s~~ or the Tranche B Commitment in accordance with Section 2.14.

“Facility Obligations” means all present and future indebtedness, obligations, and liabilities of the Credit Parties to the Lenders and other Secured Parties (other than Specified Hedge Banks), and all renewals and extensions thereof (including Loans, Letters of Credit, or both), or any part thereof, arising pursuant to this Credit Agreement (including the indemnity provisions hereof) or represented by the Notes and each Qualified Borrower Guaranty, and all interest accruing thereon, and reasonable and documented attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations and liabilities of the Credit Parties to the Lenders and other Secured Parties (other than Specified Hedge Banks) evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof; provided that, (a) the term “Facility Obligations” shall exclude obligations, liabilities and Indebtedness in respect of all Lender Hedge Agreements and (b) “Facility Obligations” may refer to Facility Obligations (as herein defined) under the Tranche A Facility or the Tranche B Facility, as the context may require.

“Fair Market Value” means, with respect to Investments, the value of such Investment determined in accordance with GAAP, as set forth in the most recent quarterly or, if applicable, annual financial statements of the Borrowers and Guarantors.

“Fair Market Value Test” has the meaning provided in Section 9.27.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Fee Letter” means that certain Fee Letter or Fee Letters, among the Credit Parties, the Administrative Agent and certain Lenders, as each may be amended, supplemented or otherwise modified from time to time.

“Filings” means (a) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations, and (b) the substantial equivalent as reasonably determined to be necessary by the Administrative Agent in any other jurisdiction in which any Credit Party may be formed.

“Floor” means a rate of interest equal to zero (0%).

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Letter of Credit Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liability other than the Letter of Credit Liability as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funding Ratio” means:  (a) for a Governmental Plan Investor or other plan not covered by clause (b) below, the total net fair market value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for a Pension Plan Investor that is subject to Form 5500 – series reporting requirements, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring the plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such ERISA Investor with the United States Department of Labor.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

 “Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union or the European Central Bank).

“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.

“Guarantor” has the meaning provided in the first paragraph hereto.

“Guarantor Collateral Account” means, for each Guarantor that has Investors, the account listed on Schedule I with respect to such Person, which account shall be used for receipt of proceeds from Capital Calls.

“Guarantor Collateral Account Pledge” means each pledge of a Guarantor Collateral Account, substantially in the form of Exhibit D‑2, made by a Guarantor in favor of the Administrative Agent, pursuant to which such Guarantor has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority, exclusive (subject to Permitted Liens) security interest and Lien in and to the Guarantor Collateral Account, as the same may be amended, supplemented or modified from time to time.

“Guarantor Control Agreement” means each Control Agreement, among a Guarantor, the Administrative Agent and the Account Bank, as the same may be amended, supplemented or modified from time to time.

“Guarantor Security Agreement” means each Guarantor Security Agreement, substantially in the form of Exhibit C‑2, made by a Guarantor in favor of the Administrative Agent, pursuant to which such Guarantor has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority, exclusive (subject to Permitted Liens) security interest and Lien under New York law in and to its interests in the Collateral specified therein, as the same may be amended, supplemented or modified from time to time.

“Guaranty” has the meaning provided in Section 13.1.

“Guaranty Obligations” means, with respect to the Borrowers and their Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take‑or‑pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligations shall not include (x) endorsements for collection or deposit in the ordinary course of business, and (y) deposits or other obligations to secure the performance of bids or trade contracts (other than for borrowed money).

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, including, for the avoidance of doubt, after applying the amount of cash collateral or other eligible collateral provided by the applicable Credit Party in accordance with the terms of such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) payable by such Credit Party, and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) payable by such Credit Party for such Hedge Agreements, as determined based upon, unless otherwise specified in such Hedge Agreements, one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Included Investor” means an Investor (a) that either (i) meets the Applicable Requirement (or whose Credit Provider, Sponsor or Responsible Party, as applicable, meets the Applicable Requirement) and at the request of the Borrowers has been approved in writing as an Included Investor by the Administrative Agent, in its sole discretion, or (ii) does not meet the Applicable Requirement but at the request of the Borrowers has been approved in writing as an Included Investor by the Lenders, in their sole discretion, and (b) in respect of which there has been delivered to the Administrative Agent:

(i)           a true and correct copy of the Subscription Agreement executed and delivered by such Investor in the form of Exhibit U which shall be reasonably acceptable to the Administrative Agent, together with the applicable Credit Party’s countersignature, accepting such Subscription Agreement;

(ii)          any Constituent Documents of the applicable Credit Party executed and delivered by such Investor;

(iii)        a true and correct copy of any Side Letter executed by such Investor, which shall be acceptable to the Administrative Agent in its sole reasonable discretion;

(iv)         a true and correct copy of any Investor Consent executed by such Investor, which shall be acceptable to the Administrative Agent in its sole reasonable discretion;

(v)          if applicable, the Credit Link Documents of such Investor’s Sponsor, Credit Provider or Responsible Party, as applicable, executed and delivered by such Person;

(vi)        if such Investor’s Subscription Agreement, its Investor Consent (if any), or any Constituent Document of the applicable Credit Party executed by such Investor was signed by any Credit Party or any Affiliate of any Credit Party, as an attorney‑in‑fact on behalf of such Investor, the Administrative Agent shall have received evidence of such signatory’s authority documentation reasonably satisfactory to the Administrative Agent;

provided that (1) any Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be an Included Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as an Included Investor in the sole discretion of all Lenders; and (2) each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may be specified by the Administrative Agent at the time of the initial inclusion of such Investor as an Included Investor.  The Included Investors as of the Closing Date are those specified as being Included Investors on Exhibit A, as in effect on the Closing Date, and Included Investors approved by the Administrative Agent or Lenders, as applicable, subsequent to the Closing Date will be evidenced by an updated Exhibit A provided by the Administrative Agent to the Borrowers.

“Increase Effective Date” has the meaning provided in Section 2.14(a).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)         all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)         all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non‑competition, earn‑out or similar agreements), except trade payables arising in the ordinary course of business;

(c)       the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)         all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)        all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)        all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and any banker’s acceptances issued for the account of any such Person;

(g)         all obligations of any such Person to repurchase any securities which repurchase obligation is related to the issuance thereof;

(h)         all net obligations of such Person under any Hedge Agreements; and

(i)          all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non‑recourse to such Person and excludes any contingent obligations and liabilities which are not shown as indebtedness in the financial statements in accordance with GAAP of the Borrowers or their Subsidiaries, including but not limited to completion guaranties, as long as such obligation or liability is not being enforced.  The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 12.5(b).

“Indirect Fund” means an investment company that makes or maintains investments in reliance upon Sections 12(d)(1)(E), (F), (G) or (J) of the Investment Company Act.

“Initial Borrower” has the meaning provided in the first paragraph hereof.

“Initial Call Period” has the meaning provided in Section 10.2(b)(II).

“Initial Guarantor” has the meaning provided in the first paragraph hereof.

“Initial Payment Date” has the meaning provided in Section 10.2(b)(II).

“Interest Option” means Term SOFR, Daily Simple SOFR or the Reference Rate.

“Interest Payment Date” means (a) with respect to any Reference Rate Loan or any Daily Simple SOFR Loan, the first Business Day of each calendar month; (b) as to any Term SOFR Loan in respect of which the applicable Borrower has selected a one- or three-month Interest Period, the last day of such Interest Period therefor; and (c) as to any Term SOFR Loan in respect of which the applicable Borrower has selected a six-month Interest Period, the Business Day immediately preceding the last day of each third-month during such six-month Interest Period; and (d) the Maturity Date.

“Interest Period” means (a) with respect to any Term SOFR Loan, the period commencing on (and including) the date of the initial funding of, Rollover of, or Conversion to such Loan and ending on (but excluding) the last date of each one-, three- or six-month period thereafter, and (b) with respect to any Reference Rate Loan or Daily Simple SOFR Loan, (i) initially, the period commencing on (and including) the date of the initial funding of or Conversion to such Loan and ending on (but excluding) the Interest Payment Date and (ii) thereafter, each period commencing on (and including) an Interest Payment Date and ending on (but excluding) the next following Interest Payment Date; provided that:

(i)          any Interest Period with respect to any Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day; provided further that if such Interest Period would otherwise end on a day that is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;

(ii)         if such Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)        in the case of any Interest Period for any Loan that commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) such Maturity Date and the duration of each Interest Period that commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion;

(iv)         [reserved]; and

(v)         no tenor that has been removed from this definition pursuant to Section 4.10(d) shall be available for specification in any Request for Borrowing, Conversion Notice or Rollover Notice.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Investment” means “Investment” as that term is defined in the Constituent Documents of the Borrowers and the Guarantors.

“Investment Advisor” means (a) with respect to the Initial Borrower, FPLF Management LLC, a Delaware limited liability company, and (b) with respect to each Borrower and each Guarantor joining the Credit Facility after the Closing Date, the Person or Persons, if any, appointed, employed or contracted with by such Borrower or Guarantor, as applicable, and responsible for directing or performing the day-to-day business affairs of such Borrower or Guarantor, as applicable, as set forth in its joinder documentation, in each case under clause (a) and clause (b), including any successor thereto permitted under this Credit Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Exclusion Event” means the exclusion or excuse of any Investor from participating in a particular Investment pursuant to the terms of the applicable Subscription Agreement or its Side Letter, where the Investor is entitled to such exclusion or excuse under the applicable Constituent Documents, Subscription Agreement or its Side Letter as a matter of right (i.e., not in the applicable Borrower’s or Investment Advisor’s discretion), including where a Limited Exclusion Right (as defined in the applicable Subscription Agreement) or similar right in a side letter applies.

“Investor” means any Person that is admitted to any Borrower or Guarantor as a limited partner, shareholder, general partner or other equity holder in accordance with the applicable Constituent Document of such Borrower or Guarantor, respectively, including, for the avoidance of doubt, each Guarantor in its capacity as a limited partner or equity holder of the Borrowers.

“Investor Consent” means a letter in the form of Exhibit L (or as otherwise agreed to in writing by the Administrative Agent in its sole discretion), duly executed by an Investor and delivered to the Administrative Agent.

“Investor Information” has the meaning provided in Section 12.17.

“IRS” means the United States Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Keepwell Provider” means, with respect to any Swap Obligation, a Borrower that is an “eligible contract participant” as defined in section 1a(18) of the Commodity Exchange Act and related regulations of the Commodities Futures Trading Commission by virtue of having total assets exceeding $10,000,000 and/or satisfying any other criteria relevant to such status under said section 1a(18) (and related regulations).

“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know‑your‑customer” and other anti‑terrorism, anti‑money laundering and similar rules and regulations and related policies and who would not result in any Lender being non‑compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender, including, without limitation, any information required to be obtained by any Lender pursuant to the Beneficial Ownership Regulation.

“Lead Arranger” has the meaning provided in the first paragraph hereof.

“Lender” means (a) ~~BNS, in its capacity as lender, and (b)~~with respect to the Tranche A Facility, each Tranche A Lender and (b) with respect to the Tranche B Facility, each Tranche B Lender; provided that “Lenders” shall include each other lender that becomes party to this Credit Agreement in accordance with the terms hereof; and collectively, the “Lenders”.

“Lender Hedge Agreement” means each Hedge Agreement entered into in connection with this Credit Agreement by and between a Borrower or a Guarantor and a Lender or an Affiliate of a Lender, in each case, and agreed in writing by the parties thereto that such Hedge Agreement is a “Lender Hedge Agreement”, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Lender Joinder Agreement” means an agreement substantially in the form of Exhibit O, pursuant to which a new Lender joins the Credit Facility as contemplated by Section 12.11(g).

“Lender Party” has the meaning provided in Section 11.1(a).

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an Affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire delivered to the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued by the Letter of Credit Issuer pursuant to Section 2.8 either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Application” means an application, in the form specified by the Letter of Credit Issuer from time to time, requesting the Letter of Credit Issuer issue a Letter of Credit.

“Letter of Credit Issuer” means BNS or any Affiliate thereof.

“Letter of Credit Liability” means, at any time of determination, the aggregate amount of the undrawn stated amount of all outstanding Letters of Credit plus the amount drawn under Letters of Credit for which the Letter of Credit Issuer and the Lenders, or any one or more of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise) as required pursuant to Section 2.8.

“Letter of Credit Sublimit” means, at any time, an amount equal to zero percent (0%) of the Tranche A Maximum Commitment at such time.  The Letter of Credit Sublimit is a part of, and not in addition to, the Tranche A Maximum Commitment.

“Lien” means any lien, mortgage, security interest, security assignment, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Liquidity Event” shall mean a Liquidity Event (as such term is defined in Private Placement Memorandum of the Initial Borrower or any other applicable Constituent Document); provided that any share repurchases effected pursuant to a share repurchase program (as such term is used and/or described in the Constituent Documents of any Borrower or Guarantor) (each a “Share Repurchase Program”) shall not be a Liquidity Event.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re‑issuances and refundings thereof), each of the Collateral Documents, each Assignment and Assumption, each Lender Joinder Agreement, each Letter of Credit Application, each Letter of Credit, all Credit Link Documents, each Qualified Borrower Guaranty, each Fee Letter, each Investor Consent and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification; provided that the Loan Documents shall not include any Lender Hedge Agreement.

“Loans” means the groups of SOFR Loans and Reference Rate Loans made by the Lenders to the Borrowers pursuant to the terms and conditions of this Credit Agreement, plus all payments under a Letter of Credit made to the beneficiary named thereunder; provided that, for the avoidance of doubt, such payments shall not also be included in the calculation of Letter of Credit Liability (and certain other related amounts specified in Section 2.9 shall be treated as Loans pursuant to Section 2.9).

“Management Agreement” means that certain amended and restated investment advisory agreement, dated as of February 10, 2025, between the Initial Borrower, the other parties thereto and the Investment Advisor.

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on:  (a) the assets, operations, properties, liabilities (actual or contingent), financial condition, or business of the Borrowers and the Guarantors, taken as a whole; (b) the ability of any Borrower or its Guarantor, taken as a whole, to perform their obligations under this Credit Agreement and the other Loan Documents; (c) the validity or enforceability of this Credit Agreement, any of the other Loan Documents, or the rights and remedies of the Secured Parties hereunder or thereunder, in each case, taken as a whole; (d) the obligation or the ability of any Credit Party to fulfill its obligations under its Constituent Documents; or (e) the ability of the Investors (or applicable Sponsors, Responsible Parties or Credit Providers) to perform their obligations under the Constituent Documents of the Borrowers and the Guarantors, the Subscription Agreements, the Side Letters, the Investor Consents, or the Credit Link Documents, as applicable.

“Material Amendment” has the meaning provided in Section 9.6.

“Material Market Event” means any nationally and/or globally recognized occurrence in the financial markets that could materially impact the performance, valuation, or risk profile of a Credit Party or its Investments.

“Maturity Date” means the earliest of:  (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Facility Obligations due and payable after the occurrence of an Event of Default; (c) thirty (30) days prior to the termination of the Constituent Documents of the Borrowers or the Guarantors; (d) thirty (30) days prior to the date on which the Borrowers’ or the Guarantors’ ability to call Capital Commitments for the purpose of repaying the Obligations is terminated; and (e) the date upon which the Borrowers terminate the Commitments pursuant to Section 3.6 or otherwise.

“Maximum Aggregate Trade Allocation” means $0, as the same may be increased with the written consent of the Borrowers and all Lenders.

“Maximum Commitment” means ~~$470,000,000, as such amount may be (a) decreased by Borrowers pursuant to~~ Section 3.6 ~~or (b) increased from time to time by the Borrowers pursuant to~~ Section 2.14~~.~~, collectively, at any time the same is to be determined, the Tranche A Maximum Commitment and the Tranche B Maximum Commitment.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.

“Maximum Trade Allocation” means, for each Lender, the amount set forth on Schedule II to this Credit Agreement or on its respective Assignment and Assumption or Lender Joinder Agreement.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to, (a) in the case of a Defaulting Lender, 103% of the Fronting Exposure of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time, and (b) with respect to other obligations of the Borrowers to Cash Collateralize Letters of Credit hereunder, 103% of the entire Letter of Credit Liability as of such time required to be Cash Collateralized.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mubadala” means Mubadala Investment Company PJSC, Mubadala Capital LLC and applicable employees thereof, each in their capacities as controllers of entities holding direct or indirect beneficial ownership interests in Fortress Investment Group LLC.

“Mubadala Group” means any Person controlling, controlled by or under common control with Mubadala that is not also controlled by Fortress Investment Group LLC (for this purpose, the term “control” is used as defined within the definition of “Affiliate” and the terms “controlling” and “controlled” have corollary meanings).

“Non‑Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.1 and (b) has been approved by the Required Lenders.

“Non‑Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes provided for in Section 3.1, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified, and the Qualified Borrower Promissory Notes; and “Note” means any one of the Notes.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Credit Parties to the Lenders and other Secured Parties, and all renewals and extensions thereof (including, without limitation, Loans, Letters of Credit, obligations under all Lender Hedge Agreements (other than any obligations under a Lender Hedge Agreement that are secured by cash or other security that does not constitute Collateral), or all of the foregoing), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes, any Lender Hedge Agreement and each Qualified Borrower Guaranty, and all interest accruing thereon, and reasonable attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations and liabilities of the Credit Parties to the Lenders and other Secured Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof; provided that “Obligations” may refer to Obligations (as herein defined) under the Tranche A Facility or the Tranche B Facility, as the context may require.

“Operating Company” means an “operating company” within the meaning of 29 C.F.R. § 2510.3‑101(c) of the Plan Asset Regulations.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Operative Documents” means, (a) with respect to the Initial Borrower, its Private Placement Memorandum, Charter and Bylaws, the Management Agreement, the Administration Agreement, and its Subscription Agreements, as amended or otherwise modified from time to time and (b) with respect to the Initial Guarantor, its Constituent Documents.

“Other Claims” has the meaning provided in Section 5.4.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or grant of a participation (other than an assignment made pursuant to Section 4.8(b)).

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parallel Fund Borrower” means each Borrower identified as a “Parallel Fund Borrower” on Schedule I, together with any other Parallel Investment Vehicle which becomes a Borrower under this Credit Agreement pursuant to Section 6.4.

“Parallel Investment Vehicle” means a parallel and or feeder partnership, real estate tax investment trust, group trust or other investment vehicle formed for the purpose of making Investments alongside of or in lieu of the Initial Borrower or the Guarantors for regulatory, tax or similar reasons.

“Participant” has the meaning provided in Section 12.11(d).

“Participant Register” has the meaning specified in Section 12.11(e).

“Payment Recipient” has the meaning provided in Section 11.12(a).

“Pending Capital Call” means any Capital Call that has been made upon the Investors and that has not yet been funded by the applicable Investor.

“Pension Plan Investor” means an ERISA Investor that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Periodic Term SOFR Determination Day” has the meaning provided in the definition of “Term SOFR”.

 “Permitted Liens” means (a) Liens for claims with respect to Taxes, assessments or charges of any Governmental Authority, which, if subject to contest with a Governmental Authority, are being contested in good faith by appropriate proceeding for which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP, (b) set-off rights and any Lien arising by operation of law, including without limitations, bankers liens in favor of the depository bank with respect to the Collateral Accounts or other similar Liens on the Collateral Accounts and items held in, deposited in or credited to such account, and (c) non-consensual Liens arising from judgments, orders or decrees in circumstances not constituting an Event of Default under Section 10.1(j) and that are not yet delinquent or being contested in good faith by appropriate proceedings, as long as such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

“Permitted Tax Distribution” means, for any taxable period for which the Initial Borrower is a disregarded entity, partnership or other pass-through entity for U.S. federal or applicable foreign, state or local income tax purposes, distributions to the Initial Borrower’s direct or indirect equityholders to fund the income tax liability of such equityholders for such taxable period attributable to the operations and activities of the Initial Borrower and its direct and indirect Subsidiaries, in an aggregate amount not to exceed the product of (I) the highest combined marginal federal, state and local tax rate applicable to an individual resident of New York, New York, and (II) the cumulative excess of taxable income (including gross income or gain) over allowable losses and deductions (including depreciation and amortization deductions) of the individual equityholders of the Initial Borrower for such taxable period that is attributable to the Initial Borrower and its Subsidiaries that are treated as partnerships or disregarded entities for U.S. federal income tax purposes.  Permitted Tax Distributions shall be calculated by the Investment Advisor using such assumptions that the Investment Advisor determines in good faith to be appropriate in the determination of the amounts subject to tax and the calculation of such taxes.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, company, limited liability company, exempted company, limited liability partnership, limited partnership, exempted limited partnership, nonprofit corporation, partnership, group, sector, sovereign government or agency, instrumentality, or political subdivision thereof, territory, or any similar entity or organization.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single‑employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Plan Asset Regulations” means 29 C.F.R. § 2510.3‑101, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Potential Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Obligations” means the sum of (a) the aggregate outstanding principal amount of the Loans plus (b) in the case of the Tranche A Facility, the aggregate Letter of Credit Liability.

“Private Placement Memorandum” means that certain Confidential Private Placement Memorandum of the Initial Borrower dated February 2025, as amended, supplemented or otherwise modified from time to time.

“Pro Rata Share” means, with respect to each Tranche A Lender or Tranche B Lender, the percentage obtained from the fraction:  (a) (i) the numerator of which is the Tranche A Commitment or Tranche B Commitment (or the sum of both, if applicable) of such Lender, as applicable; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments of all Lenders have been terminated:  (i) the numerator of which is the sum of the Principal Obligations with respect to the Tranche A Commitment or the Tranche B Commitment (or the sum of both, if applicable) (or, if no Principal Obligations are outstanding, the Facility Obligations) owed to such Lender; and (ii) the denominator of which is the aggregate Principal Obligations (or if no Principal Obligations are outstanding, the Facility Obligations) owed to all of the Lenders.

“Pro Rata Tranche A Share” means, with respect to each Tranche A Lender, the percentage obtained from the fraction: (a) (i) the numerator of which is the Tranche A Commitment of such Lender; and (ii) the denominator of which is the aggregate Tranche A Commitments of all Tranche A Lenders; or (b) in the event the Tranche A Commitments have been terminated: (i) the numerator of which is the sum of the Principal Obligations with respect to the Tranche A Commitment (or, if no Principal Obligations are outstanding, the Facility Obligations) owed to such Lender; and (ii) the denominator of which is the aggregate Principal Obligations (or if no Principal Obligations are outstanding, the Facility Obligations) owed to all of the Tranche A Lenders.

“Pro Rata Tranche B Share” means, with respect to each Tranche B Lender, the percentage obtained from the fraction: (a) (i) the numerator of which is the Tranche B Commitment of such Lender; and (ii) the denominator of which is the aggregate Tranche B Commitments of all Tranche B Lenders; or (b) in the event the Tranche B Commitments have been terminated: (i) the numerator of which is the sum of the Principal Obligations with respect to the Tranche B Commitment (or, if no Principal Obligations are outstanding, the Facility Obligations) owed to such Lender; and (ii) the denominator of which is the aggregate Principal Obligations (or if no Principal Obligations are outstanding, the Facility Obligations) owed to all of the Tranche B Lenders.

“Proceedings” has the meaning provided in Section 7.9.

“Proposed Amendment” has the meaning provided in Section 9.6.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning provided in Section 11.14.

“Qualified Borrower” has the meaning provided in Section 6.3(a).

“Qualified Borrower Guaranty” and “Qualified Borrower Guaranties” have the meanings provided in Section 6.3(b).

“Qualified Borrower Promissory Note” has the meaning provided in Section 6.3(c).

“Rated Investor” means any Investor that has a Rating (or that has a Credit Provider, Sponsor or Responsible Party that has a Rating).  In the event the Investor, its Credit Provider, Sponsor or Responsible Party has more than one Rating, then the lowest of such Ratings shall be the applicable Rating.

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof), such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution) from S&P or Moody’s.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Letter of Credit Issuer, as applicable.

“Reference Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Rate, plus 100 basis points (1.00%), (b) the Prime Rate, and (c) Daily Simple SOFR in effect on such day, plus 100 basis points (1.00%), so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Reference Rate as determined above would be less than the Floor, then such rate shall be deemed to be the Floor.  Any change in the Reference Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Reference Rate Conversion Date” has the meaning provided in Section 2.3(f).

“Reference Rate Loan” means a Loan denominated in Dollars made hereunder with respect to which the interest rate is calculated by reference to the Reference Rate.

“Register” has the meaning provided in Section 12.11(c).

“Regulation D,” “Regulation T,” “Regulation U,” and “Regulation X” means Regulation D, T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Letter of Credit Issuer pursuant to Section 2.8 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning provided in Section 11.9(a)(ii).

“Request for Borrowing” has the meaning provided in Section 2.3(a).

“Request for Letter of Credit” has the meaning provided in Section 2.8(b).

“Requesting Hedge Bank” means a Specified Hedge Bank requesting that a Lender Hedge Agreement be allocated a Trade Allocation.

 “Required Lenders” means (a) ~~BNS (as a Lender hereunder) and its successors and assigns and (b)~~ the Lenders representing an aggregate of at least 51% of the aggregate Commitments of the Lenders then in effect; provided that, for the purposes of determining the Required Lenders, (i) if at any time there is more than one non-Defaulting Lender (counting affiliated Lenders as a single Lender), at least two unaffiliated non-Defaulting Lenders shall be required to constitute “Required Lenders” and (ii) the Tranche A Commitment or the Tranche B Commitment, as applicable, of any Defaulting Lender shall be disregarded for purposes of determining whether the consent of the Required Lenders has been obtained and such Lender shall not constitute a Required Lender hereunder.

“Required Payment Time” means, (a) promptly on demand, and in any event within three (3) Business Days, to the extent such funds are available in the Collateral Accounts or any other account maintained by the Borrowers or the Guarantors; and (b) otherwise, to the extent that it is necessary for the Credit Parties to issue a Capital Call to fund such required payment, within twenty (20) calendar days after the Administrative Agent’s demand (but, in any event, the Credit Parties shall issue such Capital Call and shall make such payment promptly after the related Capital Contributions are received).

“Required Tranche A Lenders” means (a) the Lenders representing an aggregate of at least 51% of the aggregate Tranche A Commitments of the Tranche A Lenders then in effect; provided that, for the purposes of determining the Required Tranche A Lenders, (i) if at any time there is more than one non-Defaulting Lender (counting affiliated Lenders as a single Lender), at least two unaffiliated non-Defaulting Lenders shall be required to constitute “Required Lenders” and (ii) the Tranche A Commitment of any Defaulting Lender shall be disregarded for purposes of determining whether the consent of the Tranche A Required Lenders has been obtained and such Lender shall not constitute a Required Lender hereunder.

“Required Tranche B Lenders” means (a) the Lenders representing an aggregate of at least 51% of the aggregate Tranche B Commitments of the Tranche B Lenders then in effect; provided that, for the purposes of determining the Required Tranche B Lenders, (i) if at any time there is more than one non-Defaulting Lender (counting affiliated Lenders as a single Lender), at least two unaffiliated non-Defaulting Lenders shall be required to constitute “Required Lenders” and (ii) the Tranche B Commitment of any Defaulting Lender shall be disregarded for purposes of determining whether the consent of the Tranche B Required Lenders has been obtained and such Lender shall not constitute a Required Lender hereunder.

“Resignation Effective Date” has the meaning provided in Section 11.9(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means:  (a) in the case of a corporation or statutory trust, its president or any vice president or any other officer or the equivalent thereof (including a secretary, assistant secretary or duly authorized persons); (b) in the case of a limited partnership or an exempted limited partnership, an officer of its general partner or an officer of an entity that has authority to act on behalf of such general partner, acting on behalf of the general partner in its capacity as general partner of such limited partnership or exempted limited partnership; (c) in the case of a limited liability company, an officer of such limited liability company or, if there is no officer, a manager, director or managing member, or the individual acting on behalf of such manager or managing member, in its capacity as manager or managing member of such limited liability company; and (d) in the case of an exempted company, a director or other duly authorized officer of such exempted company, or in each case such other authorized officer or signatory who has the power to bind such corporation, limited partnership, exempted limited partnership, limited liability company, exempted company or any other Person who has provided documentation evidencing such authority.  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary trust, corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Responsible Party” means, for any Governmental Plan Investor:  (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Returned Capital” means, for any Investor, at any time, any amounts distributed to such Investor that are subject to recall as a Capital Contribution pursuant to the applicable Constituent Document or Subscription Agreement of the applicable Borrower or Guarantor.  Any amount of Returned Capital distributed to an Investor shall appear on a Capital Return Notice, duly completed and executed by a Credit Party, in the form of Exhibit R.

“Rollover” means the renewal of all or any part of any Term SOFR Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3(e).

“Rollover Notice” has the meaning provided in Section 2.3(e).

“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; (e) Canada; or (f) any other governmental authorities with jurisdiction over any Credit Party or its Subsidiaries or their respective employees, officers, directors, agents or Affiliates .

“Sanctioned Entity” means any target of Sanctions, including: (a) Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (c) Persons that are a target of or subject to Sanctions due to their ownership or control by any Sanctioned Entity, or (d) otherwise a target of or subject to Sanctions, including vessels and aircraft that are blocked under any Sanctions program.

“Second Amendment Closing Date” means June 25, 2025.

“Secured Parties” means the Administrative Agent, the Lenders, the Letter of Credit Issuer, the Specified Hedge Banks and each Indemnitee.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreements” means, collectively, each Borrower Security Agreement and each Guarantor Security Agreement.

“Side Letter” means any side letter executed by an Investor with any Credit Party or the Investment Advisor with respect to such Investor’s rights and/or obligations under its Subscription Agreement, Investor Consent or other Constituent Documents of the applicable Borrower or Guarantor, as applicable.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Conversion Date” has the meaning provided in Section 2.3(f).

“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Loan” means a Daily Simple SOFR Loan or a Term SOFR Loan, as the context may require.

“SOFR Rate” means,

(a)         for any calculation with respect to a SOFR Loan, at the option of the Borrowers, either:

(i)           Daily Simple SOFR (which shall be determined on each Business Day in accordance with the definition thereof), or

(ii)          Term SOFR; and

(b)         for any calculation with respect to a Reference Rate Loan, Daily Simple SOFR.

“Solvent” means, with respect to any Credit Party, as of any date of determination, that as of such date:

(a)         the fair value of the assets of such Credit Party and, with respect to the Borrowers, the aggregate Unfunded Capital Commitments, are greater than the total amount of liabilities, including contingent liabilities, of such Credit Party;

(b)        the fair value of the assets of such Credit Party and, with respect to the Borrowers, the aggregate Unfunded Capital Commitments, are not less than the amount that will be required to pay the probable liability of the Credit Parties on their debts as they become absolute and matured;

(c)         such Credit Party does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities become absolute and matured; and

(d)         such Credit Party is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which its assets and, with respect to the Borrowers, the aggregate Unfunded Capital Commitments, would constitute unreasonably small capital.

For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability and are determined as contingent liabilities in accordance with applicable federal and state laws governing determinations of insolvency.

“Specified Hedge Bank” means, with respect to any Lender Hedge Agreement, a Person that is a Lender in its capacity as a party to such Lender Hedge Agreement.

“Sponsor” means, (a) for any ERISA Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan, and in the case of an ERISA Investor that is an individual retirement account or individual retirement annuity, the owner of such account or annuity for whose benefit the account or annuity has been established, and (b) for any Endowment Fund Investor, the state chartered, “not‑for‑profit” university or college that has established such fund for its exclusive use and benefit.  As used herein, the term “not‑for‑profit” means an entity formed not for pecuniary profit or financial gain and for which no part of its assets, income or profit is distributable to, or inures to the benefit of, its members, directors or officers.

“Stated Maturity Date” means March 6, 2026.

“Subscription Agreement” means a Subscription Agreement and any related supplement thereto executed by an Investor in connection with the subscription for a partnership interest, other equity interest or shares (as applicable) in any Borrower or Guarantor, as applicable, as amended, restated, supplemented or otherwise modified from time to time.  “Subscription Agreements” means, where the context may require, all Subscription Agreements, collectively.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is, at any time, otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.

“Supported Counterparty” means, at any time, a Borrower that, at such time, is not an “eligible contract participant” as defined in section 1a(18) of the Commodity Exchange Act and related regulations of the Commodities Futures Trading Commission, except by virtue of the support of the Keepwell Providers under Section 12.22.

“Supported QFC” has the meaning provided in Section 11.14.

“Swap Obligation” means, with respect to any Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off‑balance sheet loan or similar off‑balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges, in each case in the nature of a tax, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator.  If as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. If Term SOFR determined as set forth above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means any Loan that bears interest at a rate based on Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means the lesser of (i) $50,000,000, or (ii) five percent (5%) of aggregate Capital Commitments.

“Trade Allocation” means, for any Lender Hedge Agreement, as of any date of determination, the amount of the Borrowing Base allocated to such Specified Hedge Bank for the Hedge Termination Value under such Lender Hedge Agreement as documented substantially in the form of Exhibit T.

“Tranche A Available Commitment” means, at any time of determination, the lesser of:  (a) the Tranche A Maximum Commitment then in effect; and (b) the Tranche A Borrowing Base.

“Tranche A Borrowing Base” means, at any time of determination, (a) seventy-five percent (75%) of the aggregate Unfunded Capital Commitments of the Included Investors minus (b) the Aggregate Outstanding Trade Allocation.  For the avoidance of doubt, the Unfunded Capital Commitments of an Excluded Investor shall be excluded from the Borrowing Base at all times.

“Tranche A Commitment” means the obligation of each Tranche A Lender to make Tranche A Loans up to the amount set forth on Schedule II hereto (or on its respective Assignment and Assumption or Lender Joinder Agreement), as the same may be increased pursuant to Section 2.14, or otherwise pursuant to the Loan Documents, or reduced from time to time by the Borrowers pursuant to Section 3.6; “Tranche A Commitments” means all such Tranche A Commitments, collectively.

“Tranche A Facility” means the senior credit and letter of credit facility provided to the Borrowers by the Tranche A Lenders under the terms and conditions of this Credit Agreement and the other Loan Documents.

“Tranche A Lender” means those Lenders specified in Schedule II with a Tranche A Commitment.

“Tranche A Loans” means Loans made under the Tranche A Facility.

“Tranche A Maximum Commitment” means $470,000,000, as such amount may be (a) decreased by Borrowers pursuant to Section 3.6 or (b) increased from time to time by the Borrowers pursuant to Section 2.14

“Tranche A Obligations” means the Obligations under, and with respect to, the Tranche A Facility.

“Tranche B Available Commitment” means, at any time of determination, the lesser of:  (a) the Tranche A Maximum Commitment then in effect; and (b) the Tranche A Borrowing Base.

“Tranche B Borrowing Base” means, at any time of determination, (a) eighty-five percent (85%) of the aggregate Unfunded Capital Commitments of the Included Investors minus (b)(i) the Aggregate Outstanding Trade Allocation and (ii) the aggregate outstanding Principal Obligations under the Tranche A Facility.  For the avoidance of doubt, the Unfunded Capital Commitments of an Excluded Investor shall be excluded from the Borrowing Base at all times.

“Tranche B Commitment” means the obligation of each Tranche B Lender to make Tranche B Loans up to the amount set forth on Schedule II hereto (or on its respective Assignment and Assumption or Lender Joinder Agreement), as the same may be increased pursuant to Section 2.14, or otherwise pursuant to the Loan Documents, or reduced from time to time by the Borrowers pursuant to Section 3.6; “Tranche B Commitments” means all such Tranche B Commitments, collectively.

“Tranche B Facility” means the subordinated credit facility provided to the Borrowers by the Tranche B Lenders under the terms and conditions of this Credit Agreement and the other Loan Documents.

“Tranche B Lender” means those Lenders specified in Schedule II with a Tranche B Commitment.

“Tranche B Loans” means Loans made under the Tranche B Facility.

“Tranche B Maximum Commitment” means $70,000,000, as such amount may be (a) decreased by Borrowers pursuant to Section 3.6 or (b) increased from time to time by the Borrowers pursuant to Section 2.14

“Tranche B Obligations” means the Obligations under, and with respect to, the Tranche B Facility.

“Transaction Information” has the meaning provided in Section 12.17.

“Transfer” means to assign, convey, exchange, pledge, sell, set‑off, transfer or otherwise dispose.

~~“~~Transaction Information~~” has the meaning provided in~~ Section 12.17~~.~~

“Type of Loan” means a Daily Simple SOFR Loan, a Term SOFR Loan or a Reference Rate Loan.

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state from time to time, which governs creation or perfection (and the effect thereof) of security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncalled Capital Commitment” means, with respect to any Investor at any time, such Investor’s uncalled Capital Commitment, including, for the avoidance of doubt, its “uncalled Capital Commitment” as such term may be used in the Constituent Documents or Subscription Agreements of the Borrowers and Guarantors.

“Unfunded Capital Commitment” means, with respect to any Investor at any time, such Investor’s Uncalled Capital Commitment minus any portion of such Investor’s Uncalled Capital Commitment that is subject to a Pending Capital Call, including, for the avoidance of doubt an Investor’s “unfunded Capital Commitment” as such term is used in the Borrowers’ or Guarantors’ Constituent Documents or Subscription Agreements, as applicable.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided that for purposes of notice requirements in Sections 2.3(a), 2.3(e), 2.3(f) and 3.5(a), in each case, such day is also a Business Day.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning provided in Section 11.14.

“U.S. Tax Compliance Certificate” has the meaning provided in Section 4.1(g).

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2       Construction.  With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)        all terms defined in this Credit Agreement shall have the above‑defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document;

(b)         the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(c)          whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(d)          the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(e)          the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(f)          any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(g)         the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof;

(h)        all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Credit Agreement;

(i)          the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(j)       the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(k)         in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”;

(l)        a Potential Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived or remedied to the reasonable satisfaction of the Required Lenders; and

(m)        section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

1.3        Accounting Terms.  All accounting terms not specifically or completely defined herein or in any other Loan Document shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein.

1.4         UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.5      References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to times of day in New York, New York.

1.7        Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

1.8         [Reserved].

1.9        Rates.  The Administrative Agent, absent any gross negligence or willful misconduct on its part, does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to any Daily Simple SOFR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.10, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, any Daily Simple SOFR, the Term SOFR Reference Rate, Term SOFR, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Credit Agreement, and shall, absent any gross negligence or willful misconduct on its part, have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 2.            REVOLVING CREDIT LOANS AND LETTERS OF CREDIT

2.1         The Commitment.

(a)         Committed Amount.  Subject to the terms and conditions herein set forth, ~~each Lender agrees,~~ during the Availability Period:  (i) each Lender agrees to extend to the Borrowers a revolving line of credit; and (ii) each Tranche A Lender agrees to participate in Letters of Credit issued by the Letter of Credit Issuer for the account of the Borrowers, in each case in Dollars.

(b)       Limitation on Borrowings and Re‑borrowings.  Except as provided in Section 2.1(c) below, no Lender shall be required to advance any Borrowing, Rollover, Conversion or cause the issuance of any Letter of Credit hereunder if:

(i)         after giving effect to such Borrowing, Rollover, Conversion, or issuance of such Letter of Credit:  (A) the Principal Obligations (x) under the Tranche A Facility would exceed the Tranche A Available Commitment, or (y) under the Tranche B Facility would exceed the Tranche B Available Commitment; (B) the Letter of Credit Liability would exceed the Letter of Credit Sublimit then in effect; or (C) the Principal Obligations owed (x) under the Tranche A Facility to any Tranche A Lender would exceed the Tranche A Commitment of such Tranche A Lender, or (y) under the Tranche B Facility to any Tranche B Lender would exceed the Tranche B Commitment of such Tranche B Lender; or

(ii)         the conditions precedent for such Borrowing or for the issuance of such Letter of Credit in Section 6.2 have not been satisfied.

(c)        Exceptions to Limitations.  Conversions to Reference Rate Loans shall be permitted notwithstanding Section 2.1(b)(i) and Section 2.1(b)(ii) above, in each case, unless the Administrative Agent has otherwise accelerated the Facility Obligations or exercised other rights that terminate the Commitments under Section 10.2.

2.2       Revolving Credit Commitment.  Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make Loans to the Borrowers at any time and from time to time in an aggregate principal amount up to such Lender’s Tranche A Commitment or Tranche B Commitment, as applicable, at any such time.  Subject to the limitations and conditions set forth in Sections 2.1(b) and 6 and the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re‑borrow hereunder, during the Availability Period.  No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.6(a) would exceed the Maximum Rate in effect with respect to such Loan.

2.3         Manner of Borrowing.

(a)         Request for Borrowing.  The Borrowers shall give the Administrative Agent notice at the Agency Services Address of the date of each requested Borrowing hereunder, which notice may be by telephone, if confirmed in writing, facsimile, electronic mail, or other written communication (a “Request for Borrowing”), in the form of Exhibit E, and which notice shall be irrevocable and effective upon receipt by the Administrative Agent.  Each Request for Borrowing:  (i) shall be furnished to the Administrative Agent no later than 11:00 a.m. (x) at least one (1) Business Day prior to the requested date of Borrowing in the case of a Reference Rate Loan, (y) at least one (1) U.S. Government Securities Business Day prior to the requested date of Borrowing in the case of a Daily Simple SOFR Loan in Dollars and (z) at least three (3) U.S. Government Securities Business Days prior to the requested date of Borrowing in the case of a Term SOFR Loan; and (ii) must specify:  (A) the amount of such Borrowing; (B) the Interest Option if such Loan is to be funded in Dollars; (C) the Interest Period therefor, if applicable; (D) the currency (which shall be Dollars); ~~and~~ (E) the date of such Borrowing, which shall be a Business Day; and (F) whether such Loan is to be funded under the Tranche A Facility or the Tranche B Facility. If the Borrowers fail to specify the currency of a Loan in a Request for Borrowing, then the applicable Loans shall be made in Dollars.  If the Borrowers fail to specify a type of Loan in a Request for Borrowing, then the applicable Loans shall be made as Daily Simple SOFR Loans.  If the Borrowers request a borrowing of Term SOFR Loans in any such Request for Borrowing, but fail to specify an Interest Period, then the Borrowers will be deemed to have specified an Interest Period of one (1) month.  Any Request for Borrowing received by the Administrative Agent after 11:00 a.m. shall be deemed to have been given by the Borrowers on the next succeeding Business Day or U.S. Government Securities Business Day, as applicable.  Each Request for Borrowing submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1 and 6.2 and, to the extent applicable, Section 6.3 and/or 6.4, have been satisfied on and as of the date of the applicable Borrowing.  No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section 2.3.

(b)          Further Information.  Each Request for Borrowing shall be accompanied or preceded by:  (i) a duly executed Borrowing Base Certificate dated the date of such Request for Borrowing; and (ii) such documents as are required to satisfy any applicable conditions precedent as provided in Section 6.2.

(c)        Request for Borrowing Irrevocable.  Each Request for Borrowing completed and signed by the Borrowers in accordance with Section 2.3(a) shall be irrevocable and binding on the Borrowers, and the Borrowers shall indemnify each Lender against any cost, loss or expense incurred by such Lender, either directly or indirectly, as a result of any failure by the Borrowers to complete such requested Borrowing, including any cost, loss or expense incurred by the Administrative Agent or any Lender, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by such Lender in order to fund such requested Borrowing except to the extent such cost, loss or expense is due to (x) the gross negligence or willful misconduct of the Administrative Agent or a Lender or (y) any failure of the Administrative Agent or any Lender to fund Loans or any conversion of a SOFR Loan under the circumstances contemplated by Section 4.2 or 4.3.  A certificate of such Lender setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the Borrowers and shall, in the absence of a manifest error, be conclusive and binding.

(d)         Lender Funding Shall be Proportional.  Each Lender shall make each requested (i) Tranche A Loan in accordance with its Pro Rata Tranche A Share thereof, and (ii) Tranche B Loan in accordance with its Pro Rata Tranche B Share thereof.

(e)         Rollovers.  No later than 11:00 a.m. at least three (3) U.S. Government Securities Business Days prior to the termination of each Interest Period related to a Term SOFR Loan, the Borrowers shall give the Administrative Agent written notice at the Agency Services Address (which notice may be via fax or electronic mail) in the form of Exhibit G (the “Rollover Notice”) whether it desires to renew such Term SOFR Loan. The Rollover Notice shall also specify the amount of such Loan and the length of the Interest Period, in each case, selected by the Borrowers with respect to such Rollover.  Each Rollover Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent.  If the Borrowers fail to timely give the Administrative Agent the Rollover Notice with respect to any Term SOFR Loan, the Borrowers shall be deemed to have elected a Daily Simple SOFR Loan as the Interest Option with respect to such Loan.  Each Reference Rate Loan and Daily Simple SOFR Loan shall automatically Rollover without notice to the Credit Parties until repaid.

(f)         Conversions.  The Borrowers shall have the right, with respect to:  (i) any Reference Rate Loan, on any Business Day (a “SOFR Conversion Date”), to convert such Reference Rate Loan to a SOFR Loan and (ii) any SOFR Loan, on any Business Day (a “Reference Rate Conversion Date”) to convert such SOFR Loan to a Reference Rate Loan; provided that the Borrowers shall, on such SOFR Conversion Date or Reference Rate Conversion Date, make the payments required by Section 4.5, if any, in any such case, by giving the Administrative Agent written notice at the Agency Services Address in the form of Exhibit G (a “Conversion Notice”) of such selection no later than 11:00 a.m. at least either (x) three (3) U.S. Government Securities Business Days prior to such SOFR Conversion Date or (y) one (1) U.S. Government Securities Business Day prior to such Reference Rate Conversion Date, as applicable.  Each Conversion Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent.  A request of the Borrowers for a Conversion of a Reference Rate Loan to a SOFR Loan is subject to the condition that no Event of Default or Potential Default exists at the time of such request or immediately after giving effect to such Conversion.

(g)        Tranches.  Notwithstanding anything to the contrary contained herein, no more than a total of forty (40) SOFR Loans in the aggregate may be outstanding hereunder at any one time during the Availability Period.

(h)          Administrative Agent Notification of the Lenders.  The Administrative Agent shall promptly notify each Lender of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount and currency of such Lender’s Pro Rata Tranche A Share or Pro Rata Tranche B Share of the applicable Loans, the date the Borrowing is to be made, the Interest Option selected, if applicable, the Interest Period selected, if applicable, and the applicable rate of interest.

2.4        Minimum Loan Amounts.  Each SOFR Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000 and each Reference Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Reference Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the Tranche A Available Commitment and/or the Tranche B Available Commitment, or that is required to finance the reimbursement of a Letter of Credit under Section 2.8(c).

2.5         Funding.

(a)         Funding of Borrowings.  Subject to the fulfillment of all applicable conditions set forth herein, each Lender shall make the proceeds of its Pro Rata Tranche A Share or Pro Rata Tranche B Share, as applicable, of each Borrowing available to the Administrative Agent no later than 11:00 a.m. on the date specified in the Request for Borrowing as the borrowing date, in immediately available funds, and, upon fulfillment of all applicable conditions set forth herein, the Administrative Agent shall deposit such proceeds in immediately available funds in the applicable Borrower’s account maintained with the Administrative Agent not later than 1:00 p.m. on the borrowing date or, if requested by the Borrowers in the Request for Borrowing, shall wire‑transfer such funds as requested on or before such time.  If a Lender fails to make its Pro Rata Tranche A Share or Pro Rata Tranche B Share, as applicable, of any requested Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount on demand:  (i) from such Lender, together with interest at the Overnight Rate for the period commencing on the date the amount was made available to the Borrowers by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; or (ii) if such Lender fails to pay its amount upon the Administrative Agent’s demand, then from the Borrowers by the Required Payment Time, together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from the Borrowers.

(b)      Obligations of Lender Several.  The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder.  The failure of any Lender to advance the proceeds of its Pro Rata Tranche A Share or Pro Rata Tranche B Share, as applicable, of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Tranche A Share or Pro Rata Tranche B Share, as applicable, of any Borrowing required to be advanced hereunder.  Each Lender hereunder shall be liable to the Borrowers only for the amount of its respective Commitment.

2.6         Interest.

(a)         Interest Rate.  Loans may be Reference Rate Loans or SOFR Loans.  Subject to the terms of this Section 2.6, each Loan funded by the Lenders shall accrue interest at a rate per annum equal to: (A) with respect to SOFR Loans, the applicable SOFR Rate plus the Applicable Margin under the applicable Credit Facility for the applicable Interest Period, as applicable; and (B) with respect to Reference Rate Loans, the Reference Rate in effect from day to day plus the Applicable Margin under the applicable Credit Facility.  At any time, each Loan shall have only one Interest Period (if applicable) and one Interest Option (if applicable).  Notwithstanding anything to the contrary contained herein, in no event shall the interest rate hereunder exceed the Maximum Rate.

(b)         Change in Rate; Past Due Amounts; Calculations of Interest.  Each change in the rate of interest for any Borrowing consisting of Reference Rate Loans shall become effective, without prior notice to the Credit Parties, automatically as of the opening of business of the Administrative Agent on the date of said change.  Interest on the unpaid principal balance of (i) each SOFR Loan shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days, (ii) each Reference Rate Loan shall be calculated on the basis of actual days elapsed in a year consisting of 365 or 366 days, as the case may be.

(c)        Default Rate.  If an Event of Default in payment has occurred and is continuing, then (in lieu of the interest rate provided in Section 2.6(a) above) all Facility Obligations shall bear interest, after as well as before judgment, at the Default Rate.

(d)       Conforming Changes.  In connection with the use or administration of any Benchmark, the Administrative Agent will have the right, in consultation with the Borrowers, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

2.7         Determination of Rate.  The Administrative Agent shall determine each interest rate applicable to the SOFR Loans and Reference Rate Loans hereunder.  The Administrative Agent shall, upon request, give notice to the Borrowers and to the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error.

2.8         Letters of Credit.

(a)        Letter of Credit Commitment.  Subject to the terms and conditions hereof, on any Business Day during the Availability Period, the Letter of Credit Issuer shall issue such Letters of Credit in Dollars under the Tranche A Facility and in such aggregate face amounts as the Borrowers may request; provided that:  (i) on the date of issuance, the Letter of Credit Liability (after giving effect to the issuance of any such Letter of Credit) will not exceed the lesser of:  (A) the remainder of:  (1) the Tranche A Available Commitment as of such date minus (2) the Principal Obligations with respect to the Tranche A Facility as of such date and (B) the Letter of Credit Sublimit; (ii) each Letter of Credit shall be in a minimum amount of $250,000; (iii) the expiry date of the Letter of Credit shall not be later than (A) twelve (12) months after the date of issuance (subject to automatic renewal for additional one year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Letter of Credit Issuer) without the Letter of Credit Issuer’s consent, in its sole discretion, or (B) thirty (30) days prior to the Stated Maturity Date, or, if the Borrowers comply with Section 2.8(h), within one (1) year after the Stated Maturity Date; (iv) each Letter of Credit shall be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Letter of Credit Issuer and, to the extent not inconsistent therewith, the laws of the State of New York; and (v) the Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if, after the Closing Date (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Applicable Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer deems material to it, (B) the Borrowers have not provided the information necessary for the Letter of Credit Issuer to complete the form of Letter of Credit, or (C) the issuance of such Letter of Credit would violate Applicable Law or one or more policies of the Letter of Credit Issuer applicable to its customers generally.

(b)        Request.  Each request for a Letter of Credit (a “Request for Letter of Credit”) shall be submitted to the Administrative Agent in the form of Exhibit F (with blanks appropriately completed in conformity herewith), together with a Letter of Credit Application and a Borrowing Base Certificate, for the Letter of Credit Issuer, on or before 11:00 a.m. at least four (4) Business Days prior to the requested date of issuance of such Letter of Credit (or six (6) Business Days with respect to Letters of Credit to be issued by any branch of the Letter of Credit Issuer located outside of the United States).  The Administrative Agent shall notify each Tranche A Lender of such Request for Letter of Credit and the terms of the requested Letter of Credit.  Upon each such application, the Borrowers shall be deemed to have automatically made to the Administrative Agent, each Tranche A Lender, and the Letter of Credit Issuer the following representations and warranties:

(i)        As of the date of the issuance of the Letter of Credit requested, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) on and as of the date of such issuance, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date);

(ii)         The Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) will not exceed the lesser of:  (A) the remainder of:  (1) the Tranche A Available Commitment as of such date; minus (2) the aggregate outstanding principal amount of the Loans as of such date; and (B) the Letter of Credit Sublimit on such date; and

(iii)        All conditions precedent in Section 6.2 for the issuance of such Letter of Credit will be satisfied as of the date of such issuance.

(c)         Participation by the Lenders.  Each Tranche A Lender shall and does hereby participate ratably with the Letter of Credit Issuer in each Letter of Credit issued and outstanding hereunder to the extent of its Pro Rata Tranche A Share of the Letter of Credit Liability with respect to each such Letter of Credit, and shall share in all rights and obligations resulting therefrom, including, without limitation:  (i) the right to receive from the Administrative Agent its Pro Rata Tranche A Share of any reimbursement of the amount of each draft drawn under each Letter of Credit, including any interest payable with respect thereto; (ii) the right to receive from the Administrative Agent its Pro Rata Tranche A Share of the Letter of Credit fee pursuant to Section 2.13; (iii) the right to receive from the Administrative Agent its additional costs pursuant to Section 4.1; and (iv) the obligation to pay to the Administrative Agent or the Letter of Credit Issuer, as the case may be, in immediately available funds, its Pro Rata Tranche A Share of any unreimbursed drawing under a Letter of Credit.

(d)         Payment of Letter of Credit.  In the event of any drawing under any Letter of Credit, the Borrowers agree to reimburse (either with the proceeds of a Loan as provided for in this Section 2.8 or with funds from other sources), in same day funds, the Letter of Credit Issuer on each date on which the Letter of Credit Issuer notifies the Borrowers of the date and amount of a draft paid under any Letter of Credit for the amount of such draft so paid and any amounts representing interest, costs, expenses or fees incurred by the Letter of Credit Issuer in connection with such payment.  Unless the Borrowers shall immediately notify the Letter of Credit Issuer that the Borrowers intend to reimburse the Letter of Credit Issuer for such drawing from other sources or funds, the Borrowers shall be deemed to have timely given a Request for Borrowing under the Tranche A Facility to the Administrative Agent, and the Borrowers hereby authorize, empower, and direct the Administrative Agent, for the benefit of the Secured Parties and the Letter of Credit Issuer, to disburse directly, as a Borrowing ~~hereunder~~under the Tranche A Facility, to the Letter of Credit Issuer, with notice to the Borrowers, in immediately available funds an amount equal to the stated amount of each draft drawn under each Letter of Credit plus all interest, costs and expenses, and fees due to the Letter of Credit Issuer pursuant to this Credit Agreement; provided that, if the Borrowers shall provide such notice to the Letter of Credit Issuer and subsequently fail to make all or any portion of such reimbursement to the Letter of Credit Issuer, the Borrowers shall be deemed to have timely given a Request for Borrowing under the Tranche A Facility to the Administrative Agent as provided above.  Subject to receipt of notice from the Administrative Agent, each Tranche A Lender shall pay to the Administrative Agent such Tranche A Lender’s Pro Rata Tranche A Share of the amount disbursed by the Letter of Credit Issuer on the Business Day on which the Letter of Credit Issuer honors any such draft or incurs or is owed any such interest, costs, expenses or fees.  The Administrative Agent shall notify the Borrowers of any such disbursements made by the Tranche A Lenders pursuant to the terms hereof; provided that the failure to give such notice will not affect the validity of the disbursement, and the Administrative Agent shall provide the Tranche A Lenders with notice thereof.  Any such disbursement made by the Tranche A Lenders to the Letter of Credit Issuer on account of a Letter of Credit shall be deemed a Reference Rate Loan; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4.  The Administrative Agent and the Tranche A Lenders may conclusively rely on the Letter of Credit Issuer as to the amount due the Letter of Credit Issuer by reason of any draft of a Letter of Credit or due the Letter of Credit Issuer under any Letter of Credit Application.  The obligations of a Tranche A Lender to make payments to the Administrative Agent for the account of the Letter of Credit Issuer, and, as applicable, the obligations of the Borrowers with respect to Borrowings, each under this Section 2.8(d) shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall, irrespective of the satisfaction of the conditions to the making of any Loans described in Sections 2.1(b), 6.1, 6.2, 6.3 and/or 6.4, as applicable, be honored in accordance with this Section 2.8(d) under all circumstances, including, without limitation, any of the following circumstances:  (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any of the other Loan Documents; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the terms of the Letter of Credit; (iii) the existence of any claim, counterclaim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Credit Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit); (iv) any draft, demand, certificate or any other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a draw under a Letter of Credit; (v) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; (vi) any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor‑in‑possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (vii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (viii) the occurrence of any Event of Default or Potential Default; or (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party.  The Letter of Credit Issuer shall provide prompt written notice to the Administrative Agent and the applicable Borrower of each request for a draw under a Letter of Credit and each draw under a Letter of Credit.

(e)         Borrower Inspection.  The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the Letter of Credit Issuer of the same in writing.  The Borrowers shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

(f)         Role of Letter of Credit Issuer.  Each Tranche A Lender and the Credit Parties agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Letter of Credit Issuer, the Administrative Agent nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for:  (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Tranche A Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement.  None of the Letter of Credit Issuer, the Administrative Agent, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.8(d).  In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)       Acceleration of Undrawn Amounts.  Should the Administrative Agent demand payment of the Facility Obligations hereunder prior to the Maturity Date pursuant to Section 10.2, the Administrative Agent, by written notice to the Borrowers, may take one or both of the following actions:  (i) declare the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder terminated, whereupon such obligations shall forthwith terminate without any other notice of any kind; or (ii) declare the Letter of Credit Liability to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived, and demand that the Borrowers pay to the Administrative Agent for deposit in a segregated interest‑bearing Cash Collateral Account, as security for the Obligations, an amount equal to the aggregate undrawn stated amount of all Letters of Credit then outstanding at the time such notice is given.  Unless otherwise required by Applicable Law, upon the full and final payment of the Obligations (other than (x) contingent obligations for which no claim has yet been made, (y) any Obligations in respect of any Lender Hedge Agreement that have been cash collateralized or otherwise satisfied pursuant to Section 2.15(h) and (z) any Letter of Credit obligations which have been fully Cash Collateralized), the Administrative Agent shall return to the Borrowers any amounts remaining in said Cash Collateral Account.

(h)       Cash Collateral.  If (i) as of the date that is 30 (thirty) days prior to the Maturity Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) any other circumstances under this Credit Agreement or the other Loan Documents occurs requiring the Borrowers to Cash Collateralize any Letters of Credit, then, in each case, the Borrowers shall promptly by the Required Payment Time Cash Collateralize in an amount equal to the Minimum Collateral Amount or, in the case of Section 2.8(h)(ii) above, such amount expressly required by the terms of this Credit Agreement or other Loan Document, to the Administrative Agent for the benefit of the Secured Parties, to be held by the Administrative Agent as Cash Collateral subject to the terms of this Section 2.8(h) and any security agreement, control agreement and other documentation requested by the Administrative Agent to be executed in connection with opening a Cash Collateral Account for the purpose of holding such Cash Collateral.  All Cash Collateral to be provided by the Borrowers pursuant to this Section 2.8(h) shall be in the currency or currencies of the underlying Letters of Credit.  All Cash Collateral shall be funded by the proceeds of Capital Calls, and not from any other source.  Cash Collateral held in a Cash Collateral Account shall be applied by the Administrative Agent to the reimbursement of the Letter of Credit Issuer for any payment made by it of drafts drawn under the outstanding Letters of Credit, and the unused portion thereof, after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon, all Letter of Credit Liability shall have been satisfied and all other Obligations (other than (x) contingent obligations for which no claim has yet been made, (y) any Obligations in respect of any Lender Hedge Agreement that have been cash collateralized or otherwise satisfied pursuant to Section 2.15(h) and (z) any Letter of Credit obligations which have been fully Cash Collateralized) shall have been paid in full, the balance, if any, of Cash Collateral held in a Cash Collateral Account pursuant to this Section 2.8(h) shall be returned to the Borrowers.  The Borrowers hereby grant to the Administrative Agent, for the benefit of the Secured Parties, and agree to maintain, a first priority (subject to Permitted Liens) security interest in all such Cash Collateral and in each Cash Collateral Account as security in respect of the Letter of Credit Liability.

(i)        Lenders’ Continuing Obligations.  In the event any Letter of Credit Liability is Cash Collateralized in accordance with Section 2.8(h) or otherwise pursuant to this Credit Agreement (including but not limited to the Cash Collateralizing of a Letter of Credit outstanding beyond the Maturity Date), each Tranche A Lender’s participation in such Letter of Credit pursuant to this Section 2.8 shall continue in all respects, the Tranche A Lenders will continue to be entitled to receive their Pro Rata Tranche A Share of the Letter of Credit fee payable in accordance with Section 2.13, and the Tranche A Lenders shall continue to be obligated to fund their Pro Rata Tranche A Share of any drawing under such Letter of Credit in the event the Cash Collateral is for any reason unavailable or insufficient to fully fund such drawing (including, but not limited to, as a result of any preference claim or other clawback under any proceeding pursuant to any Debtor Relief Laws).

(j)          Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Credit Agreement, this Section 2.8 shall be subject to the terms and conditions of Section 4.9 and Section 12.12.

2.9      Qualified Borrowers.  In consideration of the Lenders’ agreement to advance funds to a Qualified Borrower that has joined the Credit Facility in accordance with Section 6.3, to cause Letters of Credit to be issued for the account of a Qualified Borrower pursuant to Section 2.8, and to accept the Qualified Borrower Guaranties in support thereof, the Borrowers hereby authorize, empower, and direct the Administrative Agent, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, with notice to the Borrowers, in immediately available funds, an amount equal to the amount due and owing under any Qualified Borrower Promissory Note or any Qualified Borrower Guaranty, together with all interest, costs and expenses and fees due to the Lenders pursuant thereto, as a Borrowing hereunder, in the event the Administrative Agent shall have not received payment of such Facility Obligations when due.  The Administrative Agent will notify the Borrowers of any disbursement made to the Lenders pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof.  Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be a Reference Rate Loan pursuant to Section 2.3 in the amount so paid, and the Borrowers shall be deemed to have given to the Administrative Agent in accordance with the terms and conditions of Section 2.3, a Request for Borrowing with respect thereto; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4.  The Administrative Agent may conclusively rely on the Lenders as to the amount of any such Facility Obligations due to the Lenders, absent manifest error.

2.10      Use of Proceeds, Letters of Credit and Qualified Borrower Guaranties.  The proceeds of the Loans and the Letters of Credit shall be used (subject to Section 9.20) solely for purposes (a) expressly permitted under the Constituent Documents of each Credit Party and (b) for which a Capital Call may be made to fund the repayment thereof.  Neither the Lenders nor the Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to the Borrowers’ use of the proceeds of the Loans, the Letters of Credit or execution and delivery of the Qualified Borrower Guaranties, and neither the Lenders nor the Administrative Agent shall be obligated to determine whether or not the Borrowers’ use of the proceeds of the Loans or the Letters of Credit are for purposes permitted under the Constituent Documents of any Credit Party.  Nothing, including, without limitation, any Borrowing, any Rollover, any issuance of any Letter of Credit, or acceptance of any Qualified Borrower Guaranty or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Administrative Agent as to whether any investment by the Borrowers is permitted by the terms of the Constituent Documents of any Credit Party.  Each Borrower agrees to respond promptly to any reasonable requests for information related to its use of Loan and Letter of Credit proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223).  No Borrower shall to its actual knowledge use the proceeds of any Borrowing hereunder to purchase any asset or securities from any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223.  In connection with each Request for Borrowing hereunder, the requesting Borrower shall be deemed to have represented and warranted to the Administrative Agent on the date of such Borrowing that, to its actual knowledge, as of the date of the requested Borrowing, the proceeds of such Borrowing will not be used by such Borrower to, directly or indirectly, either (x) purchase any asset or securities from any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223 or (y) invest in any fund sponsored by a Lender or Affiliate thereof.

2.11       Fees.  The Borrowers shall pay to the Administrative Agent fees in consideration of the arrangement and administration of the Commitments, which fees shall be payable in amounts and on the dates agreed to between the Borrowers and the Administrative Agent in the Fee Letter.  The Borrowers will pay to the Administrative Agent such other fees as are payable in the amount and on the date agreed to between the Borrowers and the Administrative Agent in the Fee Letter.

2.12       Unused Commitment Fee. In addition to the payments provided for in Section 3, the Borrowers shall pay or cause to be paid to the Administrative Agent, for the account of each Lender, an unused commitment fee on any unused portion of such Lender’s Commitment at the rate of (a)(i) with respect to the Tranche A Facility, thirty basis points (0.30%) per annum when the unused Tranche A Commitment (through the extension of Tranche A Loans or the issuance of Letters of Credit) of the Tranche A Lenders is greater than or equal to fifty percent (50%) of the Tranche A Maximum Commitment or (~~b~~ii) twenty-five basis points (0.25%) per annum when the unused Tranche A Commitment (through the extension of Tranche A Loans or the issuance of Letters of Credit) of the Tranche A Lenders is less than fifty percent (50%) of the Tranche A Maximum Commitment, and (b)(i) with respect to the Tranche B Facility, thirty-five basis points (0.35%) per annum when the unused Tranche B Commitment (through the extension of Tranche B Loans) of the Tranche B Lenders is greater than or equal to fifty percent (50%) of the Tranche B Maximum Commitment or (ii) thirty basis points (0.30%) per annum when the unused Tranche B Commitment (through the extension of Tranche B Loans) of the Tranche B Lenders is less than fifty percent (50%) of the Tranche B Maximum Commitment, in ~~either~~each case under the foregoing subsection (a) and (b), calculated on the basis of actual days elapsed in a year consisting of 360 days and payable in arrears on the first Business Day of each calendar month for the preceding calendar month.  For purposes of this Section 2.12, the fee shall be calculated on a daily basis for each day during the Availability Period.  The Credit Parties and the Lenders acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes.

2.13     Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent:  (a) for the benefit of the Tranche A Lenders, in consideration for the issuance of Letters of Credit hereunder, a non‑refundable fee equal to the Applicable Margin under the Tranche A Facility on the daily face amount of each Letter of Credit, less the amount of any draws on such Letter of Credit, payable in quarterly installments in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter, commencing on the issuance date and continuing for so long as such Letter of Credit remains outstanding (including, for the avoidance of doubt, any Letter of Credit that is outstanding but has been Cash Collateralized) calculated on the basis of actual days elapsed in a year consisting of 360 days; and (b) for the benefit of the Letter of Credit Issuer:  (i) so long as there is at least one Lender other than the Letter of Credit Issuer, a non‑refundable fronting fee equal to 12.5 basis points (0.125%) per annum of the daily face amount of each Letter of Credit, payable in quarterly installments in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter; (ii) the Letter of Credit Issuer’s customary fee (not to exceed $500) per issuance or amendment of a Letter of Credit; and (iii) all other reasonable and customary out of pocket expenses actually incurred by the Letter of Credit Issuer related to the issuance, amendment or transfer of Letters of Credit upon demand by the Letter of Credit Issuer.

2.14      Increase in the Maximum Commitment.Request for Increase.  Provided there exists no Event of Default or Potential Default, and subject to compliance with the terms of this Section 2.14, with the consent of the Administrative Agent, such consent to be given in its sole and absolute discretion, the Borrowers may increase the Tranche A Maximum Commitment to an amount not exceeding $600,000,000.  Such increase may be done in one or more requested increases, in $25,000,000 increments, or such lesser amount to be determined by the Administrative Agent (each such increase, shall be referred to herein as a “Facility Increase”).

(a)        Effective Date.  The Administrative Agent shall determine the effective date of any Facility Increase (the “Increase Effective Date”) which (unless otherwise agreed in writing by the Administrative Agent) shall be no less than ten (10) Business Days after receipt of a Facility Increase Request and shall notify the Borrowers and the Lenders of the Increase Effective Date.

(b)         Conditions to Effectiveness of Increase.  The following are conditions precedent to such increase:

(i)           the Borrowers shall deliver to the Administrative Agent a Facility Increase Request and resolutions adopted by the Borrowers approving or consenting to such increase, certified by a Responsible Officer of the Borrowers that such resolutions are true and correct copies thereof and are in full force and effect;

(ii)        on or prior to the proposed date of such Facility Increase, the Borrowers shall have paid to the Administrative Agent the Facility Increase Fee;

(iii)         if applicable, the Borrowers shall execute replacement Notes payable to the Administrative Agent reflecting the Facility Increase;

(iv)        as of the effective date of such increase and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;

(v)         no Potential Default or Event of Default shall have occurred and be continuing on the date on which the Facility Increase Request is delivered or immediately after giving effect to the Facility Increase;

(vi)       on the Increase Effective Date, (x) an existing Lender or Lenders shall increase its Tranche A Commitment to support any Facility Increase, in its sole discretion, and/or (y) an additional Lender or Lenders shall have joined the Credit Facility in accordance with Section 12.11(g) and, after giving effect thereto, the aggregate Commitments of such increasing and additional Lenders shall be at least equal to the amount of such Facility Increase; and

(vii)       the Borrowers shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Agent prior to the Increase Effective Date.

For the avoidance of doubt, any Facility Increase will be on the same terms as contained herein with respect to the Credit Facility.  No Lender will be required to commit, nor shall any Lender have any preemptive right, to provide any portion of any Facility Increase.

(c)       Reallocation Following Facility Increase.  On any Increase Effective Date with respect to any Facility Increase (whether pursuant to a new Lender joining the Credit Facility or an existing Lender increasing its Tranche A Commitment), the Administrative Agent will reallocate the outstanding Loans and participations in Letters of Credit hereunder (including any Loans made by any new or increasing Lender pursuant to this Section 2.14) such that, after giving effect thereto, each Tranche A Lender’s (including each new or increasing Tranche A Lender’s) share of outstanding Loans and participations in Letters of Credit, shall be in proportion to each Tranche A Lender’s respective Pro Rata Tranche A Share.  For the avoidance of doubt, such reallocation may require the reallocation of Loans from an existing Lender to a new or increasing Lender.  In connection with any such reallocation of the outstanding Loans, the (i) Administrative Agent will give advance notice sufficient to comply with the applicable timing period in Section 2.3 to each Lender which is required to fund any amount or receive any partial repayment in connection therewith and (ii) applicable Lender or Lenders will fund such amounts up to their respective shares of the Loans being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans.  In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the Borrowers shall pay (i) all interest due on the amount repaid to the date of repayment on the immediately following Interest Payment Date and (ii) any amounts due pursuant to Section 4.5 as a result of such reallocation occurring on any date other than an Interest Payment Date.

2.15       Trade Allocations.

(a)         Lender Hedge Agreements.  From time to time, certain Borrowers or Guarantors and Specified Hedge Banks may in their sole discretion enter into Lender Hedge Agreements.  The applicable Borrower or Guarantor and such Specified Hedge Bank may secure such Borrower’s or Guarantor’s obligations under such Lender Hedge Agreement with the Collateral pursuant to the Loan Documents, subject to compliance with this Section 2.15.  Such Lender Hedge Agreement may receive a Trade Allocation and be subject to repayment in accordance with clause (c) of Section 3.4 if in compliance with this Section 2.15.

(b)         Allocation Memos.  Upon the agreement of a Borrower or a Guarantor and a Requesting Hedge Bank to enter into a Lender Hedge Agreement or to increase the amount of collateral provided in connection with a Lender Hedge Agreement, the applicable Borrower or Guarantor may deliver an Allocation Memo, executed by such Borrower or Guarantor and such Requesting Hedge Bank, requesting that such Lender Hedge Agreement be allocated a Trade Allocation, to the Administrative Agent no later than 1:00 p.m. at least one (1) Business Day prior to the requested effective date of such Trade Allocation (or such shorter period as requested by the applicable Borrower or Guarantor and agreed to by the Administrative Agent in its sole discretion).  So long as on the date of delivery of such Allocation Memo and the effective date of such Trade Allocation (after giving pro forma effect thereto): (A) no Event of Default or Potential Default shall have occurred and be continuing; (B) the Principal Obligations (i) would not exceed ~~the~~(i) under the Tranche A Facility, the Tranche A Available Commitment and (ii) under the Tranche B Facility, the Tranche B Available Commitment; (C) the Aggregate Outstanding Trade Allocation shall not exceed the Maximum Aggregate Trade Allocation; and (D) the Aggregate Outstanding Trade Allocations of the Requesting Hedge Bank shall not exceed such Requesting Hedge Bank’s Maximum Trade Allocation, the Administrative Agent shall allocate the requested amount of the Borrowing Base to the Hedge Termination Value under such Lender Hedge Agreement as set forth in such Allocation Memo, which allocations shall be effective upon the Administrative Agent’s delivery of the Allocation Memo, signed by the Administrative Agent to the applicable Borrower and the Requesting Hedge Bank. Upon the effectiveness of such Trade Allocation, the obligations of the applicable Borrower or Guarantor under the related Lender Hedge Agreement shall become Obligations under the Loan Documents and be secured by the Collateral pursuant to clause (c) of Section 3.4 in all respects.  Promptly upon giving effect to a Trade Allocation, the Administrative Agent will give written notice thereof to the Borrowers, the Guarantors and Lenders.

(c)         Lender Hedge Agreements Not Allocated a Trade Allocation.  Notwithstanding anything in this Section 2.15 to the contrary, a Borrower or a Guarantor and a Specified Hedge Bank may in their sole discretion enter into a Lender Hedge Agreement that is not allocated a Trade Allocation in accordance with this Section 2.15; provided that, the obligations under the related Lender Hedge Agreement shall be secured by the Collateral but be junior in right and in payment as set forth in clause (c) of Section 3.4. Promptly after entering a Lender Hedge Agreement which is not allocated a Trade Allocation, the applicable Specified Hedge Bank will give notice of the entry thereof to the Administrative Agent.  From time to time, upon the request of the Administrative Agent, each Specified Hedge Bank will notify the Administrative Agent of the Hedge Termination Value of each Lender Hedge Agreement.

(d)       Increases in Trade Allocations.  If, on any date, the Hedge Termination Value under a Lender Hedge Agreement has moved against the applicable Borrower or Guarantor and additional collateral is required pursuant to the terms of the applicable Lender Hedge Agreement, then the applicable Requesting Hedge Bank may deliver an Allocation Memo to the Administrative Agent requesting that such Lender Hedge Agreement be allocated an additional Trade Allocation by no later than 1:00 p.m. at least one (1) Business Day prior to the requested effective date of such Trade Allocation (or such shorter period as requested by the applicable Requesting Hedge Bank and agreed to by the Administrative Agent in its sole discretion).  The Administrative Agent will give written notice thereof to the Borrowers and Guarantors following receipt of such Allocation Memo.  So long as on the date of delivery of such Allocation Memo and the effective date of such additional Trade Allocation (after giving pro forma effect thereto): (A) no Event of Default or Potential Default shall have occurred and be continuing; (B)(i) the Principal Obligations under the Tranche A Facility would not exceed the Tranche A Available Commitment and (ii) the Principal Obligations under the Tranche B Facility would not exceed the Tranche B Available Commitment; (C) the Aggregate Outstanding Trade Allocation shall not exceed the Maximum Aggregate Trade Allocation; and (D) the Aggregate Outstanding Trade Allocations of the Requesting Hedge Bank shall not exceed such Requesting Hedge Bank’s Maximum Trade Allocation, the Administrative Agent shall allocate the requested additional amount of the Borrowing Base to the Hedge Termination Value under such Lender Hedge Agreement as set forth in such Allocation Memo, which allocations shall be effective upon the Administrative Agent’s delivery of the Allocation Memo, signed by the Administrative Agent to the applicable Borrower and the Requesting Hedge Bank.  Promptly upon giving effect to a Trade Allocation, the Administrative Agent will give written notice thereof to the Borrowers, Guarantors and Lenders and the applicable Borrower or Guarantor will deliver an updated Borrowing Base Certificate to the Administrative Agent promptly thereafter.

(e)         Order of Allocation Memos.  Allocation Memos shall be emailed to the Administrative Agent at its email address as set forth in Section 12.6. The Administrative Agent shall process Allocation Memos in the order in which they are received on a first come, first serve basis based on the time stamp on the email so received.

(f)       Reduction of Trade Allocations.  In the event that a Lender Hedge Agreement is never formally entered into, has been terminated or the applicable Requesting Hedge Bank and the applicable Borrower or Guarantor agree that the Trade Allocation with respect thereto can be reduced, the applicable Borrower or Guarantor will deliver an Allocation Memo, executed by such Borrower or such Guarantor and such Requesting Hedge Bank, requesting that the related Trade Allocation be eliminated or reduced, as applicable, to the Administrative Agent no later than 1:00 p.m. at least one (1) Business Day prior to the requested effective date of such reduction or elimination of the Trade Allocation (or such shorter period as requested by the applicable Borrower or Guarantor and agreed to by the Administrative Agent in its sole discretion).  On the next Business Day following receipt thereof, the Administrative Agent shall reduce or eliminate, as applicable, the Trade Allocation allocated to such Lender Hedge Agreement as requested in such Allocation Memo and such reduction or elimination shall become effective.  Promptly upon giving effect thereto, the Administrative Agent will give written notice thereof to the Borrowers, the Guarantors and Lenders.

(g)         Administrative Agent to Maintain Records of the Borrowing Base and Trade Allocations.  The Administrative Agent shall at all times post the most recent Borrowing Base Certificate and/or Allocation Memo delivered to it hereunder by a Borrower, Guarantor or Requesting Hedge Bank, as applicable, on an electronic communication system reasonably selected by it to enable the Borrowers, Guarantors and Lenders to view the then current Borrowing Base (including the outstanding Trade Allocations).  The Administrative Agent shall at all times maintain records of the Trade Allocations outstanding with respect to Lender Hedge Agreements.  Upon the request of the Administrative Agent, each Lender will promptly inform the Administrative Agent of the Hedge Termination Value of each Lender Hedge Agreement.

(h)         Cash Collateral and Other Security.

(i)        If any circumstance under any Lender Hedge Agreement occurs or would occur as a result of any action taken under this Credit Agreement that would require the Borrowers, Guarantors or entity guaranteed by a Borrower or Guarantor to cash collateralize such Lender Hedge Agreement or otherwise satisfy any requirements or conditions related to collateral pursuant to the terms of such Lender Hedge Agreement, then the Borrowers, the Guarantors or entity guaranteed by a Borrower or Guarantor shall promptly cash collateralize all outstanding Obligations with respect to such Lender Hedge Agreement or otherwise satisfy all such conditions or requirements related to collateral, as applicable, under such Lender Hedge Agreement in each case, in accordance with the terms of such Lender Hedge Agreement.

(ii)          If any Lender Hedge Agreement will remain in effect beyond the Maturity Date, to the extent that it is necessary for the Credit Parties to issue a Capital Call to meet cash collateralization requirements in connection with such Lender Hedge Agreement, the Credit Parties shall issue such Capital Call at least fifteen (15) Business Days prior to the Maturity Date.

Section 3.            PAYMENT OF OBLIGATIONS

3.1        Revolving Credit Notes.  Any Lender may request that the Loans be evidenced by a promissory note.  In such event, each Borrower shall execute and deliver a Note or Notes in the form of Exhibit B (with blanks appropriately completed in conformity herewith), in favor of such Lender.  Each Borrower agrees, from time to time, upon the request of the Administrative Agent or any Lender, to reissue a new Note, in accordance with the terms and in the form heretofore provided, to the Administrative Agent or such Lender, in renewal of and substitution for the Note previously issued by such Borrower to the Administrative Agent or such Lender, and such previously issued Note shall be returned to such Borrower marked “replaced”.

3.2         Payment of Obligations.  The Principal Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon and any other outstanding Facility Obligations, shall be due and payable on the Maturity Date.

3.3         Payment of Interest.

(a)         Interest.  Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursement or wire transfer of such Borrowing by the Administrative Agent, consistent with the provisions of Section 2.6, notwithstanding whether the Borrowers received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement.  When a Borrowing is disbursed by wire transfer pursuant to instructions received from the Borrowers in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank.  With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent in the Administrative Agent’s account described in Section 3.4, or any other account of the Administrative Agent which the Administrative Agent designates in writing to the Borrowers.

(b)         Interest Payment Dates.  Accrued and unpaid interest on the Facility Obligations shall be due and payable in arrears (i) on each Interest Payment Date, (ii) on the date of any prepayment of any Loan made hereunder, as to the amount prepaid, (iii) on each other date of any reduction of the outstanding principal amount of the Loans hereunder, and (iv) upon the occurrence and during the continuance of an Event of Default, at any time upon demand by the Administrative Agent.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.4         Payments on the Obligations.

(a)         Credit Party Payments.  All payments of principal of, and interest on, the Facility Obligations under this Credit Agreement by any Credit Party to or for the account of the Lenders, or any of them, shall be made without condition or deduction or counterclaim, set‑off, defense or recoupment by the Borrowers for receipt by the Administrative Agent before 1:00 p.m., in federal or other immediately available funds to the Administrative Agent at an account that the Administrative Agent designates in writing to the Borrowers.  Funds received after 1:00 p.m. shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds.  All payments shall be made in the currency of the related Borrowing.

(b)       Lender Payments.  Except as provided in Section 12.12, each Lender shall be entitled to receive its Pro Rata Tranche A Share or Pro Rata Tranche B Share, as applicable, of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Facility Obligations.  Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender.  The Administrative Agent and each Lender hereby agree that payments to the Administrative Agent by the Borrowers of principal of, and interest on, the Facility Obligations by the Borrowers to or for the account of the Lenders in accordance with the terms of the Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the Borrowers’ obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Lender shall hold harmless, the Borrowers from any claims asserted by any Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4.

(c)         Application of Payments.  So long as no Event of Default has occurred and is continuing, all payments made on the Obligations shall be applied as directed by the Borrowers, including to either the Tranche A Facility or the Tranche B Facility.  At all times when an Event of Default has occurred and is continuing, subject to Section 3.9, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (i) first, against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof; (ii) second, against the amount of interest accrued and unpaid on the Facility Obligations as of the date of such payment; (iii) third, pro rata against: (a) all Principal Obligations due and owing to the Lenders as of the date of such payment and (b) the Hedge Termination Values of each Lender Hedge Agreement that has been allocated a Trade Allocation as of the date of such payment; provided that the aggregate Hedge Termination Values of each Specified Hedge Bank’s Lender Hedge Agreements shall not exceed such Specified Hedge Bank’s aggregate Trade Allocations as of the date of such payment for purposes of this subsection (iii); (iv) fourth, to all other amounts constituting any portion of the Facility Obligations; and (v) fifth, against any remaining amounts due and owing in respect of Lender Hedge Agreements pro rata based on each applicable Specified Hedge Bank’s share of the Obligations of such Borrower or Guarantor then outstanding.

3.5         Prepayments.

(a)         Voluntary Prepayments.  ~~The~~Subject to Section 3.9, the Borrowers may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty on any Business Day; provided that:  (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) one (1) U.S. Government Securities Business Day prior to any date of prepayment of Daily Simple SOFR Loans; (B) three (3) U.S. Government Securities Business Days prior to any date of prepayment of Term SOFR Loans; and (C) one (1) Business Day prior to any date of prepayment of Reference Rate Loans; and (ii) any prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Tranche A Share or Pro Rata Tranche B Share, as applicable, of such prepayment.  If such written notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4.  Each such prepayment shall be applied to the Facility Obligations held by each Lender in accordance with its respective Pro Rata Share.

(b)         Mandatory Prepayment.

(i)       Excess Loans Outstanding.  If, on any day the Principal Obligations (A) under the Tranche A Facility exceed the Tranche A Available Commitment and/or (B) under the Tranche B Facility exceed the Tranche B Available Commitment (in each case including, without limitation, as a result of an Exclusion Event), then the Borrowers shall, upon the earlier of: (x) written notice thereof given by the Administrative Agent to the Borrowers or (y) any Responsible Officer of a Credit Party obtaining knowledge thereof, pay without further demand such excess to the Administrative Agent, for the benefit of the Lenders, in immediately available funds (except to the extent any such excess is addressed pursuant to the last sentence of this Section 3.5(b)(i) or by Section 3.5(b)(ii)), by the Required Payment Time (it being understood that, with the prior written consent of the Administrative Agent, amounts deposited in the Collateral Accounts that have been earmarked to pay binding contractual commitments of the Credit Parties required to be paid in the succeeding ten (10) calendar days shall not be considered available for repayment under clause (a) of the definition of Required Payment Time provided there remains sufficient Uncalled Capital Commitments available to make such repayment pursuant to clause (b) of the definition of Required Payment Time).  Each Credit Party hereby agrees that the Administrative Agent may withdraw from any Collateral Account any Capital Contributions deposited therein and apply the same to the Principal Obligations until such time as the payment obligations of this Section 3.5(b) have been satisfied in full (it being understood that, to the extent the prior written consent of the Administrative Agent was received, the Administrative Agent shall not withdraw amounts deposited in the Collateral Accounts that have been earmarked to pay binding contractual commitments of the Credit Parties required to be paid in the succeeding ten (10) calendar days provided there remains sufficient Uncalled Capital Commitments available to satisfy the payment obligations of this Section 3.5(b) in full). Notwithstanding the foregoing or anything else to the contrary, to the extent such mandatory prepayment is due to the Principal Obligations under the Tranche A Facility exceeding the Tranche A Available Commitment, the Borrowers may submit a Request for Borrowing for a Tranche B Loan in an amount of such excess (except any amount of such excess that if so borrowed as a Tranche B Loan would then cause the the Principal Obligations under the Tranche B Facility to exceed the Tranche B Available Commitment), and such new Tranche B Loan shall (x) not be subject to the minimum or multiple amount limitations in Section 2.4 hereof and (y) be used to repay such excess pursuant to Section 3.4 hereof.

(ii)       Excess Letters of Credit Outstanding.  If any excess calculated pursuant to Section 3.5(b) is attributable to undrawn Letters of Credit, the Borrowers shall, promptly by the Required Payment Time, Cash Collateralize such excess with the Administrative Agent pursuant to the terms of Section 2.8(h), as security for such portion of the Obligations.  Unless otherwise required by Applicable Law, upon:  (A) so long as no Event of Default or Potential Default has occurred and is continuing, a change in circumstances such that the Principal Obligations no longer exceed the Tranche A Available Commitment or (B) the full and final payment of the Tranche A Obligations (other than (x) contingent obligations for which no claim has yet been made, (y) any Obligations in respect of any Lender Hedge Agreement that have been cash collateralized or otherwise satisfied pursuant to Section 2.15(h) and (z) any Letter of Credit obligations which have been fully Cash Collateralized) and the expiration or termination of all Letters of Credit, the Administrative Agent shall return to the Borrowers any amounts remaining in the Cash Collateral Account.

(iii)        Fair Market Value Test. If, on any date, the Fair Market Value Test is not satisfied, the Borrowers shall pay without further demand such excess Principal Obligations in order to satisfy the Fair Market Value Test to the Administrative Agent, for the benefit of the Lenders, in immediately available funds (except to the extent any such excess is addressed by Section 3.5(b)(ii)), by the Required Payment Time (it being understood that, with the prior written consent of the Administrative Agent, amounts deposited in the Collateral Accounts that have been earmarked to pay binding contractual commitments of the Credit Parties required to be paid in the succeeding ten (10) calendar days shall not be considered available for repayment under clause (a) of the definition of Required Payment Time provided there remains sufficient Uncalled Capital Commitments available to make such repayment pursuant to clause (b) of the definition of Required Payment Time). Each Credit Party hereby agrees that the Administrative Agent may withdraw from any Collateral Account any Capital Contributions deposited therein and apply the same to the Principal Obligations until such time as the payment obligations of this Section 3.5(b)(iii) have been satisfied in full (it being understood that, to the extent the prior written consent of the Administrative Agent was received, the Administrative Agent shall not withdraw amounts deposited in the Collateral Accounts that have been earmarked to pay binding contractual commitments of the Credit Parties required to be paid in the succeeding ten (10) calendar days provided there remains sufficient Uncalled Capital Commitments available to satisfy the payment obligations of this Section 3.5(b)(iii) in full).

3.6        Reduction or Early Termination of Commitments. So long as no Request for Borrowing or Request for Letter of Credit is outstanding, the Borrowers may terminate the Tranche A Commitments or the Tranche B Commitments, or reduce the Tranche A Maximum Commitment or the Tranche B Maximum Commitment, by giving prior irrevocable written notice to the Administrative Agent of such termination or reduction five (5) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrowers in such notice and shall be a Business Day):  (a) (i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Facility Obligations, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.3; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Principal Obligations (A) under the Tranche A Facility exceed the ~~reduced~~Tranche A Available Commitment and/or (B) under the Tranche B Facility exceed the Tranche B Available Commitment, in each case resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.3; provided that, (x) the Maximum Commitment may not be terminated or reduced such that the Tranche A Available Commitment would be less than the aggregate stated amount of outstanding Letters of Credit and (y) such written notice of termination or reduction of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or consummation of a Liquidity Event, in which case, such notice may be revoked by the Borrowers if such condition is not satisfied; provided, that the Borrowers shall be liable for any additional amounts required pursuant to Section 4; and (b) in the case of the complete termination of the Commitments, if any Letter of Credit Liability exists, upon payment to the Administrative Agent of the Cash Collateral (from the proceeds of Capital Calls only) for deposit in the Cash Collateral Account in accordance with Section 2.8(h), without presentment, demand, protest or any other notice of any kind, all of which are hereby waived.  Notwithstanding the foregoing:  (x) any reduction of the Maximum Commitment shall be in an amount equal to $5,000,000 or multiples thereof; and (y) in no event shall a reduction by the Borrowers reduce the Maximum Commitment to $5,000,000 or less (except for a termination of all the Commitments).  Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same.  Any reduction of the Tranche A Maximum Commitment or Tranche B Maximum Commitment shall reduce the Tranche A Commitments and Tranche B Commitments of the Tranche A Lenders and Tranche B Lenders according to their Pro Rata Tranche A Share~~.~~ and Pro Rata Tranche B Share, as applicable..

3.7        Lending Office.Each Lender may:  (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Loan and (b) change its Lending Office from time to time by notice to the Administrative Agent and the Borrowers.  In such event, the Administrative Agent shall continue to hold the Note, if any, evidencing the Loans attributable to such Lender for the benefit and account of such branch, subsidiary or Affiliate.  Each Lender shall be entitled to fund all or any portion of its Tranche A Commitment or Tranche B Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5.

3.8         Joint and Several Liability. Each Borrower acknowledges, agrees, represents and warrants the following:

(a)          Inducement.  The Lenders have been induced to make the Loans to, the Letter of Credit Issuer has been induced to issue Letters of Credit for the account of, and the Specified Hedge Banks have been induced to enter into Lender Hedge Agreements with, the Borrowers in part based upon the assurances by each Borrower that each Borrower desires that all Obligations under the Loan Documents be honored and enforced as separate obligations of each Borrower, should the Administrative Agent and the Lenders desire to do so.

(b)        Combined Liability.  Notwithstanding the foregoing, the Borrowers shall be jointly and severally liable to the Lenders for all representations, warranties, covenants, obligations and indemnities, including, without limitation, the Loans and the other Obligations, and the Administrative Agent and the Lenders may at their option enforce the entire amount of the Loans, the Letters of Credit and the other Obligations against any one or more of the Borrowers.

(c)         Separate Exercise of Remedies.  The Administrative Agent (on behalf of the Secured Parties) may exercise remedies against each Borrower and its property separately, whether or not the Administrative Agent exercises remedies against any other Borrower or its property.  The Administrative Agent may enforce one or more Borrower’s obligations without enforcing any other Borrower’s obligations and vice versa.  Any failure or inability of the Administrative Agent to enforce one or more Borrower’s obligations shall not in any way limit the Administrative Agent’s right to enforce the obligations of the other Borrowers.  If the Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, the Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Collateral Documents under the applicable state law.

3.9         Intercreditor Provisions.

(a)         The Tranche B Lenders agree that the Tranche B Obligations shall be junior and subordinate in right of payment arising out of the Collateral to the prior payment in full in cash from the Collateral of all outstanding Tranche A Obligations, but the Tranche B Obligations shall be pari passu in right of payment arising out of any other assets of the Credit Parties with the payment of all outstanding Tranche A Obligations.  Notwithstanding the foregoing, prior to the occurrence and continuance of an Event of Default, (i) the Tranche A Lenders and Tranche B Lenders shall be entitled to receive all payments from the Credit Parties with respect to the respective Obligations owed to such Lenders, and (ii) each Borrower may repay the Tranche A Facility and the Tranche B Facility, and may direct the Administrative Agent to repay the Tranche A Lenders and Tranche B Lenders, in the manner such Borrower desires, in accordance with the terms of this Credit Agreement.  Following the occurrence and continuance of an Event of Default, all proceeds received from any Capital Call issued by the Administrative Agent in accordance with the terms of the applicable Loan Documents, or any collection of any other Collateral, shall be applied by the Administrative Agent against all Tranche A Obligations of the Borrowers (including those owing by any Borrower to a Tranche A Lender that is a Defaulting Lender) and, after all Tranche A Obligations of all Borrowers have been paid in full (other than contingent indemnification obligations for which no claim has been made and Letter of Credit obligations that have been Cash Collateralized) thereafter, to the extent that any such proceeds remain, to the Tranche B Obligations.  In the event of receipt by any Tranche B Lender of any payments arising out of the Collateral with respect to the Tranche B Obligations after the occurrence and continuance of an Event of Default, or acceleration or demand for payment hereunder, and to the extent such payments from such Collateral shall be received by any Tranche B Lenders before each Tranche A Lender has received indefeasible payment in full in cash from such Collateral of all Tranche A Obligations of and the Tranche A Commitments have terminated, such payments arising out of such Collateral shall be held in trust by such Tranche B Lender and shall promptly be paid to the Administrative Agent for distribution by the Administrative Agent pursuant to the preceding sentence.

(b)        Subject to Section 3.9(a), during the occurrence and continuance of an Event of Default, unless and until each Tranche A Lender has received indefeasible payment in full in cash from the Collateral of all Tranche A Obligations (other than contingent indemnification obligations for which no claim has been made and Letter of Credit obligations that have been Cash Collateralized) and the Tranche A Commitments have terminated, the Tranche B Lenders shall not ask, demand or sue for any right or remedy in respect of all or any part of the Collateral (but may ask, demand or sue for any right or remedy in respect of any other assets of the Credit Parties at any time on the occurrence and continuance of an Event of Default), and the Tranche B Lenders agree not to take or receive from any Credit Party or Investor, directly or indirectly, in cash or other property consisting of Collateral (including by setoff, or in any other manner, against the Collateral), whether pursuant to any enforcement, collection, execution, levy or foreclosure proceeding or otherwise, any part of the Collateral, in each case unless the Tranche B Lenders have provided written notice to the Administrative Agent that they intend to enforce such remedies against the Collateral and forty-five (45) days have passed since the date of such notice.  Without limiting the generality of the foregoing but subject to Section 3.9(a), during the occurrence and continuance of an Event of Default, unless and until each Tranche A Lender shall have received indefeasible payment in full in cash from the Collateral of all Tranche A Obligations (other than contingent indemnification obligations for which no claim has been made and Letter of Credit obligations that have been Cash Collateralized) and the Tranche A Commitments have terminated, (i) no Tranche B Lender will exercise or otherwise assert any right or remedy in respect of any part of the Collateral or any Lien thereon (but may exercise or otherwise assert any right or remedy in respect of any other assets of the Credit Parties at any time during the occurrence and continuance of an Event of Default), and (ii) without the prior written consent of the Administrative Agent, on behalf of the Tranche A Lenders, no Tranche B Lender will exercise any right under the Loan Documents, the UCC or other applicable law to deliver any Capital Call or notice to Investors informing them of the Tranche B Lenders’ interest in any accounts of any Credit Party, or to direct Investors to make payments in any particular manner of amounts due in respect of any such accounts, in each case unless the Tranche B Lenders have provided written notice to the Administrative Agent pursuant to the foregoing sentence and forty-five (45) days have passed since the date of such notice.

(c)         In the event of any proceeding involving any Debtor Relief Laws, or any sale, transfer or other disposition of all or any portion of the Collateral, the Tranche A Lenders shall first be paid in full in cash from the Collateral or provision for such payment from the Collateral shall be made and agreed to in writing by the Tranche A Lenders before any Tranche B Lender is entitled to receive any direct or indirect payment or distribution from the Collateral on account of or with respect to the Tranche B Obligations, but the Tranche A Lenders and the Tranche B Lenders shall be entitled to receive pari passu any direct or indirect payment or distribution from any other assets of the applicable Credit Party on account of or with respect to the Tranche A Obligations or the Tranche B Obligations, as applicable.  To that end, the Tranche A Lenders shall be entitled to receive directly (pro rata on the basis of the respective Tranche A Obligations owed to them), for application to the payment thereof, any and all payments or distributions of any kind or character, whether in cash, property or securities, from the Collateral that may be payable or deliverable in respect of the Tranche A Obligations in any such proceeding (including any payment or distribution from the Collateral that may be payable or deliverable by reason of the payment of any other Indebtedness of the Borrowers, or any Borrower being subordinated to the payment of the Obligations).  To the extent any payment from the Collateral of the Tranche A Obligations (whether by or on behalf of any Borrower as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment from the Collateral is recovered by, or paid over to, such trustee, receiver or other similar party, the Tranche A Obligations or the part thereof originally intended to be satisfied from the Collateral shall be deemed to be reinstated and outstanding as if such payment from the Collateral had not occurred.  To the extent any payment from the Collateral shall be received by any Tranche B Lenders pursuant to this Section 3.9(c) before each Tranche A Lender has received indefeasible payment in full in cash from the Collateral of all Tranche A Obligations (other than contingent indemnification obligations for which no claim has been made and Letter of Credit obligations that have been Cash Collateralized) and the Tranche A Commitments have terminated, such payments from the Collateral shall be held in trust by such Tranche B Lender for the benefit of the Tranche A Lenders, and shall promptly be paid to the Administrative Agent for distribution to the Tranche A Lenders, but such requirement shall not apply to the extent any payment from any other assets of the applicable Credit Party shall be received by any Tranche B Lenders pursuant to this Section 3.9(c) before each Tranche A Lender has received indefeasible payment in full of all Tranche A Obligations.  In the event of any proceeding or action under Debtor Relief Laws that results in the Tranche A Lenders not receiving post-petition interest, the Tranche B Lenders agree to pay to the Tranche A Lenders the amount of such disallowed post-petition interest from any payments from the Collateral received by the Tranche B Lenders on the Tranche B Obligations until such disallowed interest is paid in full.

(d)        The Tranche B Lenders agree that in the event proceedings under any Debtor Relief Laws are instituted by or against any Credit Party, (i) the Required Tranche A Lenders may consent to the use of cash collateral arising out of the Collateral or the provision of post-petition financing to the Credit Parties on such terms and conditions and in such amounts as the Required Tranche A Lenders, in their sole discretion, may decide and that, in connection with the usage of such cash collateral arising out of the Collateral or such financing, each Credit Party (or a trustee appointed for its estate) may use all or any portion of its Collateral to satisfy its Tranche A Obligations, whether such Tranche A Obligations arose prior to the filing of the petition for relief or arose thereafter, and any related payment and satisfaction from the Collateral of such cash collateral or post-petition financing may be superior in priority to the payment and satisfaction from the Collateral of the claims of the Tranche B Lenders on the Tranche B Obligations, but shall be pari passu to the payment and satisfaction from any other assets of the applicable Credit Parties of the claims of the Tranche B Lenders on the Tranche B Obligations, and the Tranche B Lenders shall not object to any of the foregoing that complies with this Section 3.9, (ii) the Tranche B Lenders will not raise any objection they may have to any claim by the Tranche A Lenders to “adequate protection” of the Tranche A Lender’s (or the Administrative Agent’s on their behalf) interest in any security with respect to the Collateral they may have for the Tranche A Obligations, (iii) no Tranche B Lender will assert any right it may have to “adequate protection” of such Tranche B Lender’s interest in any security with respect to the Collateral it may have for the Tranche B Obligations to be superior in right with respect to the Collateral to the Tranche A Obligations (provided, however, that after the Tranche A Lenders have requested and received “adequate protection” replacement liens with respect to the Collateral, the Tranche B Lenders may apply for “adequate protection” replacement liens on all pre-petition and post-petition Collateral upon which the Tranche A Lenders are also granted “adequate protection” replacement liens, but the Tranche B Lenders may apply for “adequate protection” replacement liens on all other pre-petition and post-petition assets of the applicable Credit Parties without regard to when the Tranche A Lenders have requested and received “adequate protection” replacement liens with respect to such other assets of the applicable Credit Parties; provided, further, that such liens of the Tranche B Lenders solely with respect to the Collateral shall be subordinate to the “adequate protection” replacement liens granted to the Tranche A Lenders with respect to the Collateral consistent in all respect with this Section 3.9), (iv) the Tranche B Lenders will not object to or oppose any effort by the Tranche A Lenders to have the automatic stay lifted with respect to any security for the Tranche A Obligations, (v) the Tranche B Lenders will not seek to have the automatic stay lifted with respect to any security on the Collateral the Tranche B Lenders may have for the Tranche B Obligations unless the Tranche A Lenders have obtained an order lifting the automatic stay with respect to their security on the Collateral for the Tranche A Obligations and (vi) the Tranche B Lenders agree to approve and not oppose or object to any plan of reorganization, arrangement, adjustment, liquidation or composition with respect to the Collateral approved by the Required Tranche A Lenders, so long as such plan is not materially adverse to the interest of the Tranche B Lenders and the Collateral (unless such plan would result in all Tranche B Obligations being fully repaid), but need not approve and may object to any plan of reorganization, arrangement, adjustment, liquidation or composition with respect to any other assets of the applicable Credit Parties approved by the Required Tranche A Lenders.  The Tranche B Lenders will not object to or oppose a sale or other disposition of any Collateral securing all of any part of the Tranche A Obligations and Tranche B Obligations free and clear of security interests, liens or other claims of Tranche B Lenders under Section 363 of the United States Bankruptcy Code or any other provision of the United States Bankruptcy Code or similar bankruptcy or insolvency statute if the Tranche A Lenders have consented to such sale or disposition of Collateral. The Tranche B Lenders waive any claim they may now or hereafter have with respect to the Collateral arising out of the Tranche A Lenders’ election, in any bankruptcy or insolvency proceeding instituted under the United States Bankruptcy Code, of the application of Section 1111(b)(2) of the United States Bankruptcy Code.

(e)         The Tranche B Lenders hereby waive all rights of subrogation to the claims of the Administrative Agent or any of the Tranche A Lenders against any Credit Party, and waive all rights of recourse to any security on the Collateral for any Tranche A Obligations, until such time as all Tranche A Obligations (other than contingent indemnification obligations for which no claim has been made and Letter of Credit obligations that have been Cash Collateralized) shall have been indefeasibly paid in full in cash from the Collateral pursuant to the respective terms and provisions hereof; provided that if any payment from the Collateral to the Administrative Agent or any Tranche A Lender is rescinded as a result of a proceeding under any Debtor Relief Law or otherwise, such subrogation of Tranche B Lenders as provided herein shall likewise be rescinded until all of the Tranche A Obligations are indefeasibly paid in full in cash from the Collateral.

Section 4.            CHANGE IN CIRCUMSTANCES

4.1         Taxes.

(a)         Defined Terms.  For purposes of this Section 4.1, the term “Lender” includes the Letter of Credit Issuer and the term “Applicable Law” includes FATCA.

(b)         Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)         Payment of Other Taxes by the Credit Parties.  Without duplication of any amounts otherwise payable pursuant to this Agreement, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the written request of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)         Indemnification by the Credit Parties.  The Credit Parties shall jointly and severally indemnify each Recipient, within twenty (20) days after receipt of written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority but excluding any penalties, interest and expenses that arise from the gross negligence or willful misconduct of such Recipient.  A certificate as to the amount of such payment or liability delivered to the Credit Parties by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)         Indemnification by the Lenders.  Without prejudice to, or duplication of, Section 11.7, each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11(e) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Credit Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.1(e).

(f)        Evidence of Payments.  As soon as practicable after any payment of Taxes by a Credit Party to a Governmental Authority pursuant to this Section 4.1, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)         Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested in writing by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested in writing by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested in writing by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested in writing by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)        any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of such Borrower or the Administrative Agent), executed copies of IRS Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(i)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W‑8BEN or IRS Form W‑8BEN‑E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN or IRS Form W‑8BEN‑E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	executed copies of IRS Form W‑8ECI;

(iii)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit S‑1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10-percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W‑8BEN or IRS Form W‑8BEN‑E, as applicable; or

(iv)
to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN, IRS Form W‑8BEN‑E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit S‑2 or Exhibit S‑3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit S‑4 on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 4.1(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h)        Status of Administrative Agent.  The Administrative Agent shall deliver to the Borrowers, on or before the date on which it becomes the Administrative Agent hereunder, either (i) a duly executed copy of IRS Form W-9 (or any applicable successor form) certifying that the Administrative Agent is exempt from U.S. federal backup withholding, or (ii) a duly executed copy of IRS Form W-8IMY, certifying on Part I and Part IV of such IRS Form W-8IMY (or any applicable successor form) that it is a U.S. branch that has agreed to be treated as a U.S. Person for U.S. federal withholding Tax purposes (as described in Section 1.1441-1(b)(2)(iv)(A) of the United States Treasury Regulations) with respect to payments received by it from the Borrowers for the account of others under the Loan Documents.  The Administrative Agent shall promptly notify the Borrowers in writing at any time it determines that it is no longer in a position to provide the certification described in the preceding sentence, and shall provide updated documentation (or a successor form thereto) when any documentation previously delivered pursuant to this Section 4.1(h) has expired or becomes obsolete or invalid, or otherwise upon the reasonable request of the Borrowers.

(i)          Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.1 with respect to the Taxes giving rise to such refund), net of all reasonable out‑of‑pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.1(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 4.1(i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1(i) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 4.1(i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j)       Survival.  Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.2        Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful or impossible, or that any Governmental Authority having jurisdiction over such Lender has asserted that it is unlawful or impossible, for any Lender or its Lending Office to, or materially restricts the authority of such Lender to, honor its obligations to make, maintain or fund Loans or other Facility Obligations, or to determine or charge interest rates based upon Daily Simple SOFR or Term SOFR then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make, maintain or fund Loans accruing interest at Daily Simple SOFR or Term SOFR, as applicable, or to convert Loans accruing interest calculated by reference to the Reference Rate (unless the Reference Rate is also calculated off Daily Simple SOFR in accordance with the definition of “Reference Rate”) to be Loans accruing interest calculated by reference to Daily Simple SOFR or Term SOFR, as applicable, shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Until the time of such notice by such Lender, upon demand from any Lender (with a copy to the Administrative Agent), the applicable Borrower shall prepay such affected Loans or Obligations of such Lender, or failing that, the Loans or Facility Obligations of such Lender outstanding at the time of such suspension shall be continued as Reference Rate Loans and Facility Obligations in an amount equal to the aggregate amount of such Loans and Obligations immediately prior to such suspension, which conversion shall be (x) in the case of any Daily Simple SOFR Loan, immediately, or (y) in the case of any Term SOFR Loan, on the last day of the Interest Period therefor (if applicable), if all affected Lenders may lawfully continue to maintain such Loans and Obligations to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans or Obligations to such day.  Upon the prepayment of any such Loans, the applicable Borrower shall also pay accrued and unpaid interest on the amount so prepaid.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

4.3         Inability to Determine Rates.  Subject to Section 4.10, in connection with any Request for Borrowing of, Conversion Notice to or Rollover Notice of any SOFR Loan or otherwise, if for any reason (a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist (i) for ascertaining Daily Simple SOFR pursuant to the definition thereof, or (ii) for ascertaining Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period, or (b) the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that (i) Daily Simple SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans, or (ii) Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, and in the case of either of the foregoing clause (i) or clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrowers.  Upon notice thereof by the Administrative Agent to the Borrowers, any obligation of the Lenders to make SOFR Loans, as applicable, and any right of the Borrowers to Convert any Loan to or Rollover any Loan as a SOFR Loan, as applicable, shall be suspended (to the extent of the affected SOFR Loans or, in the case of Term SOFR Loans, the affected Interest Periods) until the Administrative Agent (with respect to clause (b) above, at the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, (x) the Borrowers may revoke any pending Request for Borrowing of, Conversion Notice to or Rollover Notice of SOFR Loans (to the extent of the affected SOFR Loans or, in the case of Term SOFR Loans, the affected Interest Periods) or, failing that, the Borrowers will be deemed to have converted any such request or notice into a Request for Borrowing of or Conversion Notice to Reference Rate Loans in the amount specified therein and (y) any outstanding affected Daily Simple SOFR Loans will be deemed to have been converted into Reference Rate Loans immediately, and any outstanding affected Term SOFR Loans will be deemed to have been converted into Reference Rate Loans at the end of the applicable Interest Period.  Upon any such conversion or any prepayment of such Loans, the Borrowers shall also pay accrued interest on the amount so converted or prepaid, together with any additional amounts required pursuant to Section 4.5.

4.4         Increased Cost and Capital Adequacy.

(a)          Increased Costs Generally.  If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender or the Letter of Credit Issuer;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or the Letter of Credit Issuer or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Letter of Credit Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Letter of Credit Issuer or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Letter of Credit Issuer or other Recipient, the Borrowers shall promptly pay to any such Lender, the Letter of Credit Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)        Capital Requirements.  If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any Lending Office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by, or, with respect to the Tranche A Lenders, participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Letter of Credit Issuer, as applicable, the Borrowers shall within the Required Payment Time pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c)         Certificates for Reimbursement.  A certificate of a Lender or the Letter of Credit Issuer setting forth the calculation of the amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer, as the case may be, as specified in Section 4.4(a) or Section 4.4(b) and delivered to the Borrowers, shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate by the Required Payment Time.

(d)         Delay in Requests.  Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section 4 shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section 4 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

4.5       Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by such Lender (including in obtaining, liquidating or employing deposits or other funds from third parties) as a result of (a) any failure or refusal of the Borrowers (for any reasons whatsoever other than a default by the Administrative Agent or any Lender) to accept a Loan after the Borrowers shall have requested such Loan under this Credit Agreement, (b) any prepayment or other payment of a Daily Simple SOFR Loan other than on the Interest Payment Date therefor, or any prepayment or other payment of a Term SOFR Loan on a day other than the last day of the Interest Period applicable to such Loan, (c) any other prepayment of a Loan that is otherwise not made in compliance with the provisions of this Credit Agreement, or (d) the failure of the Borrowers to make a prepayment of a Loan after giving notice under this Credit Agreement, that such prepayment will be made.

4.6        Requests for Compensation.  If requested by the Borrowers in connection with any demand for payment pursuant to this Section 4 (other than Section 4.1), a Lender shall provide to the Borrowers, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrowers to such Lender and the computations made by such Lender to determine such amount, such certificate to be conclusive and binding in the absence of manifest error.  Any such amount payable by the Borrowers shall not be duplicative of any amounts (a) previously paid under this Section 4, or (b) included in the calculation of Daily Simple SOFR or Term SOFR.

4.7        Survival.  Without prejudice to the survival of any other agreement of the Borrowers hereunder, all of the Borrowers’ obligations under this Section 4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Credit Agreement or any provision hereof.  Each Lender shall notify the Borrowers of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under this Section 4 as promptly as practicable.

4.8         Mitigation Obligations; Replacement of Lenders.

(a)       Designation of a Different Lending Office.  If any Lender requests compensation under Section 4.4, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, or is prohibited from funding under Section 4.2, then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.4 or Section 4.1, or is prohibited under Section 4.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        Replacement of Lenders.  If any Lender requests compensation under Section 4.4, or if any Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, or is prohibited from funding under Section 4.2, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.8(a), or if any Lender is a Defaulting Lender or a Non‑Consenting Lender, then the Borrowers may, at their sole expense and effort, so long as no Event of Default or Potential Default has occurred and is continuing, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.11), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.4 or Section 4.1) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)          the Administrative Agent shall have received the assignment fee (if any) specified in Section 12.11;

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Section 4) from the assignee (to the extent of such outstanding principal) or the Borrowers (in the case of accrued interest, fees and all other amounts);

(iii)      in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)        such assignment does not conflict with Applicable Law; and

(v)        in the case of any assignment resulting from a Lender becoming a Non‑Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

4.9       Cash Collateral. At any time that there shall exist a Defaulting Lender, by the Required Payment Time, the Borrowers shall Cash Collateralize the Fronting Exposure of the Letter of Credit Issuer with respect to such Defaulting Lender (determined after giving effect to Section 12.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)         Grant of Security Interest; Other Claims/Deficiency.  (i) The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer, and agrees to maintain, a first priority (subject to Permitted Liens) security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Liability, to be applied pursuant to Section 4.9(b).  (ii) If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Letter of Credit Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)        Application.  Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under this Section 4.9 or Section 12.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Liability (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)        Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Letter of Credit Issuer shall no longer be required to be held as Cash Collateral pursuant to this Section 4.9 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral; provided that, subject to Section 12.12, the Person providing Cash Collateral and the Letter of Credit Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

4.10       Benchmark Replacement Setting.

(a)       Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrowers may amend this Credit Agreement to replace the then-current Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.10(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)         Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrowers, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(c)         Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrowers of (i) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.10(d) and (ii) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.10.

(d)         Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)          Benchmark Unavailability Period.  Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrowers may revoke any pending Request for Borrowing of, Conversion Notice to or Rollover Notice of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a Request for Borrowing of or Conversion Notice to Reference Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Reference Rate Loans at the end of the applicable Interest Period.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Reference Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Reference Rate.

Section 5.            SECURITY

5.1         Liens.

(a)         Capital Commitments and Capital Calls.  To secure the payment and the performance of the Obligations, the Credit Parties, each to the extent of their respective interests therein, shall grant to the Administrative Agent, for the benefit of each of the Secured Parties, a first priority, exclusive, perfected security interest and Lien (subject to Permitted Liens) in and on the Collateral pursuant to the Security Agreements, the related financing statements and the other related documents.

(b)         Reliance.  The Borrowers and Guarantors agree that the Administrative Agent and each Lender and the Letter of Credit Issuer have entered into this Credit Agreement, extended credit hereunder and at the time of each Loan or each issuance of a Letter of Credit, will make such Loan or issue such Letter of Credit in reasonable reliance on the obligations of the Investors to fund their respective Capital Commitments as shown in their Subscription Agreements delivered in connection herewith and accordingly, it is the intent of the parties that such Capital Commitments may be enforced by the Administrative Agent, on behalf of the Lenders and other Secured Parties, pursuant to the terms of the Loan Documents, directly against the Investors without further action by any Credit Party and notwithstanding any compromise of any such Capital Commitment by any Credit Party, as applicable, after the Closing Date as provided in 6 Del. C. § 17‑502(b)(1).

The security agreements, financing statements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant, perfect and continue a Lien in the Collateral, including without limitation the Security Agreements, the Collateral Account Pledges and the Control Agreements, and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents.”

5.2         The Collateral Accounts; Capital Calls.

(a)         The Collateral Accounts.  In order to secure further the payment and the performance of the Obligations and to effect and facilitate the right of the Secured Parties:  (i) each Borrower shall require that each of its Investors wire transfer to such Borrower’s Collateral Account all monies or sums paid or to be paid by the Investors pursuant to Capital Calls; and (ii) each Guarantor shall require that Investors in such Guarantor wire transfer to such Guarantor’s Collateral Account all monies or sums paid or to be paid by the Investors pursuant to Capital Calls.  In addition, each of the Borrowers and Guarantors shall promptly deposit into its respective Collateral Account any payments and monies that such Credit Party receives directly from Investors as Capital Contributions.

(b)        Use of the Collateral Accounts.  The Credit Parties may withdraw funds from the Collateral Accounts only in compliance with Section 9.18.  Upon the occurrence and during continuance of a Cash Control Event, the Administrative Agent is authorized to take exclusive control of the Collateral Accounts.  If the applicable Account Bank with respect to any Collateral Account ceases to be BNS or an Eligible Institution, each Borrower and Guarantor, as applicable, shall have thirty (30) days following notice from the Administrative Agent to move its Collateral Account to a replacement Account Bank that is at BNS or an Eligible Institution.  If an Account Bank terminates a Control Agreement, the applicable Borrower or Guarantor, as applicable, shall open a new collateral account that is subject to a new Control Agreement with a replacement Account Bank within thirty (30) days of such termination.

(c)         No Duty.  Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that neither the Administrative Agent, Letter of Credit Issuer, nor any other Secured Party undertakes any duties, responsibilities, or liabilities with respect to the Capital Calls issued by the Borrowers or the Guarantors.  None of them shall be required to refer to the Constituent Documents of any Credit Party, or a Subscription Agreement or any Side Letter, or take any other action with respect to any other matter that might arise in connection with the Constituent Documents of any Credit Party, a Subscription Agreement, a Side Letter or any Capital Call.  None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Credit Party or any of the Investors.  None of them shall have any duty to inquire into the use, purpose, or reasons for the making of any Capital Call by any Credit Party or the Investment or use of the proceeds thereof.

(d)         Capital Calls and Disbursements from Collateral Accounts.  The Credit Parties will issue Capital Calls at such times as are necessary in order to ensure the timely payment of the Obligations hereunder.  Each Credit Party hereby irrevocably authorizes and directs the Secured Parties, acting through the Administrative Agent, to charge from time to time the Collateral Accounts, and any other accounts of any Credit Party maintained at any Secured Party (including the Cash Collateral Account), for amounts not paid when due (after the passage of any applicable grace period) to the Secured Parties or any of them hereunder and under the other Loan Documents; provided that promptly after any disbursement of funds from any such account to the Secured Parties, as contemplated in this Section 5.2(d), the Administrative Agent shall deliver a written notice of such disbursement to the Borrowers.

(e)       No Representations.  Neither the Administrative Agent nor any Secured Party shall be deemed to make at any time any representation or warranty as to the validity of any Capital Call nor shall the Administrative Agent or the Secured Parties be accountable for any Credit Party’s use of the proceeds of any Capital Contribution.

5.3         Agreement to Deliver Additional Collateral Documents. The Credit Parties shall deliver such security agreements, financing statements, assignments, and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Secured Parties may request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Secured Parties, first priority (subject to Permitted Liens) security interests in the Collateral, together with other assurances of the enforceability and first priority (subject to Permitted Liens) of the Secured Parties’ Liens and assurances of due recording and documentation of the Collateral Documents or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the first priority (subject to Permitted Liens) Liens and security interests granted or purported to be granted in accordance with this Section 5.

5.4         Subordination.During the continuance of a Cash Control Event, no Credit Party shall make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to any other Credit Party, Investor or the Investment Advisor whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”).  All Other Claims, together with all Liens on assets securing the payment of all or any portion of the Other Claims shall at all times during the continuance of a Cash Control Event be subordinated to and junior in right and in payment to the Obligations (other than (x) contingent obligations for which no claim has yet been made, (y) any Obligations in respect of any Lender Hedge Agreement that have been cash collateralized or otherwise satisfied pursuant to Section 2.15(h) and (z) any Letter of Credit obligations which have been fully Cash Collateralized) and all Liens on assets securing all or any portion of the Obligations (other than (x) contingent obligations for which no claim has yet been made, (y) any Obligations in respect of any Lender Hedge Agreement that have been cash collateralized or otherwise satisfied pursuant to Section 2.15(h) and (z) any Letter of Credit obligations which have been fully Cash Collateralized), and each Credit Party agrees to take such actions as are necessary to provide for such subordination between it and any other Credit Party, inter se, including but not limited to including provisions for such subordination in the documents evidencing the Other Claims.  The Administrator and the Investment Advisor acknowledges and agrees that at any time a Cash Control Event has occurred and is continuing, the payment of any and all management or other fees (other than reimbursement of documented costs or expenses and management fees, in the aggregate amount of not more than $2,000,000 while such Cash Control Event is continuing) due and owing to it from any Credit Party shall be subordinated to and inferior in right and payment to the Obligations (other than (x) contingent obligations for which no claim has yet been made, (y) any Obligations in respect of any Lender Hedge Agreement that have been cash collateralized or otherwise satisfied pursuant to Section 2.15(h) and (z) any Letter of Credit obligations which have been fully Cash Collateralized) in all respects.  For the avoidance of doubt, no Credit Party shall be deemed to have failed to perform under or otherwise comply with its obligations under the Constituent Documents solely by the reason of any action or inaction of such Credit Party in accordance with this Section 5.4.

Section 6.            CONDITIONS PRECEDENT TO LENDING.

6.1         Obligations of the Lenders. The obligation of the Lenders to advance the initial Borrowing hereunder or cause the issuance of the initial Letters of Credit shall not become effective until the date on which (i) the Administrative Agent shall have received each of the following documents and (ii) each of the other conditions listed below have been satisfied or waived:

(a)         Credit Agreement.  This Credit Agreement, duly executed and delivered by the Credit Parties;

(b)         Note.  A Note duly executed and delivered by each Borrower (if required) in accordance with Section 3.1;

(c)         Security Agreements.  Each Borrower Security Agreement and Guarantor Security Agreement, each duly executed and delivered by the parties thereto in favor of the Administrative Agent for the benefit of the Secured Parties;

(d)       Collateral Account Pledges.  Each Borrower Collateral Account Pledge and Guarantor Collateral Account Pledge, each duly executed and delivered by the parties thereto in favor of the Administrative Agent for the benefit of the Secured Parties;

(e)        Control Agreements.  Each Borrower Control Agreement and Guarantor Control Agreement, each duly executed and delivered by the parties thereto;

(f)          Filings.

(i)         Satisfactory reports of searches of Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) in the jurisdiction of formation of each Credit Party, or where a filing has been or would need to be made in order to perfect the Administrative Agent’s first priority (subject to Permitted Liens) security interest on behalf of the Secured Parties in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens (other than Permitted Liens) exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all Liens (other than Permitted Liens) and other rights of any Person in any Collateral previously granted; and

(ii)       Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) satisfactory to the Administrative Agent with respect to the Collateral together with written evidence satisfactory to the Administrative Agent that the same have been filed, submitted for filing in the appropriate public filing office(s) in the Administrative Agent’s sole discretion, to perfect the Secured Parties’ Liens in the Collateral;

(g)         Responsible Officer Certificates.  A certificate from a Responsible Officer of each Credit Party, in the form of Exhibit M;

(h)         The Borrowers’ Constituent Documents.  True and complete copies of the Constituent Documents of the Borrowers, together with certificates of existence and good standing (or other similar instruments) of the Borrowers, in each case certified by a Responsible Officer of the Borrowers to be correct and complete copies thereof and in effect on the date hereof and in each case satisfactory to the Administrative Agent in its sole discretion;

(i)          The Guarantors’ Constituent Documents.  True and complete copies of the Constituent Documents of the Guarantors, together with certificates of existence and good standing (or other similar instruments) of the Guarantors, in each case certified by a Responsible Officer of each Guarantor to be correct and complete copies thereof and in effect on the date hereof, in each case satisfactory to the Administrative Agent in its sole discretion;

(j)          Management Agreement.  A copy of the Management Agreement, duly executed by the parties thereto;

(k)         Authority Documents.  Certified resolutions of each Credit Party, authorizing the entry into the transactions contemplated herein and in the other Loan Documents, in each case certified by a Responsible Officer of such Person as correct and complete copies thereof and in effect on the date hereof;

(l)        Incumbency Certificate.  From each Credit Party, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of such Credit Party, together with the true signatures of each such Person; the Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(m)        Opinions.  A favorable written opinion of counsel to the Credit Parties in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date;

(n)         Investor Documents.  With respect to Investors: (i) a copy of each Investor’s duly executed Subscription Agreement, Side Letter (if applicable), Investor Consent (if applicable), Credit Link Document, if applicable and (ii) if such Investor is an Endowment Fund Investor, a copy of any keepwell agreement in place between such Investor and its Sponsor;

(o)         Fees; Costs and Expenses.  Payment of all fees and other amounts due and payable on or prior to the date hereof, including pursuant to the Fee Letter, and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrowers hereunder, including the fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such initial Borrowing;

(p)         ERISA Status.  With respect to each of the Initial Borrower and Initial Guarantor, either (i) a favorable written opinion of counsel to such Credit Party, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Credit Party as an Operating Company (or a copy of such opinion addressed to a Credit Party, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Credit Party that the underlying assets of such Credit Party do not constitute Plan Assets because less than twenty‑five percent (25%) of the total value of each class of equity interests in such Credit Party is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA;

(q)         Collateral Accounts.  Evidence that the Collateral Accounts have been established;

(r)          “Know Your Customer” Information and Documents.  Such information and documentation as is requested by the Lenders so that each of the Credit Parties has become KYC Compliant; and

(s)       Beneficial Ownership Certification.  The Lenders shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the Closing Date a Beneficial Ownership Certification in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(t)          Additional Information.  Such other information and documents as may be required by the Administrative Agent and its counsel.

In addition, the Administrative Agent shall have completed to its satisfaction its due diligence review of the Borrowers and the Guarantors and each of their respective management, controlling owners, systems and operations.

6.2       Conditions to all Loans and Letters of Credit.  The obligation of the Lenders to advance each Borrowing (including without limitation the initial Borrowing) and the obligation of the Letter of Credit Issuer to cause the issuance of Letters of Credit (including, without limitation, the initial Letter of Credit) hereunder is subject to the conditions precedent that:

(a)         Representations and Warranties.  The representations and warranties of the Credit Parties set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the advance of such Borrowing or issuance of such Letter of Credit, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); provided that if any such representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for the purposes of this condition;

(b)        No Default.  No event shall have occurred and be continuing, or would immediately result from the Borrowing or the issuance of the Letter of Credit, which constitutes an Event of Default or a Potential Default;

(c)         Request for Borrowing.  The Administrative Agent shall have received a Request for Borrowing or Request for Letter of Credit, together with a Borrowing Base Certificate;

(d)         No Investor Excuses.  Other than as disclosed to the Administrative Agent in writing, the Credit Parties have no knowledge or reason to believe any Investor would be entitled to exercise any withdrawal, excuse or exemption right under the applicable Constituent Documents, its Subscription Agreement or any Side Letter with respect to any Investment being acquired in whole or in part with any proceeds of the related Loan or Letter of Credit (provided, that if the Credit Parties have disclosed a potential excuse or exemption right to the Administrative Agent in writing, the excused, withdrawn or exempted portion of the applicable Investor’s Unfunded Capital Commitment shall be excluded from the calculation of the Borrowing Base, but the Borrowers shall not be prohibited from such credit extension upon satisfaction of the other conditions therefor);

(e)        Application.  In the case of a Letter of Credit, the Letter of Credit Issuer shall have received a Letter of Credit Application executed by the Borrowers;

(f)          Available Commitment.  After giving effect to (i) the proposed Borrowing ~~or~~, the Principal Obligations (x) under the Tranche A Facility will not exceed the Tranche A Available Commitment, and (y) under the Tranche B Facility will not exceed the Tranche B Available Commitment, and (ii) the issuance of the Letter of Credit, the Principal Obligations with respect to the Tranche A Facility will not exceed the Tranche A Available Commitment; and

(g)         No Key Person Event.  No Key Person Event (as defined in the applicable Constituent Document) has occurred and is continuing.

6.3        Addition of Qualified Borrowers. The obligation of the Lenders to advance a Borrowing to a proposed Qualified Borrower hereunder or to cause the issuance of a Letter of Credit to a proposed Qualified Borrower is subject to the conditions that the Borrowers shall have given the Administrative Agent at least ten (10) Business Days’ prior written notice and each of the following:

(a)       Approval of Qualified Borrower.  In order for an entity to be approved as a Qualified Borrower (i) the Borrowers must obtain the written consent of each Lender, not to be unreasonably withheld; (ii) such entity shall be one in which a Borrower or another Credit Party owns a direct or indirect ownership interest, or through which the Borrowers or another Credit Party may acquire an Investment, the indebtedness of which entity can be guaranteed by such Borrower and Guarantor under their Constituent Documents (a “Qualified Borrower”); and (iii) the provisions of this Section 6.3 shall be satisfied;

(b)         Guaranty of Qualified Borrower Obligations.  The applicable Borrower shall provide to the Administrative Agent and each of the Lenders an unconditional guaranty of payment in the form of Exhibit J (the “Qualified Borrower Guaranty”, and such guaranties, collectively, the “Qualified Borrower Guaranties”), which shall be acknowledged and agreed to by the Guarantors, and enforceable against the Borrower for the payment of a Qualified Borrower’s debt or obligation to the Lenders;

(c)       Qualified Borrower Promissory Note.  Such Qualified Borrower shall execute and deliver a promissory note, in the form of Exhibit I (a “Qualified Borrower Promissory Note”), payable to the Administrative Agent, for the benefit of the Secured Parties;

(d)         Authorizations of Qualified Borrower.  The Administrative Agent shall have received from the Qualified Borrower appropriate evidence of the authorization of the Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Note, duly adopted by the Qualified Borrower, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(e)        Incumbency Certificate.  The Administrative Agent shall have received from such Qualified Borrower a signed certificate of a Responsible Officer of the Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person.  The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(f)        Opinion of Counsel to Qualified Borrowers.  The Administrative Agent shall have received a favorable written opinion of counsel for such Qualified Borrower, in form and substance satisfactory to the Administrative Agent;

(g)        Opinion of Counsel to the Borrower.  The Administrative Agent shall have received a favorable written opinion of counsel for the Borrowers with respect to the Qualified Borrower Guaranty, in form and substance satisfactory to the Administrative Agent;

(h)        “Know Your Customer” Information and Documents and Beneficial Ownership Certification.  (i) The Administrative Agent and Lenders shall have received all items required to make such Qualified Borrower KYC Compliant; and (ii) if such Qualified Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent and Lenders shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the date such Person becomes a Qualified Borrower hereunder, a Beneficial Ownership Certification;

(i)         Fees, Costs and Expenses.  Payment of all fees and other invoiced amounts due and payable by any Credit Party on or prior to the date of such Qualified Borrower becomes a Borrower hereunder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Credit Party hereunder, which may be deducted from the proceeds of any related Borrowing;

(j)         Due Diligence Review.  The Administrative Agent shall have completed to its satisfaction its due diligence review of such Qualified Borrower and its respective management, controlling owners, systems and operations;

(k)        ERISA Status.  With respect to the initial advance to such Qualified Borrower only, either (i) a favorable written opinion of counsel to such Qualified Borrower, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Qualified Borrower as an Operating Company (or a copy of such opinion addressed to a Credit Party, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Qualified Borrower that the underlying assets of such Qualified Borrower do not constitute Plan Assets because less than twenty‑five percent (25%) of the total value of each class of equity interests in such Qualified Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; and

(l)        Additional Information.  The Administrative Agent shall have received such other information and documents in respect of such Qualified Borrower as may be required by the Administrative Agent and its counsel.

Upon the satisfaction of the requirements of this Section 6.3 described above, such Qualified Borrower shall be bound by the terms and conditions of this Credit Agreement as if it were a Borrower hereunder.

6.4       Addition of AIV Borrower and Parallel Fund Borrowers. The obligation of the Lenders to advance a Borrowing to a proposed AIV Borrower or Parallel Fund Borrower, as applicable, hereunder or to cause the issuance of a Letter of Credit to a proposed AIV Borrower or Parallel Fund Borrower, as applicable, is subject to the conditions that the Borrowers shall have given the Administrative Agent at least fifteen (15) Business Days’ prior written notice and each of the following:

(a)        Approval of AIV Borrower or Parallel Fund Borrower.  In order for an entity to be approved as an AIV Borrower or a Parallel Fund Borrower, as applicable, (i) the Borrowers must obtain the written consent of each Lender, such consent not to be unreasonably withheld; (ii) such entity shall be either an Alternative Investment Vehicle or a Parallel Investment Vehicle, as applicable, of a Borrower or Guarantor; and (iii) the provisions of this Section 6.4 shall be satisfied;

(b)         Joinder and Security of New Borrower Obligations.  The AIV Borrower or Parallel Fund Borrower and their general partners shall provide to the Administrative Agent and each of the Lenders duly executed documentation substantially similar, in the reasonable discretion of the Administrative Agent, to that executed by the Borrowers at the Closing Date, including but not limited to a joinder agreement to this Credit Agreement (pursuant to which it agrees to be jointly and severally liable for all Obligations), Collateral Documents and such other Loan Documents and Filings as the Administrative Agent may reasonably request;

(c)         Borrower Note.  Upon the request of the Administrative Agent, such AIV Borrower or Parallel Fund Borrower, as applicable, shall execute and deliver a promissory note, in the form of Exhibit B;

(d)         Authorizations of Borrower.  The Administrative Agent shall have received from the AIV Borrower or Parallel Fund Borrower, as applicable, appropriate evidence of the authorization of such Borrower approving the execution, delivery and performance of its Note, its applicable Collateral Documents and any other Loan Documents required of such Borrower, duly adopted by such Borrower, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(e)         Responsible Officer Certificates.  A certificate from a Responsible Officer of each AIV Borrower or Parallel Fund Borrower, as applicable, in the form of Exhibit M;

(f)       Constituent Documents.  True and complete copies of the Constituent Documents of such AIV Borrower or Parallel Fund Borrower, as applicable, together with certificates of existence and good standing (or other similar instruments) of such Borrower, in each case certified by a Responsible Officer of such Person to be correct and complete copies thereof and in effect on the date such AIV Borrower or Parallel Fund Borrower, as applicable, becomes a Borrower hereunder and in each case satisfactory to the Administrative Agent in its sole discretion;

(g)          ERISA Status.  With respect to the initial advance to such AIV Borrower or Parallel Fund Borrower only, either (i) a favorable written opinion of counsel to such AIV Borrower or Parallel Fund Borrower, as applicable, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such AIV Borrower or Parallel Fund Borrower as an Operating Company (or a copy of such opinion addressed to a Credit Party, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such AIV Borrower or Parallel Fund Borrower that the underlying assets of such Credit Party do not constitute Plan Assets because less than twenty‑five percent (25%) of the total value of each class of equity interests in such Credit Party is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA;

(h)        Incumbency Certificate.  The Administrative Agent shall have received from the AIV Borrower or Parallel Fund Borrower, as applicable, a signed certificate of a Responsible Officer of such Borrower which shall certify the names of the Persons authorized to sign the Loan Documents to be delivered pursuant to the terms hereof by such Borrower, together with the true signatures of each such Person.  The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(i)          Opinion of Counsel to AIV Borrower or Parallel Fund Borrower.  The Administrative Agent shall have received a favorable written opinion of counsel for the AIV Borrower or Parallel Fund Borrower, as applicable, in form and substance satisfactory to the Administrative Agent;

(j)          “Know Your Customer” Information and Documents and Beneficial Ownership Certification.  (i) The Lenders shall have received all items required to make such AIV Borrower or Parallel Fund Borrower, as applicable, KYC Compliant; and (ii) if such AIV Borrower or Parallel Fund Borrower, as applicable, qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Lenders shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the date such Person becomes an AIV Borrower or Parallel Fund Borrower, as applicable, hereunder, a Beneficial Ownership Certification in relation to such AIV Borrower or Parallel Fund Borrower, as applicable;

(k)         Fees, Costs and Expenses.  Payment of all fees and other invoiced amounts due and payable by any Credit Party on or prior to the date such AIV Borrower or Parallel Fund Borrower, as applicable, becomes a Borrower hereunder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Credit Party hereunder, which may be deducted from the proceeds of any related Borrowing;

(l)         Due Diligence Review.  The Administrative Agent shall have completed to its satisfaction its due diligence review of such AIV Borrower or Parallel Fund Borrower, as applicable, and its respective management, controlling owners, systems and operations; and

(m)        Additional Information.  The Administrative Agent shall have received such other information and documents in respect of such AIV Borrower or Parallel Fund Borrower, as applicable, as may be required by the Administrative Agent and its counsel.

Upon the satisfaction of the requirements of this Section 6.4 described above, the AIV Borrower or Parallel Fund Borrower, as applicable, shall be bound by the terms and conditions of this Credit Agreement as a Borrower hereunder.

Section 7.            REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Lenders to make the Loans and cause the issuance of Letters of Credit hereunder, each Credit Party hereby represents and warrants to the Administrative Agent and the Lenders that:

7.1        Organization and Good Standing. Each Credit Party (a) is duly organized, formed or incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization, formation or incorporation, as applicable; (b) has the requisite power and authority to own its properties and assets and to carry on its business as now conducted; and (c) is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not have a Material Adverse Effect.

7.2        Authorization and Power. Each Credit Party has the trust, partnership, limited liability company or corporate power, as applicable, and requisite authority to execute, deliver, and perform its respective obligations under this Credit Agreement, the Notes, and the other Loan Documents to be executed by it, its Constituent Documents, and its Subscription Agreements.  Each Credit Party is duly authorized to, and has taken all trust, partnership, limited liability company or corporate action, as applicable, necessary to authorize it to execute, deliver, and perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent Documents, and the Subscription Agreements, and is and will continue to be duly authorized to perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent Documents and the Subscription Agreements.

7.3        No Conflicts or Consents.  None of the execution and delivery of this Credit Agreement, the Notes or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of law, statute or regulation to which any Credit Party is subject or any judgment, license, order or permit applicable to any Credit Party or any indenture, mortgage, deed of trust or other agreement or instrument to which any Credit Party is a party or by which any Credit Party may be bound, or to which any Credit Party may be subject.  No consent, approval, authorization or order of any court or Governmental Authority, Investor or third party is required in connection with the execution and delivery by any Credit Party of the Loan Documents or to consummate the transactions contemplated hereby or thereby, including its Constituent Documents, except, in each case, for that which has already been waived or obtained.

7.4         Enforceable Obligations.  This Credit Agreement, the Notes and the other Loan Documents to which any Credit Party is a party are the legal and binding obligations of such Credit Party, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).

7.5       Priority of Liens. The Collateral Documents create, as security for the Obligations, valid and enforceable, perfected first priority (subject to Permitted Liens) Lien on all of the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, subject to no other Liens (except Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).  Such Liens on the Collateral shall be superior to and prior to the rights of all third parties in such Collateral (except Permitted Liens), and, other than in connection with any future Change in Law or in the applicable Credit Party’s name, identity or structure, or its jurisdiction of organization, formation or incorporation, as the case may be, no further recordings or Filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with Applicable Law.  Each Lien referred to in this Section 7.5 is and shall be the sole and exclusive Lien on the Collateral (subject to Permitted Liens).

7.6         [Reserved].

7.7         Full Disclosure. There is no fact known to a Credit Party that such Credit Party has not disclosed to the Administrative Agent in writing which could have a Material Adverse Effect.  All information heretofore furnished by or on behalf of such Credit Party or the Investment Advisor, in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished will be, true and correct in all material respects on the date as of which such information is stated or deemed stated.

7.8        No Default. No event has occurred and is continuing which constitutes an Event of Default or, to the knowledge of any Credit Party, a Potential Default, except as notified to the Administrative Agent in accordance with Section 8.1(d).

7.9        No Litigation. (a) As of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or Governmental Authority (“Proceedings”) pending or threatened in writing, against any Credit Party, other than any such Proceeding that has been disclosed in writing by such Credit Party to the Administrative Agent, and (b) as of any date after the Closing Date, there are no such Proceedings pending or threatened in writing, against such Credit Party, other than any such Proceeding that would not be reasonably likely to have a Material Adverse Effect.

7.10       Material Adverse Effect. To the knowledge of any Credit Party, no circumstances exist or changes to any Credit Party have occurred since the date of the most recent financial statements of such Credit Party delivered to the Administrative Agent which would reasonably be expected to result in a Material Adverse Effect, except as notified to the Administrative Agent in accordance with Section 8.1(m).

7.11       Taxes.  Each Credit Party has timely filed or caused to be filed all U.S. federal income and other material Tax returns, information statements and reports required to have been filed and has timely paid or caused to be paid all U.S. federal and other material Taxes required to be paid by such Credit Party, except (a) for any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect individually or in the aggregate.

7.12      Principal Office; Jurisdiction of Formation.  (a) Each of the principal office, chief executive office, and principal place of business of the Credit Parties is correctly listed on Schedule I; and (b) the jurisdiction of formation of the Credit Parties is correctly listed on Schedule I, and each Credit Party is not organized under the laws of any other jurisdiction.

7.13       ERISA. Each Borrower and Guarantor satisfies an exception under the Plan Asset Regulations so that its underlying assets do not constitute Plan Assets.  Assuming that no portion of any Loan or Letter of Credit is funded with Plan Assets, the execution, delivery and performance of this Credit Agreement and the other Loan Documents, the enforcement of the Obligations in accordance with this Credit Agreement, and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non‑exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A) ‑ (D) of the Internal Revenue Code.  Except as would not reasonably be expected to have a Material Adverse Effect, no Credit Party or member of a Credit Party’s Controlled Group has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to any Plan.

7.14      Compliance with Law.  Each Credit Party is in compliance with all laws, rules, regulations, orders, and decrees which are applicable to it or its properties, including, without limitation, Export Controls and ERISA, except where non‑compliance would not be reasonably likely to have a Material Adverse Effect.

7.15       [Reserved].

7.16      Capital Commitments and Contributions.  All the Investors are set forth on Exhibit A and incorporated herein by reference (or on a revised Exhibit A delivered to the Administrative Agent in accordance with Sections 8.1(i) or Section 8.19), and the true and correct Capital Commitment of each Investor is set forth on Exhibit A (or on any such revised Exhibit A).  No Capital Calls have been delivered to any Investors other than any that have been disclosed in writing to the Administrative Agent in accordance with Section 8.1(c).  As of the date hereof, the aggregate amount of the Capital Commitments of each Investor is set forth on Exhibit A; and the aggregate Unfunded Capital Commitment that could be subject to a Capital Call is set forth on Exhibit A.

7.17       Fiscal Year.  The fiscal year of each Credit Party is the calendar year.

7.18      Investor Documents. Each Investor has executed a Subscription Agreement which has been provided to the Administrative Agent.  Each Side Letter and/or Investor Consent that has been entered into has been provided to the Administrative Agent.  For each Investor, the applicable Constituent Document, its Subscription Agreement (and any related Side Letter) set forth its entire agreement regarding its Capital Commitment.

7.19       Margin Stock. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan or Letter of Credit will be used:  (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any Indebtedness which was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation T, U or X.  No Credit Party nor any Person acting on behalf of the Credit Parties has taken or will take any action which might cause any Loan Document to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect.  No Loan or Letter of Credit will be secured at any time by, and the Collateral in which any Credit Party has granted to the Administrative Agent, for the benefit of each of the Secured Parties, a security interest and Lien pursuant to the Collateral Documents will not contain at any time any Margin Stock.

7.20       Business Development Company Status.

(a)         Each Credit Party is either: (i) a closed-end company that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act or (ii) not required to be registered as an “investment company” within the meaning of the Investment Company Act.

(b)        The Initial Borrower is an externally managed, non-diversified, closed-end management investment company that intends to be regulated as a “business development company” within the meaning of the Investment Company Act.  No Credit Party is a person of which the Administrative Agent or any Lender, or any “affiliated person” of the Administrative Agent or any Lender, is an “affiliated person” (as defined in Section 2(a)(3) of the Investment Company Act); is a person with respect to which the Administrative Agent or any Lender or any “affiliated person” of the Administrative Agent or any Lender, has acted in the capacity of “principal underwriter” or “promoter” (as those terms are defined in Investment Company Act Sections 2(a)(20) and (30)); or is an Indirect Fund. The Initial Borrower and each other applicable Credit Party is not subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness under the Loan Documents, except for the limitations set forth in the Investment Company Act, state securities laws to the extent applicable, and the Constituent Documents of the Credit Parties.  Neither the Initial Borrower nor any other Credit Party has issued any of its securities in violation of any Applicable Law.

7.21     No Defenses.  Except as disclosed to the Administrative Agent in accordance with this Credit Agreement, each Credit Party knows of no default or circumstance which with the passage of time and/or giving of notice, could constitute an event of default under its Constituent Documents, any Subscription Agreement, Side Letter, Investor Consent or Credit Link Document which would constitute a defense to the obligations of the Investors to make Capital Contributions to a Borrower or Guarantor, as applicable, pursuant to a Capital Call in accordance with the Subscription Agreements or the applicable Credit Party’s Constituent Documents, and has no knowledge of any claims of offset or any other claims of the Investors against any Credit Party which would or could diminish or adversely affect the obligations of the Investors to make Capital Contributions and fund Capital Calls in accordance with the Subscription Agreements (and any related Side Letters), the applicable Credit Party’s Constituent Documents, the Investor Consent or Credit Link Document.

7.22       No Withdrawals Without Approval.  No Investor is permitted to withdraw its interest in any Borrower or the Guarantor without the prior approval of the Borrower or the Guarantor, as applicable, except in accordance with Applicable Law or in connection with a Transfer of such interest permitted under this Credit Agreement.

7.23      Sanctions.  None of the Credit Parties or any Person directly or indirectly controlled by a Credit Party, and to each Credit Party’s knowledge, no other officer, director, employee, agents or Affiliates of any of the foregoing, (a) is a Sanctioned Entity or (b) to each Credit Party’s knowledge is under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions.  To each Credit Party’s knowledge, no Investor is (i) a Sanctioned Entity or (ii) purporting to act for or on behalf of, directly or indirectly, a Sanctioned Entity.

7.24      Insider.  No Credit Party is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary, of a bank holding company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender.

7.25       Investors.  The Borrowing Base Certificate, as it may be updated in writing from time to time by the Borrowers, is true and correct in all material respects.

7.26     Organizational Structure. The structure of the Credit Parties is as depicted on Schedule III.  The Credit Parties have not formed any Alternative Investment Vehicles or Parallel Investment Vehicles that are not depicted on Schedule III (or an updated Schedule III in connection with the formation of an Alternative Investment Vehicle or Parallel Investment Vehicle).

7.27       No Brokers.  None of the Credit Parties, the Administrator or the Investment Advisor has dealt with any broker, investment banker, agent or other Person (except for the Administrative Agent, the Lenders and any Affiliate of the foregoing) who may be entitled to any commission or compensation in connection with the Loan Documents, the Loans or a transaction under or pursuant to this Credit Agreement or the other Loan Documents.

7.28       Financial Condition. The Borrowers and the Guarantors, taken as a whole, are Solvent.

7.29      Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification (if any) provided by such Credit Party is true and correct in all respects.

7.30       Investment Company Act.  No Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act.

Section 8.            AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES

So long as the Lenders have any commitment to lend hereunder or to cause the issuance of any Letters of Credit hereunder, and until payment and performance in full of the Obligations under this Credit Agreement and the other Loan Documents (other than (i) contingent obligations for which no claim has yet been made, (ii) any Obligations in respect of any Lender Hedge Agreement that have been cash collateralized or otherwise satisfied pursuant to Section 2.15(h) and (iii) any Letter of Credit obligations which have been fully Cash Collateralized), each Credit Party agrees that:

8.1         Financial Statements, Reports and Notices.

  The Credit Parties shall deliver to the Administrative Agent the following, with sufficient copies for each Lender where applicable:

(a)         Financial Reports.

(i)         Annual Reports.  As soon as available, but no later than the earlier of: (x) the date delivered to any Investor and (y) one hundred twenty (120) days after the end of each fiscal year for each of the Borrowers, commencing with the fiscal year ending December 31, 2025, the audited consolidated balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of the Borrowers as of the end of and for such year, setting forth in each case in comparative form (if applicable) the figures for the previous fiscal year, all reported on by a firm of nationally recognized independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrowers and the Guarantors on a consolidated basis in accordance with GAAP consistently applied and, subject to normal year end audit adjustments and the absence of footnotes; provided, that a timely (subject to extensions, if any) filing of the Borrower’s Annual Report on Form 10-K on the SEC’s EDGAR filing system (or any successor thereto) shall satisfy the delivery requirement in this Section 8.1(a)(i).

(ii)          Quarterly Reports.  As soon as available, but no later than the earlier of: (x) the date delivered to any Investor and (y) sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Borrowers, commencing with the fiscal quarter ending March 31, 2025, the unaudited consolidated balance sheet, quarterly letter prepared for its Investors and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of the Borrowers as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Responsible Officer of the Borrowers, as presenting fairly in all material respects the financial condition and results of operations of the Borrowers on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes (other than explanatory footnotes); provided, that a timely (subject to extensions, if any) filing of the Borrower’s Quarterly Report on Form 10-Q on the SEC’s EDGAR filing system (or any successor thereto) shall satisfy the delivery requirement in this Section 8.1(a)(ii).

(b)         Compliance Certificate.  As soon as available, but no later than the date any financial statement are due pursuant to Section 8.1(a), a compliance certificate in the form of Exhibit N (the “Compliance Certificate”), certified by a Responsible Officer of the Borrowers to be true and correct, (i) stating whether any Event of Default or, to the knowledge of the Credit Parties, any Potential Default exists; (ii) stating whether the Borrowers are in compliance with the Debt Limitations contained in Section 9.11 and containing the calculations evidencing such compliance; (iii) stating that to the actual knowledge of the applicable Credit Party, no Exclusion Event has occurred and is continuing with respect to any Included Investor (that has not previously been disclosed to the Administrative Agent in writing); (iv) stating that to the actual knowledge of the applicable Credit Party, the Included Investors described in clause (a)(i) of the first sentence of the definition of “Included Investor” continue to meet the Applicable Requirement; (v) stating that the Fair Market Value Test is satisfied and containing the calculations evidencing such compliance and setting forth the aggregate Fair Market Value information with respect to all Investments of the Borrowers in the aggregate and (vi) setting forth:  (A) the aggregate Unfunded Capital Commitments of the Investors and, separately, the aggregate Unfunded Capital Commitments of the Included Investors; and (B) the calculations for the Available Commitment as of the date of delivery of such Compliance Certificate.

(c)        Capital Calls.  (i) Concurrently with the issuance of each Capital Call, the Borrowers and Guarantors shall notify (for which purpose, posting such notice to an investor portal or other electronic data site to which the Administrative Agent has been provided access shall be deemed sufficient) the Administrative Agent of the making of such Capital Call, shall provide information as to the timing and amount of such Capital Call to the extent available and, within three (3) Business Days of the making of such Capital Call, shall provide copies of each Capital Call delivered to the Investors; and (ii) a report of all Investors failing to fund their Capital Contributions delivered every five (5) Business Days beginning with the fifth (5th) Business Day following the date when such Capital Contributions are initially due pursuant to the related Capital Call therefor and ending once such defaulting Investor becomes an Excluded Investor or all Investors have funded their Capital Contributions.

(d)        Notice of Default.  Within two (2) Business Days of becoming aware of the existence of any condition or event which constitutes an Event of Default or a Potential Default, the Credit Parties shall furnish to the Administrative Agent a written notice specifying the nature and period of existence thereof and the action which such Credit Party is taking or proposes to take with respect thereto.

(e)         Notice of Certain Withdrawals.  Promptly, but no later than the Business Day following receipt thereof, copies of any notice of withdrawal of any Capital Commitment or request for excuse or exemption by any Investor pursuant to the applicable Constituent Documents, its Subscription Agreement or Side Letter.

(f)        Investor Events.  Promptly upon becoming aware of any of the following events, a certificate notifying the Administrative Agent if:  (i) an Exclusion Event has occurred with respect to any Included Investor or any other Investor has violated or breached any material term of the Constituent Documents, the Subscription Agreement, its Investor Consent or Credit Link Document (it being understood and agreed that the failure of an Investor to fund a Capital Call shall not constitute a violation or breach of a material term under this Section 8.1(f) and shall instead be governed by Section 8.1(c)(ii)); or (ii) there has been a change in the name or notice information of any Investor.

(g)         Structure Chart.  In the event any Credit Party forms an Alternative Investment Vehicle, Parallel Investment Vehicle or Qualified Borrower, the Borrowers will deliver an updated Schedule III depicting the updated fund structure of the Credit Parties.

(h)        ERISA Certification.  (i) Unless a Borrower or a Guarantor has previously provided an opinion regarding its status as an Operating Company, prior to admitting one or more ERISA Investors which would result in twenty‑five percent (25%) or more of the total value of any class of equity interests in such Credit Party being held by “benefit plan investors” within the meaning of Section 3(42) of ERISA, such Credit Party shall deliver a favorable written opinion of counsel to such Credit Party addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Credit Party as an Operating Company (or a copy of such opinion addressed to a Credit Party, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); and (ii) with respect to each Borrower and Guarantor, for so long as there is any ERISA Investor in such Credit Party, such Credit Party shall provide to the Administrative Agent, no later than sixty (60) days after the last day of each Annual Valuation Period in the case of clause (1) below or at the same time that a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 8.1(b) in the case of clause (2) below, a certificate signed by a Responsible Officer of such Credit Party that (1) such Credit Party has remained and still is an Operating Company or (2) the underlying assets of such Credit Party do not constitute Plan Assets because less than twenty‑five percent (25%) of the total value of each class of equity interests in such Credit Party is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA.

(i)        Borrowing Base Certificate.  The Borrowers will provide an updated Borrowing Base Certificate certified by a Responsible Officer of such Borrower to be true and correct in all material respects setting forth a calculation of the Available Commitment in reasonable detail at each of the following times: (i) as soon as available (but no later than ten (10) Business Days) after the end of each fiscal quarter of each fiscal year; (ii) in connection with any new Borrowing, Request for Letter of Credit request for any new Trade Allocation or increase in any Trade Allocation; (iii) within two (2) Business Days of the issuance of any Capital Calls to the Investors together with copies of such Capital Calls in accordance within Section 8.1(c); (iv) substantially concurrently with notice provided to the Administrative Agent of any Returned Capital in accordance with Section 8.19; (v) within two (2) Business Days following any Exclusion Event or a Transfer of any Included Investor’s Unfunded Capital Commitment; and (vi) within two (2) Business Days of any other event that reduces the Unfunded Capital Commitments (such as, by way of example, a deemed capital contribution).

(j)         Other Reporting.  Simultaneously with the delivery to the Investors, copies of all other material financial statements, appraisal reports, notices, and other matters at any time or from time to time furnished to the Investors generally (for which purpose, posting such matters to an investor portal or other electronic data site to which the Administrative Agent has been provided access shall be deemed sufficient).

(k)         Capital Return Notices.  Simultaneously with the delivery to any Investor, copies of any Capital Return Notices provided to the Investors (for which purpose, posting such notice to an investor portal or other electronic data site to which the Administrative Agent has been provided access shall be deemed sufficient).

(l)         New Investors or Amended Investor Documents.  Within five (5) Business Days of execution thereof, copies of the Subscription Agreement (and any related Side Letter) or any transfer documentation of any new Investor or written evidence of an increase in the Capital Commitment of any Investor or any amendments to any Investor’s Side Letter, including but not limited to any documents related to an Investor’s election to opt into the provisions of any other Investor’s Side Letter pursuant to a ‘most favored nations’ clause.

(m)       Notice of Material Adverse Effect.  Each Credit Party shall, promptly upon receipt of knowledge thereof, notify the Administrative Agent of any event if such event could reasonably be expected to result in a Material Adverse Effect.

(n)         Litigation Notices.  Each Credit Party will, promptly upon receipt of knowledge thereof, notify the Administrative Agent of any litigation, claim, investigation, arbitration, other proceeding or controversy pending or, to its knowledge, threatened involving or affecting any Credit Party that, individually or in the aggregate, would reasonably be expected to result in a judgment for the payment of money equal to or in excess of the Threshold Amount.

(o)         Other Information.  Such other information concerning the business, properties, or financial condition of the Credit Parties as the Administrative Agent shall reasonably request.

(p)         Notice of Certain Changes to Beneficial Ownership Certification.  With respect to any Credit Party that is a “legal entity customer” under the Beneficial Ownership Regulation, such Credit Party shall promptly give notice to the Administrative Agent of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and promptly deliver an updated Beneficial Ownership Certification.

(q)         Notice of “Key Person Event”.  Each Credit Party shall notify the Administrative Agent of the occurrence of any Key Person Event (as defined in the applicable Constituent Document) promptly upon becoming aware thereof.

(r)         Fair Market Value. Each Credit Party shall provide the Administrative Agent, within seven (7) Business Days following its request, with an estimate of the fair market value of all Investments (as determined by such Credit Party as of the last day of the calendar month that ended immediately prior to such request): (i) once a year; and (ii) at any time there is, in the reasonable determination of the Administrative Agent, a Material Market Event.

8.2        Payment of Obligations.  Each Credit Party shall pay and discharge all Indebtedness before any such Indebtedness becomes delinquent (after giving effect to any applicable grace or cure period), if in the case of Indebtedness such failure could reasonably be expected to result in a default in excess of the Threshold Amount.

8.3        Maintenance of Existence and Rights.  Each Credit Party shall preserve and maintain its existence.  Each Credit Party shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to result in a Material Adverse Effect.

8.4       Operations and Properties.  Each Credit Party shall act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business, and investments.  Each Credit Party shall keep in good working order and condition, ordinary wear and tear accepted, all of its assets and properties which are necessary to the conduct of its business.

8.5         Books and Records; Access.  Following two (2) Business Days’ prior written notice, each Credit Party shall give the Administrative Agent, the Lenders, or any of them, access during ordinary business hours to, and permit such person to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Credit Party and relating to their affairs, and to inspect any of the properties of the Credit Party and to discuss its affairs, finances and condition with its officers and independent accountants.

8.6        Compliance with Law.  Each Credit Party shall observe and comply with all Applicable Law and all orders of any Governmental Authority, including without limitation, ERISA and the Investment Company Act, and maintain in full force and effect all material Governmental Approvals applicable to the conduct of its business, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Credit Parties will, and will cause their applicable Subsidiaries to, conduct its business and other activities in compliance in all material respects with the provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the Securities and Exchange Commission thereunder.

8.7        Insurance.  Each Credit Party shall maintain, with financially sound and reputable insurance companies, liability insurance, and insurance on its present and future properties, assets, and businesses against such casualties, risks, and contingencies, and in such types and amounts, as are consistent with customary practices and standards of its industry in the same or similar locations, except where the failure to maintain such insurance could not reasonably be expected to have a Material Adverse Effect.

8.8      Authorizations and Approvals.  Each Credit Party shall promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Credit Party to comply with its obligations hereunder, under the other Loan Documents and its Constituent Documents and to conduct its business in the customary fashion.

8.9        Maintenance of Liens.  Each Credit Party shall perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Administrative Agent and Secured Parties to file and record every instrument that the Administrative Agent may deem necessary in order to perfect and maintain the Secured Parties’ first priority (subject to Permitted Liens) security interests in (and Liens on) the Collateral and otherwise to preserve and protect the rights of the Secured Parties in respect of such first priority security interests and Liens.

8.10     Further Assurances.  Each Credit Party shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as the Administrative Agent may, from time to time, deem reasonably necessary or desirable in connection with the Credit Agreement or any of the other Loan Documents, the obligations of the Credit Party hereunder or thereunder for better assuring and confirming unto the Secured Parties all or any part of the security for any of such obligations.

8.11       Maintenance of Independence.  Each Credit Party shall at all times (a) maintain all business organization formalities and (b) conduct all transactions with Affiliates (i) in accordance with the applicable Constituent Documents or (ii) otherwise on an arm’s length basis, and (c) not commingle its funds with funds of other Persons, including Affiliates, except for related Capital Contributions deposited directly or indirectly into the related Borrower Collateral Account (which shall include any deposit into an account of any intermediate fund prior to depositing into the Borrower Collateral Account).

8.12       [Reserved].

8.13      Taxes.  Each Credit Party shall timely file all U.S. federal and other material Tax returns, information statements and reports required be filed and shall timely pay all U.S. federal and other material Taxes required to be paid by such Credit Party, except for any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP.

8.14       Compliance with Constituent Documents. Each Credit Party shall comply with all material provisions of its Constituent Documents.

8.15      Investor Default.  At all times when an Event of Default has occurred and is continuing and any Investor has failed to fund any Capital Contribution when due or otherwise defaulted on any of its obligations to any Credit Party, then such Credit Party shall exercise its available remedies as to such Investor only with the written consent of the Administrative Agent, at the direction of the Required Lenders, except that such Credit Party (or the Investment Advisor) may issue any overdue notice necessary to commence any cure or grace period under the applicable Constituent Documents.

8.16       Collateral Account. Each Credit Party shall use reasonable efforts to ensure that, at all times, the Administrative Agent shall have electronic monitoring access to each Collateral Account; provided that if electronic monitoring is unavailable, the Credit Parties shall promptly provide the Administrative Agent with all requested information (to the extent available or can be made available to such Credit Party) with respect to the Collateral Account (including, without limitation, account statements).

8.17       [Reserved].

8.18       Solvency. The financial condition of each Credit Party and each Subsidiary thereof shall be such that such Persons, taken as a whole, are Solvent.

8.19       Returned Capital.  The Credit Parties shall promptly, following notification to the Investors of any Returned Capital:  (i) notify the Administrative Agent in writing of such Returned Capital; (ii) deliver to the Administrative Agent a revised Borrowing Base Certificate modified by the Credit Parties reflecting the changes to the Capital Commitments and the Uncalled Capital Commitments, resulting from the distribution of the Returned Capital; and (iii) deliver to the Administrative Agent copies of all Capital Return Notices and a Capital Return Certification duly executed by the Borrowers certifying that such Returned Capital of the applicable Investor has been added back into the applicable Investor’s Uncalled Capital Commitment and confirming the Uncalled Capital Commitment of the applicable Investor after giving effect to the Returned Capital.  The effective date on which an Investor’s Unfunded Capital Commitment increases by Returned Capital for purposes of this Credit Agreement shall be the date on which the Borrowers have delivered to the Administrative Agent duly completed copies of the items required by this Section 8.19.

8.20       [Reserved].

8.21      Compliance with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.  No Credit Party shall, and each Credit Party shall use its reasonable efforts to ensure that no Person directly or indirectly controlled by a Credit Party, and to each Credit Party’s knowledge, no other agent of any of the foregoing, in each case directly or knowingly indirectly shall, use the proceeds of any Loan hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (a) to fund any activities or business of or with a Sanctioned Entity in violation of Sanctions, or (b) in any manner that would be prohibited by Sanctions, or would be prohibited by Sanctions if conducted by a Lender or any other party to this Credit Agreement. Each Credit Party shall (i) comply with all applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws, (ii) not fund any repayment of the Obligations with proceeds, or provide as collateral any property, that would cause any Lender or any other party to this Credit Agreement to be in violation of any Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws and (iii) maintain or be subject to policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

8.22      Liquidity Event. The Credit Parties shall promptly notify the Administrative Agent in writing if any Borrower or Guarantor is undertaking a Liquidity Event, but before the consummation thereof, along with prompt notice of any information or details related thereto as may reasonably be requested by the Administrative Agent.

Section 9.            NEGATIVE COVENANTS

So long as the Lenders have any commitment to lend or to cause the issuance of any Letter of Credit hereunder, and until payment and performance in full of the Obligations (other than (i) contingent obligations for which no claim has yet been made, (ii) any Obligations in respect of any Lender Hedge Agreement that have been cash collateralized or otherwise satisfied pursuant to Section 2.15(h) and (iii) any Letter of Credit obligations which have been fully Cash Collateralized), each Credit Party agrees that:

9.1       Credit Party Information.  No Credit Party shall change its name, jurisdiction of formation, chief executive office and/or principal place of business without at least five (5) Business Days’ prior written notice to the Administrative Agent (or such shorter period as agreed to by the Administrative Agent in its sole discretion).

9.2        Mergers, Etc.  No Credit Party shall take any action (a) to merge, divide or consolidate with or into any Person, unless such Credit Party is the surviving entity, or (b) that will dissolve or terminate such Credit Party, in each case except where a Credit Party is the surviving entity (or recipient upon dissolution).

9.3         Limitation on Liens.  No Credit Party shall create, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract and whether junior or equal or superior in priority to the Liens created by the Loan Documents (other than Permitted Liens)) upon the Collateral, other than to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents.

9.4        Fiscal Year and Accounting Method.  No Credit Party shall change its fiscal year or its method of accounting without the prior written consent of the Administrative Agent, unless otherwise required to do so by the Internal Revenue Code or GAAP (and if so required the Borrowers shall promptly notify the Administrative Agent in writing of such change).

9.5         Transfer of Capital Commitments; Admission of Investors.

(a)         Transfers by Investors.  The Credit Parties shall not permit any Transfer of any interest in a Borrower unless explicitly permitted pursuant to this Section 9.5.  The Borrowers and the Guarantors shall notify the Administrative Agent of any such Transfer by any Included Investor of all or a portion of any interest in any Borrower or Guarantor under the applicable Constituent Documents or Subscription Agreement at least five (5) Business Days before the effectiveness of the proposed Transfer, and shall, promptly upon receipt thereof, deliver to the Administrative Agent copies of any proposed assignment agreement.  In order for a new Investor to be deemed to be an Included Investor, such new Investor must satisfy the criteria therefor as set out in this Credit Agreement.  If the transfer of an Investor interest to a new Investor would result in a mandatory prepayment pursuant to Section 3.5(b) (due to the transferee not being designated as an Included Investor or otherwise), such mandatory prepayment shall be calculated and paid to the Lenders prior to the effectiveness of the transfer and such prepayment shall be subject to Section 4.5.  Subject to compliance with the preceding sentence and Section 9.5(b), any assignment by an Included Investor shall be permitted. Any transfer of any interest in any Borrower or Guarantor by any non‑Included Investor, or any interest other than Capital Commitments in any Borrower or Guarantor by any Included Investor, to any other Person shall be permitted without the consent of the Administrative Agent or Lenders, subject to compliance with Section 9.5(b).

(b)       Sanctions Compliance. Any admission of an assignee of an interest in any Guarantor or as a substitute Investor in any Guarantor, and any admission of a Person as a new Investor of any Guarantor, shall be subject to such Guarantor remaining KYC Compliant after giving effect to such admission or transfer. Any admission of an assignee of an interest in any Borrower or as a substitute Investor in any Borrower, and any admission of a Person as a new Investor of Borrower, shall be subject to know-your-customer review by Borrower in accordance with Borrower’s policies and procedures in relation to Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

9.6        Constituent Documents.  Without the prior written consent of the Administrative Agent, no Credit Party shall alter, amend, modify, terminate, waive or change any provision of its Constituent Documents, any Subscription Agreement or, any Side Letter or enter any new Side Letter (each, a “Proposed Amendment”) if such Proposed Amendment would (a) increase (or affect in a similar manner) the Debt Limitations, (b) affect the Credit Party’s or any Investor’s (as applicable) debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Person (as applicable), in each case, relating to any Capital Calls, Capital Contributions, Capital Commitments, Uncalled Capital Commitments or any other Collateral or any time period applicable thereto, (c) except as permitted under Section 9.5, suspend, reduce or terminate any Investor’s Unfunded Capital Commitments or obligation to fund Capital Calls, or (d) otherwise have a material adverse effect on the rights, titles, first priority (subject to Permitted Liens) security interests and Liens, and powers and privileges of any of the Secured Parties hereunder (each, a “Material Amendment”).  With respect to any Proposed Amendment, such Credit Party shall notify the Administrative Agent of such proposal.  The Administrative Agent shall within seven (7) Business Days of the date on which it has received such notification in accordance with Section 12.6 determine, in its reasonable discretion and without any requirement to obtain the input of the Lenders and on its good faith belief, whether or not such Proposed Amendment would constitute a Material Amendment and shall promptly notify such Credit Party of its determination; provided, that if the Administrative Agent fails to provide the foregoing notice within the foregoing timeframe in this sentence, such Proposed Amendment shall automatically be deemed not to constitute a Material Amendment.  In the event that the Administrative Agent reasonably determines that such Proposed Amendment is a Material Amendment, the approval of the Required Lenders and Administrative Agent shall be required (unless the approval of all Lenders is otherwise required hereunder), and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by such Credit Party.  Subject to Section 12.1, the Lenders shall, within five (5) Business Days from the date of such notice from the Administrative Agent, deliver their approval or denial thereof.  In the event that the Administrative Agent determines that the Proposed Amendment is not a Material Amendment, such Credit Party may make such amendment without the consent of any Lender. Each Credit Party may, without the consent of the Administrative Agent or the Lenders, amend its Constituent Documents:  (x) to admit new Investors to the extent permitted by, and in accordance with, this Credit Agreement; and (y) to reflect transfers of interests in the Borrowers or the Guarantors permitted by, and in accordance with, this Credit Agreement; provided that, in each case, such Credit Party shall promptly provide prior written notice to the Administrative Agent of any such amendment.  Further, in the event any Constituent Document of any Credit Party is altered, amended, modified or terminated in any respect whatsoever, such Credit Party shall promptly provide, to the extent not made available on the SEC’s EDGAR filing system (or any successor thereto), the Administrative Agent with copies of each executed, filed or otherwise effective document relating thereto.

9.7         [Reserved].

9.8        Negative Pledge.  No Credit Party shall permit any Investor to pledge or otherwise grant a security interest or otherwise create a Lien on such Investor’s right, title and interest in any Borrower or Guarantor, in each case, as it relates to such Investor’s Capital Commitments (and for the avoidance of doubt, not its issued shares), without the prior written consent of the Administrative Agent in its sole and absolute discretion.

9.9       Limitation on Investor Withdrawals.  No Credit Party shall permit any Investor to withdraw its interest in any Borrower or any Guarantor unless reasonable prior written notice has been delivered to Administrative Agent, other than in the limited instance in accordance with the applicable Constituent Documents and Subscription Agreements when an Investor’s continuing interest in the applicable Borrower or Guarantor would violate Applicable Law or in connection with a Transfer permitted in accordance with Section 9.5, and in each case prior to permitting such withdrawal, Credit Parties shall have cured any resulting mandatory prepayment.

9.10       Alternative Investment Vehicles and Parallel Investment Vehicles; Transfers of Capital Commitments.

(a)       Alternative Investment Vehicles and Parallel Investment Vehicles.  Neither the Guarantors nor any Borrower shall either (i) transfer the Unfunded Capital Commitments of one or more Investors to any Alternative Investment Vehicle or Parallel Investment Vehicle, or (ii) cause Capital Contributions to be made to an Alternative Investment Vehicle or Parallel Investment Vehicle, in either case, unless such Alternative Investment Vehicle or Parallel Investment Vehicle has joined the Credit Facility as a Borrower in accordance with Section 6.4.

(b)         Other Transfers of Unfunded Capital Commitments.  Neither the Guarantors nor any Borrower shall cause Capital Contributions to be made to any Affiliate of a Credit Party that is not a Credit Party hereunder or directly to any Investment.

9.11     Limitation on Indebtedness.  No Borrower or any Subsidiaries shall incur Indebtedness, except for (a) Indebtedness incurred pursuant to the Loan Documents (including extensions or increases thereof permitted under the terms hereof), (b) asset-based Indebtedness in which BNS is a lender thereunder; provided that the parties thereunder do not make any draws thereunder until such time as the Credit Facility has been fully paid down, or (c) secured or unsecured Indebtedness under Hedge Agreements not for the purposes of speculation, in each case, which fully complies with the requirements and limitations set forth in the applicable Constituent Documents and Subscription Agreement (the “Debt Limitations”).

9.12      Capital Commitments.  No Credit Party shall:  (a) cancel, reduce, excuse, or abate the Capital Commitment of any Investor without the prior written consent of the Lenders which may be withheld in their sole discretion; or (b) relieve, excuse, delay, postpone, compromise or abate any Investor from the making of any Capital Contribution (including, for the avoidance of doubt, in connection with any particular Investment of such Credit Party); provided, however, in each of the foregoing clauses (a) and (b), the Credit Parties may excuse any Investor from funding a Capital Call with respect to which an Investment Exclusion Event applies and consent to Transfers not otherwise prohibited by this Credit Agreement.

9.13       Capital Calls.  Except in accordance with Section 9.6, no Credit Party shall make any contractual or other agreement with any Person which shall restrict, limit, penalize or control its ability to make Capital Calls or the timing thereof.

9.14     ERISA Compliance.  Except as would not reasonably be expected to have a Material Adverse Effect, no Credit Party or member of a Credit Party’s Controlled Group shall establish, maintain, contribute to, or have any liability (contingent or otherwise) with respect to any Plan.  No Borrower or Guarantor shall fail to satisfy an exception under the Plan Asset Regulations which failure causes the assets of such Credit Party to be deemed Plan Assets.  Assuming that no portion of any Loan or Letter of Credit is funded with Plan Assets, no Credit Party shall take any action, or omit to take any action with respect to the transactions and activities contemplated under the Loan Documents, which would give rise to a non‑exempt prohibited transaction under Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject the Administrative Agent or the Lenders to any tax, penalty, damages or any other claim or relief under Section 4975 of the Internal Revenue Code or ERISA.

9.15       Dissolution.  Without the prior written consent of all Lenders (in their sole discretion), no Credit Party shall take any action to terminate or dissolve.

9.16       [Reserved].

9.17      Limitations on Distributions.  No Credit Party shall make, pay or declare any Distribution (as defined below) at any time.  “Distribution” means any distributions (whether or not in cash), other than any Returned Capital or Permitted Tax Distributions, on account of any partnership interest or other equity interest in a Borrower or Guarantor, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such partnership interest or other equity interest. No Credit Party shall make, pay or declare any Returned Capital or Permitted Tax Distributions at any time during the existence of an Event of Default at a time when Principal Obligations are outstanding.

9.18       Limitation on Withdrawals of Funds.  Without the prior written consent of the Required Lenders, no Credit Party shall make or cause the making of any withdrawal or transfer of funds from any Collateral Account if a Cash Control Event has occurred and is continuing, other than withdrawals for the purpose of repaying Obligations and, with the prior written consent of the Administrative Agent, any amounts on deposit in the Collateral Account which are needed to pay binding contractual commitments of the Credit Parties required to be paid within the next ten (10) calendar days.

9.19      Fund Structure.  No Guarantor shall transfer, withdraw or assign its interest in any Borrower or its obligations under the Loan Documents without the prior written consent of Administrative Agent, which consent may be granted or withheld in Administrative Agent’s sole and absolute discretion.

9.20      Limitations of Use of Loan Proceeds.  The Credit Parties shall not use the proceeds of any Loan or Letter of Credit for the payment to any Investor of any Distribution.

9.21       Capital Returns.  No Credit Party shall return any funds to the Investors which may be the subject of a Capital Call without concurrently delivering to the Administrative Agent a copy of each related Capital Return Notice and a Capital Return Certification.

9.22       [Reserved].

9.23      Transactions with Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell, lease or otherwise transfer any of its property or assets to, or purchase, lease or otherwise acquire any property or assets from, or make any contribution towards, or reimbursement for, any  taxes payable by any Person or any of its Subsidiaries in respect of income of such Credit Party, or otherwise engage in any other transactions with, any of its Affiliates, except transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Credit Party or such Subsidiary than could be obtained on an arm’s‑length basis from unrelated third parties.

9.24     Liquidity Event.  No Borrower or Guarantor shall engage in, permit or offer any Liquidity Event without the prior written consent of the Required Lenders.

9.25      Collateral Accounts.  No Credit Party shall direct, authorize or otherwise permit any proceeds, monies or sums paid by the Investors pursuant to any Capital Call to be deposited, credited or otherwise included in any account other than a Collateral Account.  Except as a result of a good faith error as described in the proviso of this sentence, no Credit Party shall, and shall not cause any of its Subsidiaries to, deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collateral Accounts cash or cash proceeds other than Capital Contributions or distribution proceeds; provided that, in the event any deposit is made into any Collateral Account by a Credit Party that does not consist of Capital Contributions or the proceeds thereof or distribution proceeds as the result of a good faith error, the Borrowers shall promptly notify the Administrative Agent after becoming aware of such error and, so long as no Event of Default or Cash Control Event has occurred and is continuing, transfer such amounts out of such Collateral Account to correct such error within two (2) Business Days of obtaining knowledge thereof.

9.26       Deemed Capital Contributions.  The Borrowers shall not reinvest current cash flow from Investments and/or net proceeds from Investment dispositions in accordance with the applicable Constituent Documents if (a) an Event of Default has occurred and is continuing, or (b) such reinvestment would reduce the Unfunded Capital Commitment of any Investor and cause the Principal Obligations (i) under the Tranche A Facility to exceed the Tranche A Available Commitment, or (ii) under the Tranche B Facility to exceed the Tranche B Available Commitment, unless with respect to this clause (b), prior to such reinvestment, the Borrowers shall make any resulting prepayment required under Section 3.5(b).

9.27      Fair Market Value Test.  Beginning on ~~March~~June 3~~1~~0, 2025, no Credit Party shall permit the Fair Market Value of all Investments to be below seventy percent (70%) of the outstanding Principal Obligations for twenty (20) consecutive Business Days (the “Fair Market Value Test”); provided that notwithstanding anything to the contrary herein, no Potential Default or Event of Default shall be deemed to have occurred under this Section 9.27 as a result thereof if the applicable Borrowers make any mandatory prepayment required pursuant to Section 3.5(b)(iii) hereof as a result of such reduction.

Section 10.          EVENTS OF DEFAULT

10.1      Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)          (i) the Borrowers shall fail to pay when due any principal of the Facility Obligations, including, without limitation, any failure to pay any amount required under Section 3.5(b); or (ii) the Borrowers shall fail to pay when due any interest on the Facility Obligations or any fee, expense, indemnity or other payment required hereunder, or under any other Loan Document, including, without limitation, payment of cash for deposit as Cash Collateral under Section 2.8(h), and such failure under this clause (ii) shall continue for three (3) Business Days;

(b)       any representation or warranty made or deemed made by or on behalf of the Credit Parties (in each case, as applicable) under this Credit Agreement, or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Administrative Agent or Lenders or any one of them by the Credit Parties (in each case, as applicable) pursuant hereto, in connection herewith or with the Loans, or in connection with any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured (i) with respect to any representation or warranty other than any representation or warranty relating to the accuracy of a Borrowing Base Certificate or a Compliance Certificate, within thirty (30) days after the earlier of: (A) written notice thereof has been given by the Administrative Agent to the applicable Borrowers or (B) any Responsible Officer of a Credit Party obtains knowledge thereof; or (ii) with respect to any representation or warranty relating to the accuracy of a Borrowing Base Certificate or a Compliance Certificate, within thirty (30) days of the date such Borrowing Base Certificate or Compliance Certificate, as applicable, was required to be delivered pursuant to Section 8.1(b), 8.1(i) or 8.1(k), as applicable;

(c)         default shall occur in the performance of:  (i) any of the covenants or agreements contained herein (other than the covenants contained in Sections 3.5(b), 5.2(a), 8.1, and Sections 9.1 through 9.27) by the Credit Parties; or (ii) the covenants or agreements of the Credit Parties contained in any other Loan Documents executed by such Person, and, if such default is susceptible to cure, such default shall continue uncured to the satisfaction of the Administrative Agent for a period of thirty (30) days after the earlier of:  (x) written notice thereof has been given by the Administrative Agent to the Borrowers or (y) a Responsible Officer of a Credit Party obtains actual knowledge thereof;

(d)         default shall occur in the performance of any of the covenants or agreements of any Credit Party contained in Section 3.5(b), 5.2(a), or any one of Sections 9.1 through 9.27;

(e)         default shall occur in the performance of Section 8.1 and such default shall continue uncured for three (3) Business Days after the earlier of:  (x) written notice thereof has been given by the Administrative Agent to the Borrowers or (y) a Responsible Officer of a Credit Party obtains actual knowledge thereof;

(f)          any of the Loan Documents executed by the Credit Parties shall:  (i) cease, in whole or in part, to be legal, valid, binding agreements enforceable against the Credit Parties, as the case may be, in accordance with the terms thereof; (ii) in any way be terminated or become or be declared ineffective or inoperative; or (iii) in any way whatsoever cease to give or provide the respective first priority (subject to Permitted Liens) Liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby;

(g)        default shall occur with respect to the payment of any Indebtedness of the Credit Parties in an amount equal to or in excess of the Threshold Amount, which shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and in either case shall not be promptly paid or extended;

(h)       any Credit Party or the Investment Advisor shall:  (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, sequestrator, conservator, liquidator or similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any trust, partnership, limited liability company or corporate action for the purpose of effecting any of the foregoing;

(i)         an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of any Credit Party or the Investment Advisor, or appointing a receiver, custodian, trustee, intervenor, sequestrator, conservator, liquidator or similar official of any Credit Party or the Investment Advisor, or of all or substantially all of such Person’s assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;

(j)         any final judgment(s) for the payment of money equal to or in excess of the Threshold Amount in the aggregate shall be rendered against any Credit Party alone or against one or more of the Credit Parties and such judgment shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party to enforce any such judgment, unless such judgment is covered by insurance in an amount that would cause any uninsured potential liability not to exceed the Threshold Amount or unless it is being appealed and such Credit Party has posted a bond or cash collateral;

(k)         a Change of Control shall occur;

(l)          [reserved];

(m)       one (1) or more Investors having Capital Commitments aggregating fifteen percent (15%) or greater of the total Capital Commitments of Investors in the Borrowers and the Guarantors shall default in their obligation to fund any Capital Calls (on a cumulative basis) when due and such failure shall not be cured within ten (10) calendar days (without regard to any cure or notice periods contained in the applicable Constituent Documents or Subscription Agreements);

(n)        any Credit Party, the Investment Advisor or any affiliated Investor fails to fund any Capital Call when due and such failure shall not be cured within two (2) Business Days (without regard to any cure or notice periods contained in the applicable Constituent Documents or Subscription Agreements);

(o)          the Guaranty given by the Guarantors hereunder or any provision thereof shall cease to be in full force and effect, or the Guarantors or any other Person acting by or on behalf of the Guarantors shall deny or disaffirm the Guarantors’ obligations under the Guaranty;

(p)          any Credit Party, the Investment Advisor or its affiliated Investor shall repudiate, challenge, or declare unenforceable its Capital Commitment or its obligation to make Capital Contributions to the capital of the Borrowers or Guarantors pursuant to a Capital Call or shall otherwise disaffirm any material provision of any Credit Party’s Constituent Document, as applicable;

(q)       the Management Agreements shall cease to be in full force and effect or the Investment Advisor resigns or is removed from said role and a successor Investment Advisor either (i) that is an Affiliate of the Investment Advisor of comparable credit-worthiness or (ii) otherwise acceptable to 100% of the Lenders in their sole discretion is not appointed within ten (10) days;

(r)          an event shall occur that causes a dissolution or liquidation of any Credit Party;

(s)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of any Credit Party, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(t)          any Credit Party shall materially breach its Constituent Documents, which could be reasonably expected to have a material adverse effect on such Credit Party’s ability to perform its obligations under this Credit Agreement or the Investors’ obligation to fund their Uncalled Capital Commitments; or

(u)          under the terms and conditions of any Lender Hedge Agreement, (i) an event of default in respect of a Credit Party, (ii) termination event where a Credit Party is the “Affected Party” (as defined in such Lender Hedge Agreement) or (iii) any other default by any Credit Party related to payment, in each of the foregoing clauses (i) through (iii), that has caused any amount due from such Credit Party to become due prior to the date it otherwise would have been (by acceleration of the maturity thereof or otherwise) and such amount shall not be promptly paid and, in each case, such circumstance shall not have been cured or waived within two (2) Business Days (or, if a Capital Call has been issued to cure such event of default or terminate such Lender Hedge Agreement, within the Required Payment Time).

10.2       Remedies Upon Event of Default.  (a) If an Event of Default shall have occurred and be continuing, then the Administrative Agent may (and shall at the direction of the Required Lenders):  (i) suspend the Commitments of the Lenders; (ii) terminate the Commitment of the Lenders hereunder and declare the occurrence of the Maturity Date; (iii) declare the principal of, and all interest then accrued on, the Facility Obligations to be forthwith due and payable (including the liability to fund the Letter of Credit Liability pursuant to Section 2.8), whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Credit Parties hereby expressly waive, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iv) exercise any right, privilege, or power set forth in Sections 5.2 or 5.3 or the Collateral Documents, including, but not limited to, the initiation of Capital Calls of the Uncalled Capital Commitments; (v) suspend the obligation of the Lenders to maintain SOFR Loans and/or (vi) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Applicable Law or agreement; provided that if any Event of Default specified in Sections 10.1(h) or 10.1(i) shall occur, the principal of, and all interest on, the Facility Obligations shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of the Credit Parties hereby expressly waives.  Notwithstanding anything to the contrary contained in this Credit Agreement or any other Loan Document, in no event shall any Investor be required to fund Capital Contributions to any account other than a Collateral Account in the name of the applicable Credit Party.

(b)          Actions with Respect to the Collateral.  (I) The Administrative Agent, on behalf of the Secured Parties, is hereby authorized, in the name of the Secured Parties or the name of any Credit Party, at any time or from time to time during the existence of an Event of Default, to:  (i) initiate one or more Capital Calls in order to pay the Obligations then due and owing (subject to Section 10.2(b)(II) below), (ii) notify the Investors (other than the ERISA Investors) to make all payments due or to become due with respect to their Capital Commitments directly to the Administrative Agent on behalf of the Secured Parties or to an account other than the Collateral Accounts, (iii) take or bring in any Credit Party’s name, or that of the Secured Parties, all steps, actions, suits, or proceedings reasonably deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the Capital Commitments, (iv) complete any contract or agreement of any Credit Party in any way related to payment of any of the Capital Commitments, (v) make allowances or adjustments related to the Capital Commitments, (vi) compromise any claims related to the Capital Commitments, (vii) issue credit in its own name or the name of any Credit Party; or (viii) exercise any other right, privilege, power, or remedy provided to any Credit Party under its respective Constituent Documents and the Subscription Agreements with respect to the Capital Commitments.  Regardless of any provision hereof, in the absence of gross negligence or willful misconduct by the Administrative Agent or the Secured Parties, neither the Administrative Agent nor the Secured Parties shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Capital Calls or the Capital Commitment or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Capital Commitment, subject to the Internal Revenue Code.  The Administrative Agent shall give the Borrowers notice of actions taken pursuant to this Section 10.2(b) concurrently with, or promptly after, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Borrowers’ or the Guarantors’ obligations hereunder.  Notwithstanding the above, during the continuance of an Event of Default, the Credit Parties shall be authorized to issue Capital Calls only with the consent of the Administrative Agent in its sole discretion, other than Capital Calls to repay the Obligations or to cure an Event of Default and the provisions of Section 3.9 establish the respective rights and priority of the Tranche A Lenders and the Tranche B Lenders with respect to the exercise of certain rights and remedies hereunder.

(II)       Notwithstanding anything to the contrary herein or in any Loan Document, upon the occurrence and during the continuance of an Event of Default and so long as no Event of Default exists or arises under Section 10.1(h) or (i) (in which case the provisions of this Section 10.2(b)(II) shall be inapplicable), for a period of ten (10) Business Days (or such longer time period as may be agreed to in writing by the Administrative Agent in its sole discretion) (the “Initial Call Period”) following demand by the Administrative Agent after the occurrence and during the continuance of such Event of Default, the applicable Credit Party shall have the initial right to issue a single Capital Call notice to the Investors in consultation with the Administrative Agent to cure such Event of Default, and the Administrative Agent shall not exercise the right to issue Capital Calls directly to the Investors until the expiration of the Initial Payment Date (as defined below); provided, that:  (i) such Capital Call notice as issued by the applicable Credit Party must require the Investors to fund their related Capital Contributions within ten (10) Business Days after the date of such Capital Call notice (such tenth Business Day being the “Initial Payment Date”); (ii) the Capital Contributions paid by the Investors in respect of such Capital Call notice are deposited into the Borrower Collateral Account; (iii) each applicable Credit Party directs the Account Bank with respect to such Collateral Account that such Capital Contributions, together with any other funds held in the Collateral Account, shall be withdrawn by the Administrative Agent to prepay the Obligations of the Borrowers to the extent then due and payable in their entirety; and (iv) neither the Administrative Agent nor any other Lender may issue a Capital Call notice during the Initial Call Period.  For the avoidance of doubt, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may immediately exercise all other remedies available to it under the Loan Documents, other than as expressly restricted hereby.

(c)         Additional Action by the Administrative Agent.  After the occurrence and during the continuance of an Event of Default, issuance by the Administrative Agent on behalf of the Secured Parties of a receipt to any Person obligated to pay any capital contribution shall be a full and complete release, discharge, and acquittance to such Person to the extent of any amount so paid to the Administrative Agent for the benefit of the Secured Parties so long as such amounts shall not be invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any insolvency law, state or federal law, common law or equitable doctrine.  The Administrative Agent, on behalf of the Secured Parties, is hereby authorized and empowered, after the occurrence and during the continuance of an Event of Default, on behalf of any Credit Party, to endorse the name of any Credit Party upon any check, draft, instrument, receipt, instruction, or other document or items, including, but not limited to, all items evidencing payment upon a Capital Contribution of any Person to any Credit Party coming into the Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof.  After the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, is hereby granted an irrevocable power of attorney, which is coupled with an interest and given as security for the performance of the Obligations, to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of any Credit Party, either before or after demand of payment of the Obligations, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion of the Administrative Agent, to protect the first priority (subject to Permitted Liens) security interests and Liens in the Collateral or the repayment of the Obligations using the proceeds of the Collateral, and neither the Administrative Agent nor the Secured Parties, in the absence of gross negligence or willful misconduct, shall incur any liability in connection with or arising from its exercise of such power of attorney.

The application by the Administrative Agent of such funds shall, unless the Lenders shall agree otherwise in writing, be the same as set forth in Section 3.4.  The Credit Parties acknowledge that all funds so transferred into the Collateral Accounts shall be the property of the Borrowers or the Guarantors, as applicable, subject to the first priority, exclusive (subject to Permitted Liens) security interest of the Administrative Agent therein.

10.3     Lender Offset.  If an Event of Default shall have occurred and be continuing, each Lender, the Letter of Credit Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Letter of Credit Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Credit Party against any and all of the obligations of any Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender, the Letter of Credit Issuer or any of their respective Affiliates, irrespective of whether or not such Lender, the Letter of Credit Issuer or any such Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of any Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Letter of Credit Issuer or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.4(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Letter of Credit Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the Letter of Credit Issuer and their respective Affiliates under this Section 10.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Letter of Credit Issuer or their respective Affiliates may have.  Each Lender and the Letter of Credit Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.4      Performance by the Administrative Agent.  Should any Credit Party fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, and such failure continues beyond any applicable cure period, the Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person.  In such event, the Credit Parties shall, at the request of the Administrative Agent, promptly pay any reasonable and documented amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at its designated Agency Services Address, together with interest thereon at the Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent nor the Lenders assume, absent any gross negligence or willful misconduct on its part, any liability or responsibility for the performance of any duties of the Credit Parties, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of any Credit Party, or any related Person, nor by any such action shall the Administrative Agent or the Lenders be deemed to create a partnership arrangement with any Credit Party, or any related Person.

10.5      Good Faith Duty to Cooperate.  In the event that the Administrative Agent or Required Lenders elect to commence the exercise of remedies pursuant to Section 10.2 or 10.3 as a result of the occurrence of any Event of Default that is continuing, the Credit Parties agree to cooperate in good faith with the Administrative Agent to enable the Administrative Agent to issue Capital Calls and enforce the payment thereof by the Investors, including but not limited to providing contact information for each Investor within two (2) Business Days of request.

Section 11.          AGENCY PROVISIONS

11.1       Appointment and Authorization of Agents.

(a)        Authority.  Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or been deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders and none of the Credit Parties, any Investor, or any Affiliate of the foregoing (each, a “Borrower Party”) shall have any rights as a third‑party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Credit Parties in Section 11.10).

(b)         Release of Collateral.  The Secured Parties irrevocably authorize the Administrative Agent (without any further consent of the Secured Parties), at the Administrative Agent’s option and in its sole discretion, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Agent:  (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and all Letters of Credit and payment in full of all of the Obligations (other than (x) contingent obligations for which no claim has yet been made, (y) any Obligations in respect of any Lender Hedge Agreement that have been cash collateralized or otherwise satisfied pursuant to Section 2.15(h) and (z) any Letter of Credit obligations which have been fully Cash Collateralized), including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; and (ii) if approved by the Lenders pursuant to the terms of Section 12.1.  Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b).

11.2       Delegation of Duties.  Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent concerning all matters pertaining to such duties.  No Agent shall be responsible to any Lender for the negligence or misconduct of any agents or attorneys‑in‑fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons.  The exculpatory provisions of this Section 11 shall apply to any such sub‑agent of such Agent.

11.3      Exculpatory Provisions.  No Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys‑in‑fact (each such person, an “Agent‑Related Person”), shall be liable for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder.  No Agent‑Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent‑Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent‑Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of the Borrower Parties.  The Agents are not trustees for the Lenders and owe no fiduciary duty to the Lenders.  Each Lender Party recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Sections 6.2(a) or 6.2(b) have been satisfied and, when the Administrative Agent disburses funds to Borrowers or the Letter of Credit Issuer causes Letters of Credit to be issued or accepts any Qualified Borrower Guaranties, it may rely fully upon statements contained in the relevant requests by a Borrower Party.

11.4      Reliance on Communications.  The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by the Agents with reasonable care).  Each Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent in accordance with Section 12.11(c).  Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5      Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

11.6     Non‑Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that no Agent‑Related Person has made any representations or warranties to it and that no act by any Agent‑Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Agent‑Related Person to any Lender.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent‑Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent‑Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties which may come into the possession of any Agent‑Related Person.

11.7       Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent‑Related Person (to the extent not reimbursed by a Borrower Party and without limiting any obligation of the Borrower Parties to do so), ratably in accordance with the applicable Lender’s respective Lender’s Pro Rata Share, and hold harmless each Agent‑Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Letter of Credit Issuer upon demand for its ratable share of any costs or out‑of‑pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties.  The agreements in this Section 11.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.

11.8       Agents in Their Individual Capacity.  Each Agent (and any successor acting as an Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of their Subsidiaries or Affiliates) as though such Agent were not an Agent or a Lender hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding the Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them.  With respect to the Loans made and Letters of Credit issued and all obligations owing to it, an Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.9       Successor Agents.

(a)          Resignation of Administrative Agent.

(i)         The Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers and subject to the consent of the Borrowers (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(ii)         If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(iii)        With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 11 and Section 12.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(iv)       Any resignation by BNS as Administrative Agent pursuant to this Section 11.9 shall also constitute its resignation as Letter of Credit Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

(b)         Resignation of Other Agents.  Any other Agent may, at any time, resign upon written notice to the Lenders and the Borrowers.  If no successor agent is appointed prior to the effective date of the resignation of the applicable Agent, then the retiring Agent may appoint, after consulting with the Lenders and the Borrowers, a successor Agent from any of the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and shall assume the duties and obligations of such retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement.

11.10    Reliance by the Borrowers.  The Borrowers shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to the Borrowers, so long as the Administrative Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Credit Agreement, and the Borrowers shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon Administrative Agent.  The Borrowers shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until the Borrowers shall have received notice of resignation, and the Borrowers shall not be obligated to recognize any successor Administrative Agent until the Borrowers shall have received written notification satisfactory to them of the appointment of such successor.

11.11    Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Credit Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liability and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

11.12     Erroneous Payments.

(a)        Each Lender, each Letter of Credit Issuer, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which notice shall be conclusive absent manifest error) such Lender or Letter of Credit Issuer, any other Secured Party or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Letter of Credit Issuer or other Secured Party (each such recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”) then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that, nothing in this Section 11.12 shall require the Administrative Agent to provide any of the notices specified in clause (i) or (ii) of this Section 11.12(a).  Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including waiver of any defense based on “discharge for value” or any similar doctrine.

(b)        Without limiting Section 11.12(a), each Payment Recipient agrees that, in the case of clause (ii) of Section 11.12(a), it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)        In the case of either clause (i) or (ii) of Section 11.12(a), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or shall cause any Person that received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the applicable Overnight Rate.

(d)         In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 11.12(c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender, such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitment) with respect to which such Erroneous Payment was made to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not any Commitment), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment.  Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration.  The parties hereto acknowledge and agree that (i) any assignment contemplated in this Section 11.12(d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (ii) the provisions of this Section 11.12(d) shall govern in the event of any conflict with the terms and conditions of Section 12.11, and (iii) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)         Each party hereto hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (x) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (y) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.12 or under the indemnification provisions of this Credit Agreement, (ii) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Credit Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Credit Party, and (iii) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except, in the case of clauses (ii) and (iii) of this Section 11.12(e), to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), any Borrower or any other Credit Party for the purpose of making a payment on the Obligations.

(f)          Each party’s obligations under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Nothing in this Section 11.12 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

11.13     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)
the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(A)	a reduction in full or in part or cancellation of any such liability;

(B)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(C)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.14     Acknowledgment Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 12.          MISCELLANEOUS

12.1      Amendments.  Neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which any Credit Party is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by (x) on the one hand, either (A) the Administrative Agent (based upon the approval of the Required Lenders), or the Required Lenders, ~~on the one hand, and~~(B) if such amendment, waiver, discharge or termination affects only the Tranche A Facility, the Administrative Agent (based upon the approval of the Required Tranche A Lenders) or the Required Tranche A Lenders, or (C) if such amendment, waiver, discharge or termination affects only the Tranche B Facility, the Administrative Agent (based upon the approval of the Tranche B Lenders) or the Required Tranche B Lenders, and (y) such Credit Party on the other hand; and, if the rights or duties of an Agent are affected thereby, by such Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a)         each Lender affected thereby:

(i)          reduce or increase the amount or alter the term of the Tranche A Commitment or Tranche B Commitment, as applicable, of such Lender, alter the provisions relating to any fees (or any other payments) payable to such Lender, or accelerate the obligations of such Lender to advance its portion of any Borrowing, as contemplated in Section 2.5 or issue or participate in any Letter of Credit, as contemplated in Section 2.8;

(ii)        extend the time for payment for the principal of or interest on the Facility Obligations, or fees or costs, or reduce the principal amount of the Facility Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Facility Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Facility Obligations or fees or costs hereunder;

(iii)       release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in any Borrower or Guarantor permitted hereunder or in any other Loan Document; and

(b)         all Tranche A Lenders:

(i)          amend the definition of “Tranche A Available Commitment” or the definition of any of the defined terms used therein;

(ii)        change the percentages specified in the definition of Required Tranche A Lenders herein or any other provision hereof specifying the number or percentage of the Tranche A Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder; and

(c)          all Tranche B Lenders:

(i)          amend the definition of “Tranche B Available Commitment” or the definition of any of the defined terms used therein;

(ii)        change any provision hereof specifying the number or percentage of the Tranche B Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder; and

(d)          all Lenders:

(i)          except as otherwise provided by Section 9.5 or 9.12, permit the cancellation, excuse or reduction of the Uncalled Capital Commitment or Capital Commitment of any Included Investor;

(ii)       amend the definition of “Applicable Requirement”, “Available Commitment”, “Eligible Institution”, “Hedge Termination Value”, “Included Investor”, “Lender Hedge Agreement”, “Maturity Date”, “Maximum Aggregate Trade Allocation”, “Maximum Trade Allocation”, “Principal Obligations”, “Trade Allocation” or the definition of any of the defined terms used therein;

(iii)      change the percentages specified in the definition of Required Lenders herein or, except for any amendment, waiver, modification of rights, determination or grant of any consent that only requires approval by the Tranche A Lenders or by the Tranche B Lenders (which shall only require approval by the Tranche A Lenders or by the Tranche B Lenders as set forth in clauses (b)(ii) and (c)(ii) above, respectively), any other provision hereof specifying the number or percentage of the Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(iv)        consent to the assignment or transfer by any Credit Party of any of its rights and obligations under (or in respect of) the Loan Documents; or

(v)         amend the terms of Section 2.15, Section 3.5(b), Section 3.9 or this Section 12.1.

The Administrative Agent agrees that it will notify the Lenders of any proposed modification or amendment to any Loan Document, and deliver drafts of any such proposed modification or amendment to the Lenders, prior to the effectiveness of such proposed modification or amendment.  Notwithstanding the above:  (A) no provisions of Section 11 may be amended or modified without the consent of the Administrative Agent; (B) no provisions of Section 2.8 may be amended or modified without the consent of the Letter of Credit Issuer; and (C) Section 8 and Section 9 specify the requirements for waivers of the Affirmative Covenants and Negative Covenants listed therein, and any amendment to a provision of Section 8 or Section 9 shall require the consent of the Lenders or the Administrative Agent that are specified therein as required for a waiver thereof.  Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above:  (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding; (3) the Administrative Agent may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Credit Party, if such modification, waiver, or consent is of an administrative nature; and (4) the Administrative Agent (and, if applicable, the Borrowers) may, without the consent of any Lender, enter into amendments or modifications to this Credit Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 4.10 in accordance with Section 4.10.

If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, as the case may be, such Lender shall be deemed to have denied its consent to the request.

12.2       Sharing of Offsets.  ~~If~~Subject to Section 3.9, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4 or Section 12.5) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of obligations owing them; provided that:

(i)        if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)        the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Sections 2.8(h) and 4.9 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans and Letters of Credit to any assignee or participant, other than to the Borrowers or any of their Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

12.3       Sharing of Collateral.  To the extent permitted by Applicable Law and subject to Section 3.9, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from a Capital Call or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s Tranche A Commitment or Tranche B Commitment, as applicable (determined as of the date thereof and regardless of any change in any Lender’s Tranche A Commitment or Tranche B Commitment, as applicable, caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder).  Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Capital Calls or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in their respective capacity as the Lenders.

12.4      Waiver.  ~~No~~Subject to Section 3.9, no failure to exercise, and no delay in exercising, on the part of the Administrative Agent or the Lenders, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by Applicable Law.  No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved.  No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.  Subject to the terms of this Credit Agreement (including, without limitation, Section 12.1), the Administrative Agent acting on behalf of all Lenders, and the Credit Parties may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of the Lenders or the Credit Parties hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of the Credit Parties hereunder, any such agreement, waiver or consent made with such written consent of the Administrative Agent being effective to bind all the Lenders, except as provided in Section 12.1.  A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

12.5       Payment of Expenses; Indemnity.

(a)         Cost and Expenses.  The Borrowers, jointly and severally, shall pay promptly and in all events within thirty (30) days after the receipt of written notice from the Administrative Agent (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, including the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP), in connection with the preparation, negotiation, execution, delivery, syndication and administration of this Credit Agreement and the other Loan Documents and any amendments, modifications, addition of Investors, amendments to any Credit Party’s Constituent Document, joinder of Borrowers, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out‑of‑pocket expenses incurred by the Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) if an Event of Default has occurred and is continuing, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Letter of Credit Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Letter of Credit Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section 12.5, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)         Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent, each Lender and the Letter of Credit Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims, damages (other than consequential, special, indirect or punitive damages), liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, or fraudulent action or misrepresentation on the part of any Credit Party in connection with the transactions contemplated thereof, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) [reserved], (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Credit Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, fraud, bad faith or willful misconduct of Indemnitee or (y) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 12.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non‑Tax claim.

(c)        Reimbursement by the Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 12.5(a) or Section 12.5(b) to be paid by it to the Administrative Agent (or any sub‑agent thereof), the Letter of Credit Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub‑agent), and each Tranche A Lender severally agrees to pay to the Letter of Credit Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Tranche A Lender’s share of the Principal Obligations under the Tranche A Facility and each Tranche B Lender’s share of the Principal Obligations under the Tranche B Facility at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub‑agent), the Letter of Credit Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub‑agent), Letter of Credit Issuer in connection with such capacity.

(d)        Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, each of the parties hereto shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby in the absence of gross negligence and willful misconduct.

(e)          Payments.  All amounts due under this Section 12.5 shall be payable promptly after demand therefor.

(f)         Survival.  Each party’s obligations under this Section 12.5 shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

12.6       Notice.

(a)        Notices Generally.  Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective:  (i) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (ii) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; or (iii) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (iv) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (v) if by email, as provided in Section 12.6(b).

If to any Credit Party:

At the addresses specified with respect thereto on Schedule I hereto.

With copies to (which shall not constitute notice hereunder):

Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, IL 60654
Attention: Jocelyn A. Hirsch
Telephone:  [***]
Email: [***]; [***]

If to Administrative Agent, Letter of Credit Issuer or BNS as Lender:

The Bank of Nova Scotia
250 Vesey Street, 23rd Floor
New York, NY 10281
Attention:  Aron Lau
Telephone:  [***]
Email:  [***]

With copies to (which shall not constitute notice hereunder):

Cadwalader, Wickersham & Taft LLP
650 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: Wesley Misson
Telephone: [***]
Email: [***]

If to any other Lender:

At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Assumption or Lender Joinder Agreement of such Lender.

Any party hereto may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6.  With respect to any notice received by the Administrative Agent from any Borrower or any Investor not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b)       Electronic Communication.  Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 if such Lender or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication.  Any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.7      Governing Law.  This Credit Agreement and any other Loan Document (except, at to any other Loan Document, as expressly set forth therein), and any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5‑1401 of the New York General Obligations Law.

12.8      Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury.  Any suit, action or proceeding against any Credit Party with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5‑1402 of the New York General Obligations Law, as the Lenders in their sole discretion may elect and each party hereto hereby submits to the non‑exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding.  Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by registered or certified mail, postage prepaid, to such party’s address set forth in Section 12.6.  Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9       Invalid Provisions.   If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.  If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10     Entirety.  The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

12.11     Successors and Assigns; Participations.

(a)         Successors and Assigns Generally.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.11(b), (ii) by way of participation in accordance with the provisions of Section 12.11(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.11(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.11(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)         Assignments by Lenders.  Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned, and;

(B)        in any case not described in Section 12.11(b)(i)(A), the aggregate amount of the Tranche A Commitment or Tranche B Commitment (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrowers shall be deemed to have given their consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrowers in a written notice to the Administrative Agent received prior to such fifth (5th) Business Day.

(ii)         Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii)        Required Consents.  No consent shall be required for any assignment except to the extent required by Section 12.11(b)(i)(B) and, in addition:

(A)         the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or a Federal Reserve Bank; provided, that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment or an Affiliate of such Lender; and

(C)        the consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)      Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire if requested by the Administrative Agent.

(v)         No Assignment to Certain Persons.  No such assignment shall be made to (A) any Credit Party or any Credit Party’s Subsidiaries or Affiliates, (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a Competitor of any Credit Party (unless, in the case of this clause (C), either (I) an Event of Default under Sections 10.1(a) or (i) has occurred and is continuing, or (II) an Event of Default other than those listed under (I) has occurred within thirty (30) days and is continuing).

(vi)        No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)     Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Letter of Credit Issuer and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full share of all Loans and, with respect to Tranche A Lenders, participations in Letters of Credit in accordance with its Pro Rata Tranche A Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(viii)      Consequences of Assignment.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.11(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4 and Section 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11(d).

(ix)       Trade Allocations.  In connection with any assignment, the assignor and assignee may agree in their discretion as to the amount, if any, of the assignor’s Maximum Trade Allocation assigned to the assignee, and there is no obligation for the Maximum Trade Allocation to be assigned in proportion to the Commitments assigned.

(c)         Register.  The Administrative Agent, acting solely for this purpose as a non‑fiduciary agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of the Loan Documents.  The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)         Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Tranche A Commitment or Tranche B Commitment, as applicable, and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement; provided, however, that notwithstanding this Section 12.11(d), the written consent of the Borrowers shall be required for the sale of participations by a Lender to a Competitor unless either (I) an Event of Default under Sections 10.1(a) or (i) has occurred and is continuing, or (II) an Event of Default other than those listed under (I) has occurred within thirty (30) days and is continuing.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.1 that directly affects such Participant and could not be affected by a vote of the Required Lenders.  The Borrowers agree that each Participant shall be entitled to the benefits of Section 4 (subject to the requirements and limitations therein, including the requirements of Section 4.1(g) (it being understood that the documentation required under Section 4.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.11(b); provided that such Participant (A) agrees to be subject to the provisions of Section 4.8 as if it were an assignee under Section 12.11(b) and (B) shall not be entitled to receive any greater payment under Sections 4.1 and 4.4, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 4.8(b) with respect to any Participant.  To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.2 as though it were a Lender.

(e)       Participant Register.  Each Lender that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in its Obligations) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of the Loan Documents notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)         Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)        Addition of Lenders.  With the prior written consent of the Administrative Agent in its sole discretion, at the request of the Borrowers, a new lender may join the Credit Facility as a Lender by delivering a Lender Joinder Agreement to the Administrative Agent, and such new Lender shall assume all rights and obligations of a Lender under this Credit Agreement and the other Loan Documents; provided that:

(i)         the Commitment of the new Lender shall be in addition to the Commitment of the existing Lenders in effect on the date of such new Lender’s entry into the Credit Facility and the Maximum Commitment shall be increased in a corresponding amount;

(ii)        the Commitment of the new Lender shall be in a minimum amount of $5,000,000, or such lesser amount agreed to by the Borrowers and the Administrative Agent; and

(iii)        the parties shall execute and deliver to the Administrative Agent a Lender Joinder Agreement, any amendment hereto determined necessary or appropriate by the Administrative Agent in connection with such Lender Joinder Agreement, the Borrowers shall execute such new Notes as the Administrative Agent or any Lender may request, and the new Lender shall deliver payment of a processing and recordation fee of $3,500 to the Administrative Agent, which amount the Administrative Agent may waive in its sole discretion.

(h)         Disclosure of Information.  Any Lender may furnish any information concerning any Credit Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.17.

12.12     Defaulting Lenders.

(a)       Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)         Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be excluded as set forth in the definition of Required Lenders.

(ii)         Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer; third, to Cash Collateralize the Fronting Exposure of the Letter of Credit Issuer with respect to such Defaulting Lender in accordance with Section 4.9; fourth, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Credit Agreement and (B) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 4.9; sixth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non‑Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Letter of Credit Liability are held by the Lenders pro rata in accordance with their Tranche A Commitment~~s~~ and/or Tranche B Commitment, as applicable, without giving effect to Section 12.12(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 12.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.

(A)       Each Defaulting Lender shall be entitled to receive interest and Letter of Credit fees for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Loans funded by it, and (2) solely with respect to Tranche A Lenders, its Pro Rata Tranche A Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.9.

(B)        Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 2.13 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Tranche A Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.9.

(C)       With respect to any Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (1) pay to each Non‑Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit Liability that has been reallocated to such Non‑Defaulting Lender pursuant to clause (iv) below, (2) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in the Letter of Credit Liability shall be reallocated among the Non‑Defaulting Lenders in accordance with their respective Pro Rata Tranche A Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Principal Obligations under the Tranche A Facility of any Non‑Defaulting Lender to exceed such Non‑Defaulting Lender’s Tranche A Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non‑Defaulting Lender as a result of such Non‑Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 4.9.

(b)         Defaulting Lender Cure.  If the Borrowers, the Administrative Agent and the Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Commitments (without giving effect to Section 12.12(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non‑Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)         New Letters of Credit.  So long as any Lender is a Defaulting Lender, the Letter of Credit Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

12.13    All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Credit Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

12.14     Headings.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15    Survival.  All representations and warranties made by the Credit Parties herein shall survive delivery of the Notes, the making of the Loans and the issuance of the Letters of Credit.

12.16    Full Recourse.  The payment and performance of the Obligations shall be fully recourse to the Borrowers and the Guarantors and their properties and assets.  Notwithstanding anything in this Credit Agreement and the Loan Documents to the contrary, the Obligations shall not be recourse to the Investment Advisor and the Lenders shall not have the right to pursue any claim or action against the Investment Advisor except for any claim or action for actual damages of the Agents or Lenders as a result of any fraud or willful misappropriation of proceeds from the Credit Facility on the part of the Investment Advisor, in which event there shall be full recourse against such Person.

12.17    Availability of Records; Confidentiality.  (a) Each party hereto acknowledges and agrees that this Credit Agreement, all Loan Documents, Borrowing Base Certificates, and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and all transactions contemplated thereunder (collectively, “Transaction Information”) are confidential; provided, it is acknowledged and agreed that the Administrative Agent may provide to the Lenders, and that the Administrative Agent and each Lender may provide to any Affiliate of a Lender or Participant or Eligible Assignee or proposed Participant or Eligible Assignee and each of their respective officers, directors, employees, advisors, auditors, counsel, rating agencies and agents or any other Person as deemed necessary or appropriate in any Lender’s reasonable judgment, provided such party is advised of the confidential nature of such information, Transaction Information (including originals or copies of this Credit Agreement and other Loan Documents), and may communicate all oral information, at any time submitted by or on behalf of any Borrower Party or received by the Administrative Agent or a Lender in connection with the Loans, the Letter of Credit Liability, the Commitments or any Borrower Party; provided further that, prior to any such delivery or communication, the Lender, Affiliate of a Lender, Participant, or Eligible Assignee, or proposed Participant or Eligible Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Transaction Information or Confidential Information; (b) the Credit Parties, the Administrative Agent and the Lenders (i) acknowledge and agree that (x) the identities of the Investors, the amounts of their respective Capital Commitments and details regarding their investments under the Subscription Agreements or other Constituent Documents (collectively, the “Investor Information”) have been and will be delivered on a confidential basis; and (y) information with respect to Investments has been and will be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to Investments are Confidential Information; and (iii) agree that such Investor Information and information with respect to Investments shall be subject to the provisions of this Section 12.17; and (c) anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict any such party from disclosing any Transaction Information or Confidential Information:  (i) to their respective accountants, lawyers and regulators; (ii) to the Investors; (iii) with the prior written consent of, with respect to Transaction Information, all parties hereto, and with respect to Confidential Information, the Credit Parties; (iv) upon the order of or pursuant to the rules and regulations of any Governmental Authority having jurisdiction over such party or its Related Parties (including the Securities and Exchange Commission and any self‑regulatory authority, such as the National Association of Insurance Commissioners); (v) in connection with any audit by an independent public accountant of such party, provided such auditor thereto agrees to be bound by the provisions of this Section 12.17; (vi) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit; (vii) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section 12.17, to any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Credit Agreement or payments hereunder; (viii) on a confidential basis to any rating agency in connection with rating any Borrower or its Subsidiaries or the transactions contemplated under this Credit Agreement; or (ix) as otherwise specifically required by Applicable Law.  Notwithstanding the foregoing, the parties hereto (and each of their respective employees, representatives, or other agents) may disclose to any and all other person, without limitation of any kind, the U.S. federal, state, and local tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure.

For the avoidance of doubt, nothing in this Section 12.17 prohibits, or constitutes a prohibition on, any individual from communicating with any governmental, regulatory, self-regulatory or supervisory authority, agency or entity, to report, disclose or provide any information that constitutes a possible or actual violation of any federal law or regulation or make any disclosures that are protected under the whistleblower provisions of federal and other applicable laws without notice to the Administrative Agent.

12.18     Customer Identification Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that U.S. law requires each U.S. Lender and the Administrative Agent to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party.

12.19    Multiple Counterparts.  This Credit Agreement may be executed in any number of counterparts (including by facsimile, electronic mail (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (other than any DocuSign electronic signature)) or in portable document format), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart.  Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

12.20    Term of Agreement.  This Credit Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than (x) contingent obligations for which no claim has yet been made, (y) any Obligations in respect of any Lender Hedge Agreement that have been cash collateralized or otherwise satisfied pursuant to Section 2.15(h) and (z) any Letter of Credit obligations which have been fully Cash Collateralized) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and all Commitments have been terminated.  No termination of this Credit Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Credit Agreement which survives such termination.  For the avoidance of doubt, this Credit Agreement shall remain in full force and effect after the Maturity Date if any Letters of Credit remain outstanding, even if Cash Collateralized.

12.21     Inconsistencies with Other Documents.  In the event there is a conflict or inconsistency between this Credit Agreement and any other Loan Document, the terms of this Credit Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on any Credit Party or further restricts the rights of any Credit Party or any of its Affiliates or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Credit Agreement and shall be given full force and effect.

12.22     Keepwell.  To the fullest extent permitted by Applicable Law, while any Obligations are outstanding with respect to a transaction under a Lender Hedge Agreement, each Keepwell Provider hereby jointly and severally absolutely and unconditionally undertakes, for the benefit of each Supported Counterparty and the holder(s) of such Obligations, to provide such funds or other support as may be needed from time to time to enable each Supported Counterparty to pay such Obligations with respect to such transaction and to pay such funds to the holder of such Obligations upon the demand of either the Supported Counterparty or such holder.  The Credit Parties agree that this Section 12.22 constitutes a “keepwell, support, or other agreement” for the benefit of the Supported Counterparty for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 13.          GUARANTY

13.1      Guaranty of Payment.  Each Guarantor hereby unconditionally and irrevocably guarantees to each Secured Party and their respective successors and assigns the prompt payment of the Obligations of the Borrowers or any Qualified Borrower in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) and the timely performance of all other obligations by the Borrowers under this Credit Agreement and the other Loan Documents (such guaranty by the Guarantors, the “Guaranty”).  This Guaranty is a guaranty of payment and not of collection and is a continuing irrevocable guaranty and shall apply to all of the Obligations of the Borrowers whenever arising.  Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of the Guarantors shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (including, without limitation, Debtor Relief Laws).

13.2       Obligations Unconditional.  The obligations of each Guarantor hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  Each Guarantor agrees that this Guaranty may be enforced by any Secured Party without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any other of the Loan Documents or any collateral, if any, hereafter securing the Obligations or otherwise and the Guarantor hereby waives the right to require the Administrative Agent, the Letter of Credit Issuer or the Lenders to make demand on or proceed against any Borrower Party or any other Person (including a co‑guarantor) or to require the Administrative Agent, the Letter of Credit Issuer or the Lenders to pursue any other remedy or enforce any other right.  Each Guarantor further agrees that nothing contained herein shall prevent any Secured Party from suing on the Notes or any of the other Loan Documents or foreclosing its or their, as applicable, security interest in or Lien on any Collateral, if any, securing the Obligations or from exercising any other rights available to it or them, as applicable, under this Credit Agreement, the Notes, any other of the Loan Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any Guarantor’s obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.  Neither of the Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Credit Party or by reason of the bankruptcy, insolvency or analogous procedure of any Credit Party.  Each Guarantor waives any and all notice of the creation, renewal, extension accrual or increase of any of the Obligations and notice of or proof of reliance by any Secured Party on this Guaranty or acceptance of this Guaranty.  The Obligations, and any part of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty.  All dealings between the Credit Parties, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.  Each Guarantor represents and warrants that it is, and immediately after giving effect to the Guaranty and the obligation evidenced hereby, will be, when taken as a whole with other Credit Parties, Solvent.

This Credit Agreement and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Obligations (other than (x) contingent obligations for which no claim has yet been made, (y) any Obligations in respect of any Lender Hedge Agreement that have been cash collateralized or otherwise satisfied pursuant to Section 2.15(h) and (z) any Letter of Credit obligations which have been fully Cash Collateralized)), including, without limitation, the occurrence of any of the following, whether or not the Administrative Agent shall have had notice or knowledge of any of them:  (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including without limitation provisions relating to Events of Default) of this Credit Agreement and any other Loan Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Obligations, (C) to the fullest extent permitted by Applicable Law, any of the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of indebtedness other than the Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Collateral, (F) any defenses, set‑offs or counterclaims which the Borrowers may allege or assert against the Administrative Agent in respect of the Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Obligations.

13.3      Modifications.  Each Guarantor agrees that:  (a) all or any part of the Collateral now or hereafter held for the Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) none of the Lenders and the Administrative Agent shall have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Obligations; (c) the time or place of payment of the Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrowers, the Guarantors and any other party liable for payment under the Loan Documents may be granted indulgences generally; (e) any of the provisions of the Note or any of the other Loan Documents, including, without limitation, this Credit Agreement may be modified, amended or waived; (f) any party (including any co‑guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrowers, the Guarantors or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Obligations, all without notice to or further assent by the Guarantors, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

13.4      Waiver of Rights.  Each Guarantor expressly waives to the fullest extent permitted by Applicable Law:  (a) notice of acceptance of the Guaranty by the Lenders and of all extensions of credit to any Credit Party by the Lenders; (b) presentment and demand for payment or performance of any of the Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Credit Agreement) with respect to the Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Obligations, or the Lenders subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; (e) all other notices, demands, presentments, protests or any agreement or instrument related to this Credit Agreement, any other Loan Document or the Obligations to which the Guarantors might otherwise be entitled; (f) any right to require the Administrative Agent as a condition of payment or performance by the Guarantors, to (A) proceed against the Borrowers, any guarantor of the Obligations or any other Person, (B) proceed against or exhaust any other security held from the Borrowers, any guarantor of the Obligations or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrowers including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrowers from any cause other than payment in full of the Obligations; (h) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Administrative Agent’s errors or omissions in the administration of the Obligations; (j) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Credit Agreement and any legal or equitable discharge of the Guarantor’s obligations hereunder, (B) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof, (C) any rights to set‑offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Administrative Agent protect, secure, perfect or insure any other security interest or Lien or any property subject thereto; and (k) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Credit Agreement.

13.5       Reinstatement.  Notwithstanding anything contained in this Credit Agreement or the other Loan Documents, the obligations of each Guarantor under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy, reorganization, any analogous procedure or otherwise, and each Guarantor agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of outside counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

13.6      Remedies.  Each Guarantor agrees that, as between the Guarantors, on the one hand, and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable (and shall be deemed to have become automatically due and payable) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligation from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Obligation being deemed to have become automatically due and payable), such Obligation (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors.  Each Guarantor acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

13.7       Subrogation.  Each Guarantor agrees that, until the indefeasible payment of the Obligations (other than (x) contingent obligations for which no claim has yet been made, (y) any Obligations in respect of any Lender Hedge Agreement that have been cash collateralized or otherwise satisfied pursuant to Section 2.15(h) and (z) any Letter of Credit obligations which have been fully Cash Collateralized) in full in cash, it will not exercise any right of reimbursement, subrogation, indemnification, contribution, offset, remedy (direct or indirect) or other claims against any other Credit Party arising by contract or operation of law or equity in connection with any payment made or required to be made by each Guarantor under this Credit Agreement or the other Loan Documents now or hereafter.  Each Guarantor further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification any Guarantor may have against any other Credit Party or against any Collateral or other collateral or security, and any rights of contribution any Guarantor may have against any other Credit Party, shall be junior and subordinate to any rights the Administrative Agent may have against such Credit Party and to all right, title and interest the Administrative Agent may have in any such other collateral.

13.8      Inducement.  The Lenders have been induced to make the Loans to the Borrowers in part based upon the assurances by the Guarantors that the Guarantors desire that the Obligations of the Guarantors under the Loan Documents be honored and enforced as separate obligations of the Guarantors, should Administrative Agent and the Lenders desire to do so.

13.9    Combined Liability.  Notwithstanding the foregoing, the Guarantors shall be liable to the Lenders for all representations, warranties, covenants, obligations and indemnities, including, without limitation, the Guaranty Obligation, and the Administrative Agent and the Lenders may at their option enforce the entire amount of the Guaranty Obligation against the Guarantors.

13.10   Borrower Information.  The Guarantors confirm and agree that the Administrative Agent shall have no obligation to disclose or discuss with the Guarantors its assessment of the financial condition of the Borrowers.  The Guarantors has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and its ability to perform its obligations under the Credit Agreement and any other Loan Document, and the Guarantors assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Obligations.  The Guarantors hereby waives and relinquishes any duty on the part of the Administrative Agent to disclose any matter, fact or thing relating to the business, operations or condition of the Borrowers now known or hereafter known by the Administrative Agent.  The Guarantors hereby waives any right to have the Collateral or other collateral or security securing the Obligations marshaled.

13.11    Instrument for the Payment of Money.  The Guarantors hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by the Guarantors in the payment of any moneys due hereunder, shall have the right to bring motions and/or actions under New York CPLR Section 3213.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BORROWER:

FORTRESS PRIVATE LENDING FUND, a Delaware statutory trust

By:
Name:
Title:

Signature Page to Revolving Credit Agreement
Scotia – Fortress BDC

GUARANTOR:

FORTRESS PRIVATE LENDING FUND UST FEEDER LLC, a Delaware limited liability company

By:
Name:
Title:

Signature Page to Revolving Credit Agreement
Scotia – Fortress BDC

Acknowledged and agreed to with respect to Section 5.4 only:

INVESTMENT ADVISOR:

FPLF MANAGEMENT LLC, a Delaware limited liability company

By:
Name:
Title:

Signature Page to Revolving Credit Agreement
Scotia – Fortress BDC

ADMINISTRATIVE AGENT, LETTER OF CREDIT ISSUER AND LENDER:

THE BANK OF NOVA SCOTIA,
as Administrative Agent, Letter of Credit Issuer and a Lender

By:
Name:
Title:

Signature Page to Revolving Credit Agreement
Scotia – Fortress BDC

SCHEDULE I

SCHEDULE II

SCHEDULE III